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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Caterpillar Inc.
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100 NE Adams Street
Peoria, Illinois  61629

Notice of Annual Meeting of Stockholders
Wednesday, June 8, 2011
1:30 p.m. — Central Daylight Time

Peabody Grand Ballroom
Three Statehouse Plaza
Little Rock, Arkansas 72201

April 29, 2011
Dear fellow stockholder:

On behalf of the board of directors, you are cordially invited to attend the 2011 Caterpillar Inc. annual meeting of stockholders to:

▪	Elect as directors the fifteen nominees identified in this proxy statement;
▪	Ratify the appointment of our independent registered public accounting firm for 2011;
▪	Act on company proposals;
▪	Act on properly presented stockholder proposals; and
▪	Conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

We have elected to furnish proxy materials for the annual meeting to stockholders through the Internet.  We believe this will expedite stockholders’ receipt of the proxy materials, lower the costs and reduce the environmental impact of our annual meeting.  On April 29, 2011, we mailed a notice to most stockholders containing instructions on how to access the proxy materials and vote online.  All other stockholders were sent a copy of the proxy materials by mail or e-mail.  See page 1 of this proxy statement for more information on how you can (i) receive a paper copy of the proxy materials if you received a notice by mail, or (ii) elect to receive your proxy materials over the Internet or by e-mail, if you received them by mail this year.

You must have an admission ticket to attend the annual meeting.  Procedures for requesting an admission ticket are detailed on page 64 of this proxy statement.  Attendance and voting is limited to stockholders of record at the close of business on April 11, 2011.

Sincerely yours,

Douglas R. Oberhelman Chairman and Chief Executive Officer

Table of Contents

Part One – Information about E-proxy, Meeting Attendance and Voting Matters
Internet Availability of Proxy Materials
Frequently Asked Questions Regarding Meeting Attendance and Voting

Part Two – Corporate Governance Information
Corporate Governance Guidelines
Composition of the Board
Related Party Transaction Approval Process
Director Independence Determinations
Process for Identifying and Evaluating Potential Directors
Board Leadership Structure
Board’s Role in Risk Oversight
Board Meetings and Committees
Communication with the Board
Code of Ethics
Audit Committee Report
Audit Fees and Approval Process
Governance Committee

Part Three – Proposals to be Voted on at the 2011 Annual Meeting
Company Proposals
Proposal 1 – Election of Directors
Proposal 2 – Ratification of our Independent Registered Public Accounting Firm
Proposal 3 – Approve Amended and Restated Caterpillar Inc. Executive Short-Term Incentive Plan
Proposal 4 – Advisory Vote on Executive Compensation
Proposal 5 – Advisory Vote on the Frequency of Executive Compensation Votes

Stockholder Proposals
Proposal 6 – Report on Political Contributions and Expenses
Caterpillar Response
Proposal 7 – Executives to Retain Significant Stock
Caterpillar Response
Proposal 8 – Director Election Majority Vote Standard
Caterpillar Response
Proposal 9 – Special Stockholder Meetings
Caterpillar Response
Proposal 10 – Independent Chairman of the Board
Caterpillar Response
Proposal 11 – Review of Global Corporate Standards
Caterpillar Response
Proposal 12 – Death Benefits Policy
Caterpillar Response

Part Four – Other Important Information
Persons Owning More than Five Percent of Caterpillar Common Stock
Caterpillar Common Stock Owned by Executive Officers and Directors
Compensation
Compensation Discussion and Analysis
Executive Summary
Compensation Committee Report
Executive Compensation Tables
Potential Payments Upon Termination or Change in Control
Director Compensation
Compensation Risk
Other Matters
Section 16(a) Beneficial Ownership Reporting Compliance
Director Legal Proceedings
Matters Raised at the Annual Meeting not Included in this Statement
Access to Form 10-K
Admission and Ticket Request Procedure
Appendix A – Amended and Restated Caterpillar Inc. Executive Short-Term Incentive Plan

PART ONE — Information about E-proxy, Meeting Attendance and Voting Matters

Internet Availability of Proxy Materials

As permitted by e-proxy rules adopted by the Securities and Exchange Commission (SEC), Caterpillar Inc. (Caterpillar, the Company, we or us) is providing, in most cases, the proxy materials for its 2011 annual meeting of stockholders (Annual Meeting) electronically through the Internet or e-mail.  On April 29, 2011, we initiated delivery of proxy materials to our stockholders of record as of the close of business on April 11, 2011 in one of three ways: 1) a notice containing instructions on how to access proxy materials through the Internet (Internet Notice), 2) a paper copy mailing (Paper Mailing) or 3) an e-mail distribution.  If you received an Internet Notice, you will not receive a printed copy of the proxy materials in the mail.  Instead, the Internet Notice provides instructions on how to access the proxy materials and vote online or by telephone.  If you received an Internet Notice and would like to receive a printed copy of the proxy materials or elect to receive the materials via e-mail in the future, please follow the instructions included in the Internet Notice.  If you received a Paper Mailing and would like to register to receive an Internet Notice or an e-mail regarding availability of proxy materials in the future, you can do so by any of the following methods:

▪	Internet – Go to www.eproxyaccess.com/cat2011 and follow the registration instructions.

▪	Telephone – From within the United States or Canada, call us free of charge at 1-888-216-1280.

▪
E-mail – Send us an e-mail at cat@eproxyaccess.com. Include the control number from your Paper Mailing as the subject line, and indicate whether you wish to receive a paper or e-mail copy of the proxy materials and whether your request is for this meeting only or for all future meetings.

Frequently Asked Questions Regarding Meeting Attendance and Voting

Q:	Why am I receiving these proxy materials?

A:
You have received these proxy materials because you are a Caterpillar stockholder, and Caterpillar’s Board of Directors (Board) is soliciting your authority or proxy to vote your shares at the Annual Meeting.  This proxy statement includes information that we are required to provide to you under SEC rules and is designed to assist you in voting your shares.

Q:	What is e-proxy and why did Caterpillar choose to use it this year?

A:
SEC rules allow companies to choose the method for delivery of proxy materials to stockholders.  For most stockholders, we have elected to send an Internet Notice, rather than mailing a full set of proxy materials.  We believe that this method of delivery will expedite your receipt of proxy materials, lower costs and reduce the environmental impact of our Annual Meeting.

Q:	Why didn’t I receive an “annual report” or “sustainability report” with my proxy materials?

A:
Our 2010 “Year in Review” and 2010 “Sustainability Report” are available exclusively online at www.caterpillar.com/investor.  The online, interactive format of the reports furthers our efforts to lower costs and reduce the environmental impact of our communications.  As required by SEC rules, complete financial statements, financial statement notes and management’s discussion and analysis for 2010 are included with the proxy statement distributed to stockholders.

Q:	How do I obtain an admission ticket to attend the Annual Meeting?

A:	Anyone wishing to attend the Annual Meeting must have an admission ticket issued in his or her name. Admission is limited to:

▪	Stockholders on April 11, 2011, together with one immediate family member;

▪	An authorized proxy holder of a stockholder of record on April 11, 2011; or
▪	An authorized representative of a stockholder of record who has been designated to present a stockholder proposal.

You must provide evidence of your ownership of shares with your ticket request and follow the requirements for obtaining an admission ticket specified in the “Admission and Ticket Request Procedure” on page 64.  Accredited members of the media and analysts are also permitted to attend the Annual Meeting pursuant to the directions provided in the “Admission and Ticket Request Procedure” on page 64.

Q:	What is a stockholder of record?

A:
A stockholder of record or registered stockholder is a stockholder whose ownership of Caterpillar common stock is reflected directly on the books and records of our transfer agent, BNY Mellon Shareowner Services (Transfer Agent).  If you hold stock through a bank, broker or other intermediary, you hold your shares in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or other intermediary.  Caterpillar only has access to ownership records for the stockholders of record.  So, if you are not a stockholder of record, the Company needs additional documentation to evidence your stock ownership as of the record date – such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your voting instruction card.

Q:	When was the record date and who is entitled to vote?

A:
The Board set April 11, 2011 as the record date for the Annual Meeting.  Holders of Caterpillar common stock on that date are entitled to one vote per share.  As of April 11, 2011, there were 644,692,623 shares of Caterpillar common stock outstanding.

A list of all registered stockholders will be available for examination by stockholders during normal business hours at 100 NE Adams Street, Peoria, Illinois 61629, at least ten days prior to the Annual Meeting and will also be available for examination at the Annual Meeting.

Q:	How do I vote?

A:	You may vote by any of the following methods:

▪
In person – Stockholders of record and stockholders with shares held in street name that obtain an admission ticket and attend the Annual Meeting will receive a ballot for voting.  If you hold shares in street name, you must also obtain a legal proxy from your broker to vote in person and submit the proxy along with your ballot at the meeting.

▪	By mail – Signing and returning the proxy and/or voting instruction card provided.
▪	By phone or via the Internet – Following the instructions on your Internet Notice, proxy and/or voting instruction card or e-mail notice.

If you vote by phone or the Internet, please have your Internet Notice, proxy and/or voting instruction card or e-mail notice available.  The control number appearing on your Internet Notice, proxy and/or voting instruction card or e-mail notice is necessary to process your vote.  A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the card by mail.

Q:	How do I vote my 401(k) or savings plan shares?

A:
If you participate in a 401(k) or savings plan sponsored by Caterpillar or one of its subsidiaries that includes a Caterpillar stock investment fund, you may give voting instructions to the plan trustee with respect to the shares of Caterpillar common stock in that fund that are associated with your plan account.  The plan trustee will follow your voting instructions unless it determines that to do so would be contrary to law.  If you do not provide voting instructions, the plan trustee will act in accordance with the employee benefit plan documents.  In general, the plan documents specify that the trustee will vote the shares for which it does not receive instructions in the same proportion that it votes shares for which it received timely instructions, unless it determines that to do so would be contrary to law.

You may revoke previously given voting instructions by following the instructions provided by the trustee.

Q:	How are shares in the Caterpillar pension plan voted?

A:
The Caterpillar Inc. Master Retirement Trust owns shares of Caterpillar stock for the benefit of certain defined benefit pension plans sponsored by the Company or its subsidiaries.  The Northern Trust Company acts as trustee and votes the shares held by the trust at its discretion.  In exercising this discretion, Northern Trust acts in a fiduciary capacity for the exclusive benefit of the participants in the pension plans.  To the extent that an investment manager retained to invest assets of the trust holds Caterpillar stock in its portfolio, the investment manager, in its discretion, will direct the trustee to vote the shares held in the portfolio.  In exercising this discretion, the investment manager acts in a fiduciary capacity for the exclusive benefit of the participants in the pension plans.

Q:	What are “broker non-votes” and why is it so important that I submit my voting instructions for shares I hold in street name?

A:
Under the rules of the New York Stock Exchange (NYSE), if a broker or other financial institution holds your shares in its name and you do not provide your voting instructions to them, that firm has discretion to vote your shares for certain routine matters. For example, Company Proposal 2, the ratification of the appointment of our independent registered public accounting firm, is a routine matter.

On the other hand, the broker or other financial institution that holds your shares in its name does not have discretion to vote your shares for non-routine matters, including stockholder proposals. When a broker votes a client’s shares on some but not all of the proposals at the Annual Meeting, the missing votes are referred to as “broker non-votes.”

Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares promptly.

Q:	How can I authorize someone else to attend the Annual Meeting or vote for me?

A:
Stockholders of record can authorize someone other than the individual(s) named on the proxy and/or voting instruction card to vote on their behalf by crossing out the individual(s) named on the card and inserting the name of the individual being authorized or by providing a written authorization to the individual being authorized to attend or vote.

Street name holders can contact their broker to obtain documentation with authorization to attend or vote at the Annual Meeting.

To obtain an admission ticket for an authorized proxy representative, see the requirements specified in the “Admission and Ticket Request Procedure” on page 64.

Q:	How can I change or revoke my vote?

A:
For stockholders of record: You may change or revoke your vote by submitting a written notice of revocation to Caterpillar Inc. c/o Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629 or by validly submitting another vote on or before June 8, 2011 (including a vote via the Internet or by telephone).  For all methods of voting, the last vote cast will supersede all previous votes.

For holders in street name: You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

Q:	Is my vote confidential?

A:
Yes. Proxy cards, ballots, Internet and telephone votes that identify stockholders are kept confidential.  There are exceptions for contested proxy solicitations or when necessary to meet legal requirements.  Innisfree M&A Incorporated (Innisfree), the independent proxy tabulator used by Caterpillar, counts the votes and acts as the inspector of election for the Annual Meeting.

Q:	What is the quorum for the Annual Meeting?

A:
A quorum of stockholders is necessary to hold a valid meeting.  Holders of at least one-third of all Caterpillar common stock must be present in person or by proxy at the Annual Meeting to constitute a quorum.  Abstentions and broker non-votes are counted as present for establishing a quorum.

Q:	What vote is necessary for action to be taken on proposals?

A:
Directors are elected by a plurality vote of the shares present and entitled to vote, meaning that director nominees with the most affirmative votes are elected to fill the available seats.

The frequency of the advisory vote on executive compensation (Proposal 5) receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by stockholders.

All other actions presented for a vote of the stockholders at the Annual Meeting require an affirmative vote of the majority of shares present and entitled to vote.

Abstentions will have no effect on director elections and Proposal 5.  Abstentions will have the effect of a vote against all other matters.  Broker non-votes will not have an effect on any proposals presented for your vote.

Votes submitted by mail, telephone or Internet will be voted by the individuals named on the card (or the individual properly authorized) in the manner indicated.  If you do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations.  If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted.

Q:	When are stockholder proposals for inclusion in the Company’s proxy statement due for the 2012 annual meeting?

A:
To be considered for inclusion in the Company’s 2012 proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals must be received in writing no later than December 31, 2011.  Stockholder proposals should be sent to Caterpillar Inc. by mail c/o Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  Additionally, we request that you send a copy to the following facsimile number:  309-494-1467.

Q:	What does it mean if I receive more than one proxy card?

A:
Whenever possible, registered shares and plan shares for multiple accounts with the same registration will be combined into the same proxy card.  Shares with different registrations cannot be combined and as a result, you may receive more than one proxy card.  For example, registered shares held individually by John Smith will not be combined on the same proxy card as registered shares held jointly by John Smith and his wife.

Street shares are not combined with registered or plan shares and may result in your receipt of more than one proxy card.  For example, street shares held by a broker for John Smith will not be combined with registered shares for John Smith.

If you hold shares in more than one account, you must vote separately for each notice, proxy and/or voting instruction card or e-mail notification you receive that has a unique control number to ensure that all shares you own are voted.

If you receive more than one proxy card for accounts that you believe could be combined because the registration is the same, contact our Transfer Agent (for registered shares) or your broker (for street shares) to request that the accounts be combined for future mailings.

Q:	Who pays for the solicitation of proxies?

A:
Caterpillar pays the cost of soliciting proxies on behalf of the Board.  This solicitation is being made by mail and through the Internet, but also may be made by telephone or in person.  We have hired Innisfree to assist in the solicitation.  We will pay Innisfree a fee of $15,000 for these services, and will reimburse their out-of-pocket expenses.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.

Q:	Are there any matters to be voted on at the Annual Meeting that are not included in this proxy statement?

A:
We do not know of any matters to be voted on by stockholders at the meeting other than those discussed in this proxy statement.  If any other matter is properly presented at the Annual Meeting, proxy holders will vote on the matter in their discretion.

Q:	Can I submit a question in advance of the Annual Meeting?

A:
Stockholders wishing to submit a question for consideration in advance of the Annual Meeting may do so by sending an e-mail to the Corporate Secretary at Directors@CAT.com or by mail to Caterpillar Inc. c/o Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  At the Annual Meeting, the Chairman will alternate taking live questions with questions submitted in advance, if any.

PART TWO — Corporate Governance Information

Corporate Governance Guidelines

Our Board has adopted Guidelines on Corporate Governance Issues (Corporate Governance Guidelines), which are available on our Internet site at www.caterpillar.com/governance.  The Corporate Governance Guidelines reflect the Board’s commitment to oversee the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing stockholder value over the long term.

Composition of the Board

As of the date of this proxy statement, our Board consists of 14 directors.  Directors are elected at each annual meeting to serve for a one-year term and until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal.  If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.  Biographical information and qualifications of the directors are included under Proposal 1 – Election of Directors on page 14.

The Board has determined that, with the exception of our Chairman and Chief Executive Officer, Douglas R. Oberhelman, all directors and director candidates are independent as determined under NYSE listing standards and the standards described under “Director Independence Determinations” on page 6.

Related Party Transaction Approval Process

Caterpillar’s Board adopted a written process governing the approval of related party transactions for directors and certain officers in April 2007.  Under the process, all related party transactions are to be approved in advance by the Governance Committee.  Related parties include directors and executive officers and their immediate family members.

Prior to entering into such a transaction, the applicable director or officer must submit the details of the proposed transaction to the Company’s Chief Legal Officer, including whether: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (ii) any matter involving our Company or in which the Company is a party; and (iii) the related person or his or her immediate family member has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of an entity involved in the transaction).  The Chief Legal Officer then evaluates, based on the facts and circumstances of the transaction, whether the related person may have a direct or indirect material interest in the transaction.  If so, the Chief Legal Officer will submit the matter to the Governance Committee for it to consider the following:

▪	The nature of the related person’s interest in the transaction.

▪	The material terms of the transaction, including, without limitation, the amount and type of transaction.

▪	The importance of the transaction to the related person.

▪	The importance of the transaction to the Company.

▪	Whether the transaction would impair the judgment of the director or executive officer to act in the best interest of the Company.

▪	The alternatives to entering into the transaction.

▪	Whether the transaction is on terms comparable to those available to third parties or, in the case of employment relationships, to employees generally.

▪	The potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts.

▪	The overall fairness of the transaction to the Company.

The Governance Committee then determines whether there is a material interest, and, if so, whether to approve a transaction or refer it to the Board for approval.  Based on information provided by the directors, the executive officers, and the Chief Legal Officer, the Governance Committee determined that there are no related party transactions required to be reported in this proxy statement.

Director Independence Determinations

The Company’s Corporate Governance Guidelines establish that no more than two non-independent directors shall serve on the Board at any point in time.  A director is “independent” if he or she has no direct or indirect material relationship with the Company or with senior management of the Company and their respective affiliates.  Annually, the Board makes an affirmative determination regarding the independence of each director based upon the recommendation of the Governance Committee.  The Board makes its independence determinations on a case-by-case basis, after consideration of all relevant facts and circumstances.  To assist in making its independence determinations, the Board has adopted the following standards, which conform to the applicable NYSE rules.  Under these standards, a director is considered independent if he or she:

(1)
Has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, and does not have any relationship that precludes independence under the NYSE director independence standards;

(2)	Is not currently, or within the past three years, employed by the Company, or an immediate family member is not currently, or for the past three years, employed as an executive officer of the Company;

(3)
Is not a current employee, nor is an immediate family member a current executive officer of, a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the past three years, exceeds the greater of $1 million or 2 percent of the consolidated gross revenues of that company;

(4)
Has not received, nor has an immediate family member received, during any twelve month period within the last three years, direct remuneration in excess of $120,000 from the Company other than director and committee fees and pension or other forms of deferred compensation for prior services;

(5)
(i) is not a current partner or employee of a firm that is the Company’s internal or external auditor; (ii) does not have an immediate family member who is a current partner of such a firm; (iii) does not have an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) has not, nor has an immediate family member, been a partner or employee of such a firm and personally worked on the Company’s audit within the last three years;

(6)
Is not part of an “interlocking directorate,” whereby an executive officer of the Company simultaneously served on the compensation committee of another company that employed the director as an executive officer during the last three years;

(7)	Is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and

(8)
Is not employed by a non-profit organization where a substantial portion of funding for the past three years (exceeding the greater of $1 million or 2 percent of the organization’s annual consolidated gross revenues) comes from the Company or the Caterpillar Foundation.

Applying these standards, the Board determined that each of the directors and director candidates met the independence standards except Mr. Oberhelman, who is a current employee of the Company.

Process for Identifying and Evaluating Potential Directors

The Governance Committee solicits and receives recommendations and reviews the qualifications of potential director candidates.  After review, the Governance Committee recommends to the full Board candidates for election at the annual meeting of the Company’s stockholders and candidates to fill vacancies on the Board.  Potential director candidates may also be nominated by our stockholders and are similarly reviewed by the Governance Committee, which makes recommendations to the full Board.  Additional information about the process for nominating directors and stockholder nominations is described in the “Governance Committee” section on page 13.

Our Chairman and CEO and Governance Committee periodically review with the Board the particular characteristics or attributes that would be most beneficial to the Company in future Board members.  These characteristics, which are set forth in the Company’s Corporate Governance Guidelines, include, but are not limited to: (i) integrity, honesty and accountability, with a willingness to express independent thought; (ii) successful leadership experience and stature in an individual’s primary field, with a background that demonstrates an understanding of business affairs as well as the complexities of a large, publicly-held company (with particular consideration being given to candidates with experience as chief executive officers of successful capital-intensive businesses with international operations); (iii) demonstrated ability to think strategically and make decisions with a forward-looking focus, with the ability to assimilate relevant information on a broad range of complex topics; (iv) be a team player with a demonstrated willingness to ask tough questions in a constructive manner that adds to the decision-making process of the Board; (v) independence and absence of conflicts of interest; (vi) ability to devote necessary time to meet director responsibilities; and (vii) ability to commit to the Company’s stock ownership guidelines.

Consistent with these criteria for potential director candidates and Caterpillar’s Worldwide Code of Conduct, the Board values diversity of talents, skills, abilities and experiences and believes that the diversity that exists on the Board provides significant benefits to the Company.  Although there is no specific diversity policy, the Governance Committee may also consider the diversity of its members and potential candidates in selecting new directors.

Board Leadership Structure

The Board has elected the CEO as the Chairman of the Board of the Company.  The Board has further elected the Chairman of the Governance Committee as Presiding Director of the Company.  The Presiding Director’s duties and responsibilities include: (i) presiding at all meetings of the Board at which the Chairman is not present; (ii) serving as a liaison between the Chairman and the independent directors; (iii) approving information sent to the Board; (iv) approving meeting agendas for the Board; (v) approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) authority to call meetings of the independent directors; and (vii) if requested by major stockholders, ensuring that he is available for consultation and direct communication.

The Board has determined that the combined role of Chairman and CEO is appropriate for the Company as it promotes unified leadership and direction for the Company, allowing for a single, clear focus for management to execute the Company’s strategy and business plans.  This structure also avoids the added costs and inefficiencies that would result by mandating an independent Chairman.  The Board believes that the governance structure and role of the Presiding Director allow the Board to effectively work with the combined role of the Chairman and CEO.

Board’s Role in Risk Oversight

The full Board oversees enterprise risk as part of its role in reviewing and overseeing the implementation of the Company’s strategic plans and objectives.  The risk oversight function is administered both in full Board discussions and in individual committees that are tasked by the Board with oversight of specific risks as more fully described in the summary of each committee below.

On a regular basis, the Board and its committees receive information and reports from management on the status of the Company and the risks associated with the Company’s strategy and business plans.  In addition, the Audit Committee reviews the Company’s risk assessment and risk management policies and procedures at least annually, including its major financial risk exposures and steps taken to monitor and control such exposures. The Chairman of the Audit Committee presents this information to the full Board for review.

The Board believes the combined role of Chairman and CEO is an effective structure for the Board to understand the risks associated with the Company’s strategic plans and objectives.  Additionally, maintaining an independent Board with a Presiding Director permits open discussion and assessment of the Company’s ability to manage these risks.

Board Meetings and Committees

In 2010, our Board met nine times.  Regularly scheduled executive sessions, led by the Presiding Director, were held without management present.  In addition to those meetings, directors attended meetings of the Board committees to which they are appointed.  Overall attendance for our directors at Board and committee meetings held in 2010 was 97.99 percent.  For Board meetings only, attendance was 97.08 percent in 2010.  Each director attended at least 75 percent of the total meetings of the Board and committee on which he or she served.  Company policy, posted on our Internet site, states that absent unavoidable conflict, directors are expected to attend the Annual Meeting.  Thirteen directors attended the 2010 annual meeting of stockholders.

Our Board has four standing committees – Audit, Compensation, Governance and Public Policy.  Each committee’s charter is available on our Internet site at www.caterpillar.com/governance.  Following is a description of each committee of the Board.  Current committee memberships are listed in the “Committee Membership” table on page 9.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the integrity of Caterpillar’s financial statements, Caterpillar’s compliance with legal and regulatory requirements, the qualifications and independence of Caterpillar’s Independent Registered Public Accounting Firm (auditors), the performance of Caterpillar’s internal audit function and the auditors, the effectiveness of Caterpillar’s internal controls and the implementation and effectiveness of Caterpillar’s ethics and compliance program.  The Audit Committee performs this function by monitoring Caterpillar’s financial reporting process and internal controls and by assessing the audit efforts of the auditors and the internal auditing department.  The Audit Committee has ultimate authority and responsibility to appoint, retain, compensate, evaluate and, where appropriate, replace the auditors.  The Audit Committee also reviews updates on emerging accounting and auditing issues provided by the auditors and by management to assess their potential impact on Caterpillar.  All members of the Audit Committee met the standards for independence set forth in the NYSE listing standards and the financial literacy standards adopted by the Board.  Additionally, the Board has determined that each Audit Committee member qualifies as an “audit committee financial expert” as defined under SEC rules. During 2010, the Audit Committee met 10 times and overall attendance was 97.50 percent.

The Compensation Committee assists the Board in fulfilling its responsibilities in connection with the compensation of the Company’s directors, officers and employees. It performs this function by establishing and overseeing the Company’s compensation programs, recommending to the Board the compensation of directors who are not officers of the Company, administering the Company’s equity compensation plans, furnishing an annual Compensation Committee Report on executive compensation and approving the Compensation Discussion and Analysis section in the Company’s proxy statement, in accordance with applicable SEC rules and regulations.  All members of the Compensation Committee meet the standards for independence set forth in the NYSE listing standards.  During 2010, the Compensation Committee met six times and overall attendance was 100 percent.

The Governance Committee assists the Board by making recommendations regarding the size and composition of the Board and the criteria to be used for the selection of candidates to serve on the Board.  The Governance Committee discusses and evaluates the qualifications of directors up for re-election and recommends the slate of director candidates to be nominated for election at the Annual Meeting.  Stockholders who are interested in nominating a director candidate can do so in accordance with the policy discussed in the “Governance Committee” section on page 13.  In addition, the Governance Committee recommends candidates to the Board for election as officers of the Company.  The Governance Committee also oversees the Corporate Governance Guidelines and leads the Board in its annual self-evaluation process and shares the results with the Board for discussion and deliberation.  All members of the Governance Committee meet the standards for independence set forth in the NYSE listing standards.  During 2010, the Governance Committee met ten times and overall attendance was 100 percent.

The Public Policy Committee assists the Board in its oversight of matters of domestic and international public policy affecting the Company’s business, such as trade policy and international trade negotiations and major global legislative and regulatory developments.  It also provides oversight in the areas of investor, consumer, community and employee relations, policies promoting diversity, sustainable development initiatives and charitable and political contributions.  All members of the Public Policy Committee meet the standards for independence set forth in the NYSE listing standards.  During 2010, the Public Policy Committee met six times and overall attendance was 100 percent.

Committee Membership
	Audit	Compensation	Governance	Public Policy
John R. Brazil		Ö
Daniel M. Dickinson	Ö
Eugene V. Fife			Ö*
Juan Gallardo				Ö
David R. Goode		Ö*
Jesse J. Greene, Jr.	Ö
Peter A. Magowan			Ö
Douglas R. Oberhelman
William A. Osborn	Ö*
Charles D. Powell				Ö*
Edward B. Rust, Jr.		Ö
Susan C. Schwab				Ö
Joshua I. Smith		Ö
Miles D. White			Ö
* Chairman of Committee

Communication with the Board

You may communicate with any of our directors, our Board as a group, our non-management directors as a group or any Board committee as a group by sending an e-mail to Directors@CAT.com or by mail to Caterpillar Inc. c/o Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  The Board has delegated to the Corporate Secretary, or his designee, responsibility for determining, in his discretion, whether the communication is appropriate for consideration.  According to the policy adopted by the Board, the Corporate Secretary is required to direct all communications regarding personal grievances, administrative matters, the conduct of the Company’s ordinary business operations, billing issues, product or service related inquiries, order requests and similar issues to the appropriate individual within the Company.  All other communications are to be submitted to the Board as a group, to the particular director to whom it is directed or, if appropriate, to the Presiding Director or committee the Corporate Secretary believes to be the most appropriate recipient.  If a legitimate business concern is sent by e-mail or letter to the Presiding Director, a specific director, the Board or a Board committee, you will receive a written acknowledgement from the Corporate Secretary’s office confirming receipt of your communication.

Code of Ethics

Caterpillar’s code of ethics is called Our Values in Action (Code of Conduct).  Integrity, Excellence, Teamwork and Commitment are the core values identified in the Code of Conduct and are the foundation for Caterpillar’s corporate strategy.  The Code of Conduct applies to all members of the Board and to management and employees worldwide.  It documents the high ethical standards that Caterpillar has upheld since its formation in 1925.  The Code of Conduct is available on our Internet site at www.caterpillar.com/code.

The Audit Committee has established a means for employees, suppliers, customers, stockholders and other interested parties to submit confidential and anonymous reports (where permitted by law) of suspected or actual violations of the Code of Conduct, our enterprise policies or applicable laws, including those related to accounting practices, internal controls or auditing matters and procedures; theft or fraud of any amount; insider trading; performance and execution of contracts; conflicts of interest; violation of securities and antitrust laws; and violations of the Foreign Corrupt Practices Act.

Any employee, stockholder or other interested party can submit a report via the following methods:

▪	Direct Telephone: 309-494-4393 (English only)

▪	Call Collect Helpline: 770-582-5275 (language translation available)

▪	Confidential Fax: 309-494-4818

▪	E-mail: BusinessPractices@CAT.com

▪	Internet: www.caterpillar.com/obp

Audit Committee Report

The Audit Committee is comprised entirely of independent directors (as defined for members of an audit committee in SEC rules and the NYSE listing standards) and operates under a written charter adopted by the Board, a copy of which is available on our Internet site at www.caterpillar.com/governance.  Management is responsible for the Company’s internal controls and the financial reporting process.  The auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board in the United States (PCAOB).  The Audit Committee is responsible for monitoring these processes.  In this regard, the Audit Committee meets periodically with management, the internal auditors and external auditors.  The Audit Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain outside counsel, experts and other advisors as it determines appropriate to assist it in conducting any investigations.  The Audit Committee is responsible for selecting and, if appropriate, replacing the current auditors, PricewaterhouseCoopers LLP (PricewaterhouseCoopers).

The Audit Committee has discussed with the Company’s auditors the overall scope and execution of the independent audit and has reviewed and discussed the audited financial statements with management.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.  Discussions about the Company’s audited financial statements included the auditors’ judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  The Audit Committee also discussed with the auditors other matters required by Statement on Auditing Standards No. 61 Communication with Audit Committees, as amended (as adopted by the PCAOB in Rule 3200T).  Management, the internal auditors and the auditors also made presentations to the Audit Committee throughout the year on specific topics of interest, including: (i) management’s philosophy, asset allocation levels, risk management and oversight of the Company’s benefit and pension funds; (ii) the Company's enterprise risk assessment process; (iii) management of income tax risks; (iv) the Company’s derivatives policy and usage review; (v) the 2010 integrated audit plan; (vi) updates on the implementation of the internal audit plan for 2010; (vii) the Company’s information technology systems and the controls in place within those systems for compliance with the Sarbanes-Oxley Act; (viii) the applicability of new accounting releases; (ix) the Company’s critical accounting policies; (x) risk management initiatives and controls for various business units within the Company; (xi) updates on the management of financial markets and liquidity risk; and (xii) the Company’s compliance with the internal controls requirements under Section 404 of the Sarbanes-Oxley Act.

The auditors provided to the Audit Committee the written communications required by applicable standards of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the auditors’ independence with management and the auditors.  The Audit Committee concluded that the auditors’ independence had not been impaired.

Based on: (i) the Audit Committee’s discussions with management and the auditors; (ii) the Audit Committee’s review of the representations of management; and (iii) the report of the auditors to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 22, 2011.

By the current members of the Audit Committee consisting of:
William A. Osborn (Chairman)
Daniel M. Dickinson
Jesse J. Greene, Jr.

Audit Fees and Approval Process

Pre-Approval Process
The Audit Committee pre-approves all audit and non-audit services to be performed by the auditors.  It has policies and procedures in place to ensure that the Company and its subsidiaries are in full compliance with the requirements for pre-approval set forth in the Sarbanes-Oxley Act and the SEC rules regarding auditor independence.  These policies and procedures provide a mechanism whereby management can request and secure pre-approval of audit and non-audit services in an orderly manner with minimal disruption to normal business operations.  The policies and procedures are detailed as to the particular service and do not delegate the Audit Committee’s responsibility to management.  These policies and procedures address any service provided by the auditors and any audit or audit-related services to be provided by any other audit service provider.  The pre-approval process includes an annual and interim component.

Annual Pre-Approval Process
Annually, not later than the Audit Committee meeting held in April of each year, management and the auditors jointly submit a service matrix of the types of audit and non-audit services that management may wish to have the auditors perform for the year.  The service matrix categorizes the types of services by audit, audit-related, tax and all other services.  Approval of a service is merely an authorization that this type of service is permitted by the Audit Committee, subject to pre-approval of specific services.  Management and the auditors jointly submit an annual pre-approval limits request.  The request lists individual project and aggregate pre-approval limits by service category.  The request also lists known or anticipated services and associated fees.  The Audit Committee approves or rejects the pre-approval limits and each of the listed services.  For 2010, the pre-approval limits were as follows:

	Pre-Approval Limits (in thousands)
Type of Service	Per Project	Aggregate Limit
Audit Services	$500	$25,000
Audit-Related Services	$500	$10,000
Tax Services	$500	$15,000
All Other Services	$500	$1,000

Interim Pre-Approval Process
During the course of the year, the Audit Committee chairman has the authority to pre-approve requests for services that were not approved in the annual pre-approval process.  Committee approval is not required for individual projects below the pre-approval project limits.  However, all services, regardless of fee amounts, are subject to restrictions on the services allowable under the Sarbanes-Oxley Act and SEC rules regarding auditor independence.  In addition, all fees are subject to on-going monitoring by the Audit Committee.

On-Going Monitoring
At each Audit Committee meeting subsequent to the Board meeting at which the service matrix and annual pre-approval limits request are approved, the chairman reports any interim pre-approvals since the last meeting.  Also, at each of these meetings, management and the auditor provide the Audit Committee with an update of fees expected to be incurred for the year compared to amounts initially pre-approved.

Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by our auditors included the following (in millions):

	2010 Actual	2009 Actual
Audit Fees 1	$23.2	$21.8
Audit-Related Fees 2	5.0	2.1
Tax Compliance Fees 3	2.2	1.9
Tax Planning and Consulting Fees 4	1.7	1.9
All Other Fees 5	0.1	0.1
TOTAL	$32.2	$27.8

1
“Audit Fees” principally include audit and review of financial statements (including internal control over financial reporting), statutory and subsidiary audits, SEC registration statements, comfort letters and consents.

2
“Audit-Related Fees” principally includes agreed upon procedures for securitizations, attestation services requested by management, accounting consultations, pre- or post- implementation reviews of processes or systems, financial due diligence and audits of employee benefit plan financial statements. Total fees paid directly by the benefit plans, and not by the Company, were $0.7 in 2010 and $0.6 in 2009 and are not included in the amounts shown above.

3	“Tax Compliance Fees” includes, among other things, statutory tax return preparation and review and advice on the impact of changes in local tax laws.
4	“Tax Planning and Consulting Fees” includes, among other things, tax planning and advice and assistance with respect to transfer pricing issues.
5	“All Other Fees” principally includes subscriptions to knowledge tools and attendance at training classes/seminars.

Governance Committee

The Governance Committee is comprised of three directors, all of whom meet the independence requirements for nominating committee members as defined in the NYSE listing standards and as determined by the Board in its business judgment.  The Governance Committee operates under a written charter adopted by the Board, a copy of which is available on our Internet site at www.caterpillar.com/governance.  As part of its mandate, the Governance Committee evaluates and makes recommendations regarding proposed candidates to serve on the Board, including recommending the slate of nominees for election at the Annual Meeting.

Director Resignation Policy
The Board has adopted a director resignation policy, which can be found in the Corporate Governance Guidelines.  The policy establishes that any director who receives more “withheld” votes than “for” votes in an uncontested election shall promptly tender his or her resignation.  The independent directors of the Board will then evaluate the relevant facts and circumstances and make a decision, within 90 days after the election, on whether to accept the tendered resignation.  The Board will promptly publicly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation.

Process for Nominating Directors
The Governance Committee solicits and receives recommendations for potential director candidates from directors, the Chairman and Caterpillar management.  The Governance Committee also considers unsolicited inquiries and nominees recommended by stockholders.  Recommendations should be sent to the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.

When considering a candidate, the Governance Committee believes that certain characteristics are essential.  For example, candidates must be individuals of high integrity, honesty and accountability, with a willingness to express independent thought.  Candidates must also have successful leadership experience and stature in their primary fields, with a background that demonstrates an understanding of business affairs as well as the complexities of a large, publicly held company.  Particular consideration will be given to candidates with experience as a chief executive officer of successful, capital-intensive businesses with international operations.  In addition, candidates must have a demonstrated ability to think strategically and make decisions with a forward-looking focus and the ability to assimilate relevant information on a broad range of complex topics.

The Governance Committee also believes that certain characteristics are desirable, such as being a team player with a demonstrated willingness to ask tough questions in a constructive manner that adds to the decision-making process of the Board.  At the same time, candidates should be independent, with an absence of conflicts of interests.  Moreover, candidates should have the ability to devote the time necessary to meet director responsibilities and serve on no more than five public company boards in addition to the Board.  Candidates must also have the ability to commit to stock ownership requirements according to the Company’s Corporate Governance Guidelines.

Stockholder Nominations
In accordance with the Company’s Bylaws, stockholders may nominate a director candidate to serve on the Board by providing advance written notice to Caterpillar Inc. c/o Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  Written notice of an intent to nominate a director candidate at an Annual Meeting must be given either by personal delivery or by United States mail, postage prepaid, to Caterpillar Inc. at the address previously provided no later than ninety (90) days in advance of such meeting.  The notice must state: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the nominating stockholder is a stockholder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board; and (v) the consent of each nominee to serve as a director of the Company if so elected.  The presiding officer of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.  You may request a copy of the Company’s Bylaws by writing to the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.

PART THREE — Proposals to be Voted on at the 2011 Annual Meeting

Company Proposals

PROPOSAL 1 — Election of Directors

The Board has nominated the following individuals to stand for election for a one-year term expiring at the Annual Meeting in 2012.  The nominees were evaluated and recommended by the Governance Committee in accordance with the process described on page 13.  In January 2010, Mr. Brazil submitted his resignation from the Board in connection with his retirement as President of Trinity University and in accordance with the Corporate Governance Guidelines.  Mr. Brazil’s resignation was accepted by the Board, effective at the 2011 Annual Meeting.  Accordingly, he is not nominated to stand for re-election.

Directors are elected by a plurality vote of the shares present or represented at the meeting and entitled to vote, meaning that director nominees with the most affirmative votes are elected to fill the available seats.

Director and Director Candidates Biographies and Qualifications

Directors have been in their current positions for the past five years unless otherwise noted.

DAVID L. CALHOUN, 53, Chief Executive Officer (since May 2010) and Executive Director (since January 2011), Nielsen Holdings N.V. (marketing and media information) and Chairman of the Executive Board and Chief Executive Officer of The Nielsen Company (since August 2006).  Prior to his positions at Nielsen, Mr. Calhoun served as Vice Chairman of General Electric Company and President and Chief Executive Officer of GE Infrastructure. Before that, Mr. Calhoun served as President and Chief Executive Officer of GE Transportation; President and Chief Executive Officer of GE Aircraft Engines; President and Chief Executive Officer of Employers Reinsurance Corporation; President and Chief Executive Officer of GE Lighting; and President and Chief Executive Officer of GE Transportation Systems.  Other current directorships:  Medtronic, Inc., The Boeing Company and Nielsen Holdings N.V.  Other directorships within the last five years:  none.  Mr. Calhoun is nominated for election at this meeting.  Mr. Calhoun was brought to the attention of the Governance Committee by Mr. Fife, Presiding Director and Chairman of the Governance Committee.

Mr. Calhoun is expected to provide valuable insight and perspective on general strategic and business matters, stemming from his extensive executive and management experience with Nielsen and GE. Mr. Calhoun also has significant manufacturing and high-technology industry expertise as evidenced by his leadership of GE’s aircraft engines and transportation businesses.

DANIEL M. DICKINSON, 49, is currently Managing Partner of Thayer | Hidden Creek (private equity investment).  Prior to joining Thayer | Hidden Creek in 2001, Mr. Dickinson was Co-Head of Global M&A at Merrill Lynch.  Other current directorships:  IESI-BFC Ltd., Mistras Group, Inc. and Thayer | Hidden Creek.  Other directorships within the last five years:  none.  Mr. Dickinson has been a director of the Company since 2006.
The Board believes that Mr. Dickinson’s experience in mergers and acquisitions, private equity business and role as an investment banker provides important insight for the Company’s growth strategy.  His significant financial expertise and experience, both in the U.S. and internationally, contributes to the Board’s understanding and ability to analyze complex issues. His experience as a director of large, publicly-traded multinational corporations enables him to provide meaningful input and guidance to the Board and the Company.

EUGENE V. FIFE, 70, is currently Managing Principal of Vawter Capital LLC (private investment).  Mr. Fife served as the interim CEO and President of Eclipsys Corporation (healthcare information services) from April to November of 2005 and the non-executive Chairman from 2001 until 2010, when Eclipsys merged with Allscripts Healthcare Solutions, Inc.  Mr. Fife was also formerly a Partner of Goldman Sachs & Co., retiring in 1995.  Other current directorships:  Allscripts Healthcare Solutions, Inc.  Mr. Fife was also formerly a Partner of Goldman Sachs & Co., retiring in 1995.  Other directorships within the last five years:  none.  Mr. Fife has been a director of the Company since 2002.

The Board believes that Mr. Fife’s investment experience bolsters the expertise of the Board and adds important insights for the Company’s growth strategy.  His financial expertise and experience are important considerations for the Board.  Additionally, his experiences as a chief executive officer and director of large, publicly-traded multinational corporations enables him to provide meaningful input and guidance to the Board and the Company.

JUAN GALLARDO, 63, is currently Chairman of Grupo Embotelladoras Unidas S.A. de C.V. (bottling) and was formerly Chairman and CEO (1986-2007).  Other current directorships:  Lafarge SA.  Other directorships within the last five years:  Grupo Mexico, S.A. de C.V.  Mr. Gallardo has been a director of the Company since 1998.

The Board believes that Mr. Gallardo’s international business experience, particularly in Latin America and South America, are important for the Company’s growth strategy.  His extensive background in trade-related issues also contributes to the Board’s expertise.  In addition, his experience as a chief executive officer and director of large, publicly-traded multinational corporations enables him to provide meaningful input and guidance to the Board and the Company.

DAVID R. GOODE, 70, was formerly Chairman (1992-2006), President (1992-2004) and CEO (1992-2004) of Norfolk Southern Corporation (holding company engaged principally in surface transportation).  Other current directorships: Delta Air Lines, Inc. and Texas Instruments Incorporated.  Other directorships within the last five years:  Norfolk Southern Corporation and Georgia-Pacific Corporation.  Mr. Goode has been a director of the Company since 1993.

The Board believes that Mr. Goode’s experience in the transportation and railroad industry provides valuable expertise to the Board.  His extensive experience in a capital-intensive industry enables him to make important contributions to the Company’s growth strategy.  In addition, his experience as a chief executive officer and director of large, publicly-traded multinational corporations enables him to provide meaningful input and guidance to the Board and the Company.

JESSE J. GREENE, JR., 66, was formerly Vice President of Financial Management and Chief Financial Risk Officer (2009-2010) and Vice President and Treasurer (2002-2007), International Business Machines Corporation (computer and office equipment).  Other current directorships: none.  Other directorships within the last five years:  none.  Mr. Greene became a director of the Company effective January 1, 2011.  Mr. Greene was brought to the attention of the Governance Committee by Mr. Owens, the former Chairman and Chief Executive Officer of the Company.

The Board believes that Mr. Greene’s financial and information technology experience is valuable to the Board.  His experience as a chief financial risk officer and executive of a large, publicly-traded multinational corporation enables him to provide meaningful input and guidance to the Board and the Company.

PETER A. MAGOWAN, 69, was formerly President and Managing General Partner (1993-2008) of the San Francisco Giants (major league baseball team) and Chairman (1980-1998) and Chief Executive Officer (1980-1993) of Safeway Inc. (food retailer).  Other current directorships:  none.  Directorships within the last five years:  DaimlerChrysler AG, Safeway Inc. and Spring Group plc.  Mr. Magowan has been a director of the Company since 1993.

The Board believes that Mr. Magowan’s business experience as a long-term chief executive officer of Safeway Inc., a large, publicly-traded multinational corporation, is particularly valuable to the Board.  His experience in owning and managing a professional baseball organization also provides a diverse viewpoint on business matters.  In addition, his experience as a director of other large, publicly-traded multinational corporations enables him to provide meaningful input and guidance to the Board and the Company.

DENNIS A. MUILENBURG, 47, has been Executive Vice President of The Boeing Company (aerospace/defense products and services) and President and Chief Executive Officer of Boeing Defense, Space & Security since September 2009.  Prior to his current position, Mr. Muilenburg was President of Global Services & Support (2008-2009), Vice President and General Manager of the Boeing Combat Systems division (2006-2008) and Vice President and Program Manager for Future Combat Systems (2003-2006).  Other current directorships:  none.  Other directorships within the last five years:  none.  Mr. Muilenburg is nominated for election at this meeting.  Mr. Muilenburg was brought to the attention of the Governance Committee by Mr. Owens, the former Chairman and Chief Executive Officer of the Company.

Mr. Muilenburg is expected to provide valuable insight to the Board on strategic and business matters, stemming from his experience with large-scale product development programs and his world-wide supply chain and manufacturing expertise.

DOUGLAS R. OBERHELMAN, 58, is currently Chairman and Chief Executive Officer of Caterpillar Inc. (machinery, engines and financial products).  Prior to his current position, Mr. Oberhelman served as Vice Chairman and Chief Executive Officer-Elect (2010) and as a Group President (2001-2010) of Caterpillar Inc.  Other current directorships:  Eli Lilly and Company.  Other directorships within the last five years:  Ameren Corporation.  Mr. Oberhelman has been a director of the Company since July 1, 2010.

The Board believes that Mr. Oberhelman’s extensive experience and knowledge of the Company is valuable to the Board.  He has worked at the Company for over 30 years and is familiar with its business and developed its current strategy.  His knowledge of the business and background in finance enables him to provide meaningful leadership and guidance to the Board and the Company.

WILLIAM A. OSBORN, 63, retired Chairman (1995-2009) and CEO (1995-2008) of Northern Trust Corporation (multibank holding company) and The Northern Trust Company (bank).  Other current directorships: Abbott and General Dynamics Corporation.  Other directorships within the last five years:  Nicor Inc., Tribune Company and Northern Trust Corporation.  Mr. Osborn has been a director of the Company since 2000.

The Board believes that Mr. Osborn’s financial expertise and experience is valuable to the Board.  His experience as a chairman and chief executive officer of a large, publicly-traded multinational corporation is particularly important to the Board.  In addition, his experience as a director of other large, publicly-traded corporations enables him to provide meaningful input and guidance to the Board and the Company.

CHARLES D. POWELL, 69, is currently Chairman of Capital Generation Partners (asset and investment management), LVMH Services Limited (luxury goods) and Magna Holdings (real estate investment).  Other current directorships:  LVMH Moët-Hennessy Louis Vuitton and Textron Inc.  Other directorships within the last five years:  none.  Lord Powell has been a director of the Company since 2001.

The Board believes that Lord Powell’s substantial knowledge of international affairs and business expertise are important to the Board.  His trade, public and governmental affairs and international experience is also valued by the Board.  In addition, his role as a director of large, publicly-traded multinational corporations enables him to provide meaningful input and guidance to the Board and the Company.

EDWARD B. RUST, JR., 60, is currently Chairman, CEO and President of State Farm Mutual Automobile Insurance Company (insurance).  He is also currently President and CEO of State Farm Fire and Casualty Company, State Farm Life Insurance Company and other principal State Farm affiliates as well as Trustee and President of State Farm Mutual Fund Trust and State Farm Variable Product Trust.  Other current directorships:  Helmerich & Payne, Inc. and The McGraw-Hill Companies, Inc.  Other directorships within the last five years:  none.  Mr. Rust has been a director of the Company since 2003.

The Board believes that Mr. Rust’s financial and business experience is valuable to the Board.  His role as a chief executive officer of a major national corporation and experience as a director of large, publicly-traded multinational corporations enables him to provide meaningful input and guidance to the Board and the Company.  In addition, his extensive involvement in education improvement complements the Company’s culture of social responsibility.

SUSAN C. SCHWAB, 56, is currently a Professor, University of Maryland School of Public Policy and Strategic Advisor, Mayer Brown LLP.  Prior to her current position, Ambassador Schwab held various positions including United States Trade Representative (2006-2009) (member of the President’s cabinet) and Deputy United States Trade Representative (2005-2006).  Other current directorships:  FedEx Corporation and The Boeing Company.  Other directorships within the last five years:  none.  Ambassador Schwab has been a director of the Company since 2009.

The Board believes that Ambassador Schwab brings extensive knowledge, insight and experience on international trade issues to the Board.  Her educational experience and role as the U.S. Trade Representative provide important insights for the Company’s global business model and long-standing support of open trade.  In addition, her experience as a director of large, publicly-traded multinational corporations enables her to provide meaningful input and guidance to the Board and the Company.

JOSHUA I. SMITH, 70, is currently Chairman and Managing Partner of the Coaching Group, LLC (management consulting).  Other current directorships: Comprehensive Care Corporation, FedEx Corporation and The Allstate Corporation.  Other directorships within the last five years:  CardioComm Solutions Inc.  Mr. Smith has been a director of the Company since 1993.

The Board believes that Mr. Smith’s experience in management consulting and business leadership provides important guidance to the Board.  His experience as the Chairman of the U.S. Commission on Minority Business Development, Maryland Small Business Development Finance Authority and as a member of the board of directors of the U.S. Chamber of Commerce provides valued insights on diversity issues.  In addition, his experience as the founder and chief executive officer of his own business and role as a director of other large, publicly-traded multinational corporations enables him to provide meaningful input and guidance to the Board and the Company.

MILES D. WHITE, 56, is currently Chairman and Chief Executive Officer of Abbott Laboratories (pharmaceutical and medical products).  Other current directorships: McDonald’s Corporation.  Other directorships within the last five years:  Motorola, Inc. and Tribune Company.  Mr. White became a director of the Company effective January 1, 2011.  Mr. White was brought to the attention of the Governance Committee through Mr. Osborn.

The Board believes that Mr. White’s experience as the chief executive officer of a large, complex multinational company provides important insight to the Board.  His skills include knowledge of cross-border operations, strategy and business development, risk assessment, finance, leadership development and succession planning, and corporate governance matters.  In addition to his role as an executive officer, his experience as a director of other large, publicly-traded multinational corporations enables him to provide meaningful input and guidance to the Board and the Company.

YOUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE NOMINEES PRESENTED IN PROPOSAL 1.

PROPOSAL 2 — Ratification of our Independent Registered Public Accounting Firm

The Board seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of PricewaterhouseCoopers as auditors for 2011.

PricewaterhouseCoopers has been our auditors since 1925.  For additional information regarding the Company’s relationship with PricewaterhouseCoopers, please refer to the “Audit Committee Report” on page 10 and the “Audit Fees and Approval Process” disclosure on page 11.

If the appointment of PricewaterhouseCoopers as auditors for 2011 is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year.  However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for the year 2011 will stand, unless the Audit Committee finds other good reason for making a change.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so.  The representatives will also be available to respond to questions at the meeting.

YOUR BOARD OF DIRECTORS AND AUDIT COMMITTEE RECOMMEND VOTING “FOR” PROPOSAL 2.

PROPOSAL 3 — Approve Amended and Restated Caterpillar Inc. Executive Short-Term Incentive Plan

After careful consideration, the Board recommends voting FOR this proposal for the reasons provided below.

On December 8, 2010, the Board adopted, subject to stockholder approval, an amendment and restatement of the Caterpillar Inc. Executive Short-Term Incentive Plan (Plan).  The purpose of the amended and restated Plan is to continue to provide certain executive officers with annual cash incentive opportunities, based on the achievement of performance goals. The Plan was last amended and restated in 2006 and was set to expire on December 31, 2010.

The Plan is intended to comply with section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). Pursuant to section 162(m), the Company may not deduct more than $1 million per year for compensation paid to the Company’s principal executive officer and the other three highest compensated officers (other than the Company’s principal financial officer).  An exclusion from the $1 million limitation is available for compensation that satisfies the requirements provided in section 162(m) for qualified performance-based compensation.  One such requirement is for stockholders to approve the material terms of the performance goals under which compensation is to be paid.  Accordingly, the Company is asking its stockholders to approve the material terms of the performance goals, in accordance with section 162(m).

The effective date of the amended and restated Plan is January 1, 2011, subject to stockholder approval.  While the Plan has a term of five years, the Compensation Committee may amend, suspend or terminate the Plan at any time.  The following is a summary of the principal features of the Plan.  This summary is qualified in its entirety by reference to the complete text of the Plan (attached as Appendix A).  Stockholders are encouraged to read the Plan in its entirety.

Administration and Participation
The Plan is administered by the Compensation Committee, which has the authority to designate performance goals and objectives and determine the amount of awards granted under the Plan.  All executive officers of the Company are eligible for participation in the Plan, although it is anticipated that participation will be limited to the Chief Executive Officer and the Company’s Group Presidents.  As of April 14, 2011, the approximate number of persons eligible under the Plan was six.

Performance Goals and Objectives
Within the first 90 days of the Company’s fiscal year (which is the calendar year), the Committee will establish the performance goals and objectives applicable to each award under the Plan for that year.  For each year that the Plan is in effect, the Committee may use one or more performance goals and may change the performance goals and targets from year to year. The performance goals and objectives may be based on any of the following factors, alone or in combination, as the Committee deems appropriate: (i) revenue; (ii) primary or fully-diluted earnings per share; (iii) earnings before interest, taxes, depreciation, and/or amortization; (iv) pretax income; (v) cash flow from operations; (vi) total cash flow; (vii) return on equity; (viii) return on invested capital; (ix) return on assets; (x) net operating profits after taxes; (xi) economic value added; (xii) total stockholder return; (xiii) return on sales; (xiv) realized 6 Sigma benefits; (xv) operating profit after capital charge; or (xvi) any individual performance objective which is measured solely in terms of quantifiable targets related to the Company or the Company’s business.

Performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Compensation Committee, relative to internal goals or relative to levels attained in prior years.  When establishing the performance goals and objectives, the Compensation Committee may adjust the method of calculating the attainment of performance objectives, for one or more of the following reasons: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (iii) to exclude restructuring and/or other nonrecurring charges; (iv) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (v) to exclude the effects of changes to generally accepted accounting standards; (vi) to exclude the effects to any statutory adjustments to corporate tax; (vii) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; (viii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; or (ix) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.  Pursuant to the terms of the Plan, any adjustment shall be set forth in objective terms meeting the requirements for performance-based compensation under section 162(m).

Important Facts About Awards
Under the Plan, each participant will be eligible to receive an incentive payment based on the achievement of the pre-established goals set by the Compensation Committee.  If a participant terminates employment before the last day of the fiscal year by reason of death, disability or retirement, a payout based on performance and the period of employment during the year will be made.  Participants employed on the last day of the year, but not for the entire year, will receive a payout based on performance and prorated for that part of the year for which they were participants.  If the participant is deceased at the time of an award payment, the payment will be made to the participant’s estate.

If a participant’s negligent, intentional or gross misconduct contributes to the Company’s having to restate all or a portion of its financial statements, the participant will be required to reimburse the Company for any payments received under the Plan, as determined by the Board in accordance with the Caterpillar Inc. Guidelines on Corporate Governance Issues.

The maximum dollar amount that any participant may be paid in any single year under the Plan may not exceed $4 million.

Additional Awards
Nothing in the Plan precludes the Company from making additional payments or special awards to Plan participants outside of the Plan that may or may not qualify as “performance-based” compensation under section 162(m).

Impact of Change of Control
Unless the Compensation Committee provides otherwise in any award agreement, to the extent the Plan does not remain in effect following a “change of control,” all performance awards for any pending performance period at the time of the change of control shall be payable to the participant in an amount equal to the product of the maximum award opportunity for the performance award and a fraction, the numerator of which is the number of months that have elapsed since the beginning of the performance period through the later of (i) the date of the change of control and (ii) the date the participant’s employment with the Company terminates.

Under the Plan, change of control is defined to include:

•	Acquisition by a person or entity of 15% of the combined voting power of the Company’s then outstanding shares;

•	A change in the majority of the Board members over a two year period;

•
Stockholder approval of a merger or consolidation which would result in the outstanding voting securities of the Company representing less than 50% of the combined voting power of the securities of the surviving entity; or

•	Stockholder approval of a plan of liquidation or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

Amendment & Termination of Plan
The Committee may amend, suspend or terminate the Plan at any time in its sole and absolute discretion (including at any time following the close of a performance period and prior to the date payment is made).  The Committee may amend the Plan without stockholder approval, unless such approval is necessary to comply with applicable laws, including provisions of the Securities Exchange Act of 1934 or the Code.

No participant is vested in any incentive award payable under the Plan.  A participant is not entitled to payment under the Plan in advance of actual receipt by the participant of the payment.

New Plan Benefits
Subject to stockholder approval of the Plan, target award opportunities for the named executive officers for 2011 performance under the Plan are set forth below.

Amended and Restated Caterpillar Inc. Executive Short-Term Incentive Plan
Name and Principal Position	Target Value of Award1
J.W. Owens – Former Chairman & CEO	$	N/A
D.R. Oberhelman – Chairman & CEO		$1,929,833
R.P. Lavin – Group President		$723,504
S.L. Levenick – Group President		$794,652
E.J. Rapp – Group President & CFO		$723,504
G.R. Vittecoq – Group President		$914,075
S.H. Wunning – Group President		$806,199
D.B. Burritt – Former Vice President & CFO	$	N/A
Executive Group		$5,891,767

1	Actual payout can range from 0% to 200% of the target amount, depending on performance.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” PROPOSAL 3.

PROPOSAL 4 — Advisory Vote on Executive Compensation

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) enables Company stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Caterpillar has a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of Caterpillar's named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to Caterpillar's ability to attract, retain and motivate individuals who can achieve superior financial results. This approach, which has been used consistently over the years, has resulted in Caterpillar's ability to attract and retain the executive talent necessary to guide the Company during a period of tremendous growth and transformation. Please refer to "Executive Compensation—Compensation Discussion and Analysis" for an overview of the compensation of Caterpillar's named executive officers.

Accordingly, in compliance with the Dodd-Frank Act, we are asking for stockholder approval of the following resolution:

“RESOLVED, that the compensation of Caterpillar’s named executive officers as described under "Compensation Discussion and Analysis," the compensation tables and the narrative discussion associated with the compensation tables in Caterpillar’s proxy statement for its 2011 Annual Meeting of Stockholders is hereby APPROVED.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on Caterpillar, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of Company stockholders and to the extent there is any significant vote against the named executive officer compensation, we will consider those stockholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4 – THE APPROVAL OF THE COMPENSATION OF CATERPILLAR'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 5 — Advisory Vote on the Frequency of Executive Compensation Votes

The Dodd-Frank Act also enables Caterpillar stockholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Company's named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of the frequency alternatives, the Board believes that conducting advisory vote on executive compensation on an annual basis is appropriate for Caterpillar and its stockholders at this time.  However, the Board intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” ON PROPOSAL 5 –ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTES.

Stockholder Proposals

PROPOSAL 6 — Report on Political Contributions and Expenses

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of Company securities held by the proponent of this stockholder proposal promptly upon receipt of a written or oral request.

Resolution Proposed by Stockholder

Resolved, that the shareholders of Caterpillar Inc. hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.
Monetary and non-monetary political contributions and expenditures (direct and indirect) used to participate in or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referendums.  The report shall include the following:

a.
An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above;  and

b.	The title of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Supporting Statement of Proponent

As long-term shareholders of Caterpillar Inc., we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties, political organizations or ballot referendums; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws.   Moreover, the majority in the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way.”  This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”  Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Caterpillar Inc. contributed at least $2.1 million in corporate funds since the 2002 election cycle.  (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Caterpillar Response to PROPOSAL 6 — Report on Political Contributions and Expenses

After careful consideration, the Board recommends voting AGAINST this proposal for the reasons provided below.

The Board believes that it is in our best interests and those of our stockholders that we participate in the political process by engaging in government relations programs to educate and inform public officials about our position on issues significant to our business.  Although we believe that political contributions can represent a valuable element of any governmental relations program, it is against federal law to contribute corporate funds to federal candidates and, consequently, Caterpillar makes no such contributions.  Political contributions by Caterpillar are also subject to regulation at the state government level. Although some states permit corporate contributions to candidates of political parties, all states require recipients of any political contributions from corporations to generally disclose the identity of donors and the dollar amount of the contributions.  The Board believes that additional reports concerning political contributions requested in the proposal would result in an unnecessary and unproductive use of Caterpillar’s time and resources.

Additionally, Caterpillar, like most United States corporations, participates in certain industry trade organizations with purposes that include enhancement of the public image of our industry, education about the industry, education about issues that affect the industry, industry best practices and standards, and leading industry products and technologies.  Many of the trade organizations also engage in legislative activity related to matters that affect the industry as a whole and not a specific company.  The Public Policy Committee regularly reviews the Company’s participation in trade organizations and the Board believes the additional reports concerning trade organizations requested in the proposal would result in an unnecessary and unproductive use of Caterpillar’s time and resources.

Caterpillar is committed to complying with laws and regulations governing federal and state political contributions and adhering to the highest standards of ethics and transparency in engaging in any political activities.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS RECOMMENDS VOTING “AGAINST” PROPOSAL 6.

PROPOSAL 7 — Executives to Retain Significant Stock

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of Company securities held by the proponent of this stockholder proposal promptly upon receipt of a written or oral request.

Resolution Proposed by Stockholder

RESOLVED, Shareholders urge that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of stock acquired through equity pay programs until two years following the termination of their employment and to report to shareholders regarding the policy before our 2012 annual meeting of shareholders.

Supporting Statement of Proponent

As a minimum this proposal asks for a retention policy going forward, although the preference is for immediate implementation to the fullest extent possible.

Shareholders recommend that our executive pay committee adopt a percentage of at least 75% of net after-tax stock.  The policy shall apply to future grants and awards of equity pay and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to executives.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans after the employment termination would focus executives on our company's long-term success.

The merit of this Executives To Retain Significant Stock proposal should also be considered in the context of the need for additional improvement in our company's 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company "D" with "High Governance Risk," and "High Concern" in executive pay – with a $17 million stock option gain for our ex-CEO James Owens. Plus only 51% of CEO pay was incentive based.

Mr. Owens received a mega-grant of 500,000 stock options with a low $22 exercise price, the bottom of Caterpillar's share price in five years (down from $73 in 2008).  At year-end, our share price increased, enabling a $17 million gain for our ex-CEO. Market priced stock options are a risk for shareholders because they provide rewards to executives due to a rising market alone, regardless of CEO performance.  Furthermore, our company granted no performance-based equity to our CEO in 2009 and used a cash performance plan which paid for sub-par performance.

Our Executive Pay Committee was allowed to be chaired by David Goode (related to the Delta Air Lines bankruptcy) who was marked as "Flagged (Problem) Director" by The Corporate Library.  "Flagged Director" Frank Blount (related to the Entergy Corporation bankruptcy and our Lead Director no less) was allowed to be 33% of our Nomination Committee.

Susan Schwab (related to the Calpine Corporation bankruptcy) was allowed to be 33% of our Public Policy Committee.  Since Ms. Schwab was relatively new to our board this may indicate a disturbing director selection process.  Charles Powell was also on the Public Policy Committee and attracted our highest negative votes.

Seven of our directors (on our unwieldy 16-member board with consequence risk of CEO domination) had 12 to 17-years long-tenure (independence concern).  Moreover, these long-tenured directors held the chairmanships on our 3 most important board committees.

Please encourage our board to respond positively to this proposal to help turnaround the above type practices: Executives To Retain Significant Stock - Yes on 7.

Caterpillar Response to PROPOSAL 7 — Executives to Retain Significant Stock

Statement in Opposition to Proposal

After careful consideration, the Board recommends voting AGAINST this proposal for the reasons provided below.

We agree that meaningful, long-term stock ownership aligns executives’ interests with stockholders, promotes a focus on the Company’s long-term success and discourages unreasonable risk-taking.  However, we believe our current policies and programs achieve this goal effectively.

The Compensation Committee has approved stock ownership requirements for all employees receiving equity compensation.  Failure to meet these requirements results in automatic grant reductions, unless compelling personal circumstances prevent an employee from meeting his or her target ownership requirement.

A policy requiring executives to hold a significant portion of their equity awards for two years beyond retirement or termination could diminish our ability to attract and retain the talented executives who are critical to our long-term success. Because equity compensation is the largest element of compensation for our executive officers, the Company’s stock makes up a substantial proportion of their net worth.  These executives may have legitimate needs to diversify their portfolios.  Further, requiring executive officers to retain a 75% stock ownership threshold beyond termination or retirement could motivate executives to leave the Company early in order to realize the value of their equity compensation.

We have designed our stock ownership guidelines and other compensation policies to ensure that our executives are focused on Caterpillar’s long-term success and that their interests are aligned with those of our stockholders, which are the stated goals of the proponent. We believe the current stock ownership guidelines strike the right balance between ensuring that our executives own significant amounts of Caterpillar equity while allowing them to prudently manage their personal financial matters.

In regards to the governance concerns raised by the proponent, we note that as of the date of the filing of this proxy statement, Institutional Shareholder Services has given the Company a "Low Concern" rating  (the most favorable) in each of the four areas for which it evaluates the Company's governance practices:  Audit, Board Structure, Compensation and Shareholder Practices.  Further, Institutional Shareholder Services recommended a “For” vote in favor of the reelection of directors the last time any of the current nominees stood for reelection, most recently in 2010.  Please see the Compensation Discussion and Analysis section of this proxy statement for an explanation of compensation decisions.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS RECOMMENDS VOTING “AGAINST” PROPOSAL 7.

PROPOSAL 8 — Director Election Majority Vote Standard

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of Company securities held by the proponent of this stockholder proposal promptly upon receipt of a written or oral request.

Resolution Proposed by Stockholder

Resolved: That the shareholders of Caterpillar Inc. (or the “Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement of Proponent

In order to provide shareholders a meaningful role in director elections, Caterpillar’s director election vote standard should be changed to a majority vote standard.  A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected.  The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot.  We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards.  Our Company presently uses a plurality vote standard in all director elections.  Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

An increasing number of companies, including 3M Company, The Boeing Company, Deere & Co., General Dynamics Corp., and Honeywell International Inc., have adopted a majority vote standard for director elections.  Additionally, these companies have adopted director resignation policies to address post-election issues related to the status of director nominees who fail to win election.  Other companies, including our Company, have responded only partially to the call for change by simply adopting post-election director resignation policies.

We believe that a post-election director resignation policy without a majority vote standard in company bylaws or articles is an inadequate reform.  The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard.  With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election.  A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post-election role in determining the continued status of an unelected director.

We urge shareholders to vote FOR this proposal.

Caterpillar Response to PROPOSAL 8 — Director Election Majority Vote Standard

After careful consideration, the Board recommends voting AGAINST this proposal for the reasons provided below.

The Company received a similar proposal for the past several years and each year the proposal received less than a majority of the votes cast by stockholders. In light of these results and for the reasons provided below, the Board believes that the Company’s current method of electing directors is not only preferred by our stockholders, but continues to be in the best long-term interests of the Company and its stockholders.

Company stockholders currently elect their directors by plurality voting; however, the Board has adopted a director resignation policy, which provides that any director nominee who receives a greater number of “withheld” votes than votes “for” is required to tender his or her resignation to the Governance Committee. The Governance Committee will consider the resignation and recommend to the Board whether or not to accept the resignation. The independent directors will then make a decision regarding the resignation and publicly disclose their decision. The Board believes that this policy promotes a good balance between providing stockholders a meaningful and significant role in the process of electing directors and allowing the Board flexibility to exercise its independent judgment on a case-by-case basis.

Moreover, the proponent’s characterization of plurality voting, particularly the statement that a director may be elected by a single vote even if a substantial majority of the votes cast are “withheld,” is improbable – especially in light of the Company’s past voting results.  The Company’s stockholders have an excellent history of electing strong and independent directors by plurality voting. During the past ten years, the average affirmative vote for directors has been greater than 95 percent of the shares voted through the plurality voting process.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS RECOMMENDS VOTING “AGAINST” PROPOSAL 8.

PROPOSAL 9 — Special Stockholder Meetings

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of Company securities held by the proponent of this stockholder proposal promptly upon receipt of a written or oral request.

Resolution Proposed by Stockholder

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 20% of our outstanding common stock (or the lowest percentage permitted by law above 20%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by law) in regard to calling a special meeting that apply only to shareowners but not to management and/or the board.

Supporting Statement of Proponent

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring - when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board's current power to call a special meeting.

This proposal topic won more than 60% support at the following companies: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD).

Please encourage our board to respond positively to this proposal regarding Special Shareowner Meetings.

Caterpillar Response to PROPOSAL 9 — Special Stockholder Meetings

After careful consideration, the Board recommends voting AGAINST this proposal for the reasons provided below.

Our Certificate of Incorporation already provides a process for calling special meetings, effectively safeguarding the broader interests of all stockholders.

The Board has a longstanding goal of providing effective governance of our business for the long-term benefit of our stockholders. The Board is composed of independent, active and effective directors. 13 of our 14 directors meet the independence requirements of the NYSE, the SEC and the Board’s own standards for determining director independence. The primary responsibility of the Board is to promote the best interests of Caterpillar and its stockholders by overseeing the management of the Company’s business and affairs.

Our Certificate of Incorporation provides that a special meeting of stockholders may be called at any time by a majority of the Board members. This provision is appropriate for a public company the size of Caterpillar because it allows the Board members, in accordance with their fiduciary duties, to exercise their business judgment to determine when it is in the best interests of the Company and its stockholders to convene a special meeting. These provisions effectively safeguard the broader interests of the Company and all stockholders by entrusting such decisions to a qualified and experienced group of directors elected by all stockholders who have a fiduciary duty to act in the best interests of the Company and all stockholders.

This proposal would enable holders of only 20 percent of our outstanding shares to call special stockholders’ meetings without any limitation on the number or frequency of such meetings. Thus, a small group of stockholders could call special meetings on topics that do not concern, or may be of little or no interest or value to, the majority of stockholders.

A special stockholders’ meeting would be an expensive and time-consuming event. Proxy materials would have to be prepared, printed and distributed, requiring the Company to incur significant costs. The Board and management of the Company would be required to spend a significant amount of time preparing for the meeting, diverting their attention from overseeing and managing the Company’s business. As a result, the Board believes that a special stockholders’ meeting should be convened when the Board members, exercising their fiduciary obligations, determine that there is an extraordinary matter or significant strategic concern that requires consideration by the Company’s stockholders before the next annual meeting.

Our corporate governance policies ensure that the Board is held accountable and provide stockholders with access to the Board and ample opportunity to submit items for approval at annual meetings.

The Board believes that the Company’s existing corporate governance policies provide an appropriate balance between ensuring that the Board is accountable to the stockholders and enabling the Board to effectively oversee the Company’s business for the long-term benefit of the stockholders. In particular, stockholders may communicate directly with any director, any Board committee or the full Board; propose director nominees to the Governance Committee; and submit proposals for presentation at an annual meeting of the stockholders of the Company and for inclusion in the Company’s proxy statement for that annual meeting.

In fact, the Board’s governance practices and policies demonstrate its commitment to being accountable to the Company’s stockholders, including the following:

•	In June 2005, the Company terminated its stockholder rights plan, or “poison pill,” early in response to stockholder concerns.
•
Based on stockholder votes in 2008 and 2009, the Board approved a plan to declassify the Board so that all Directors are elected annually.  The plan was submitted to and subsequently approved by stockholders in 2010 and has been implemented by the Company for this Annual Meeting.

•
In response to current trends in corporate governance, the Board recommended, and stockholders approved, the elimination of certain supermajority voting requirements in our Certificate of Incorporation and Bylaws in 2010.

These policies provide stockholders with reasonable access to Board members and adequate opportunities to bring matters before the stockholders on an annual basis.

Our stockholders already have the right to vote on certain significant corporate transactions.

The suggestion that stockholders need the right to call special meetings to protect their interests in the case of extraordinary events involving the Company is simply misleading. We are subject to rules governing Delaware corporations and companies listed on the NYSE that already require us to submit certain significant matters to a stockholder vote for approval.  For example, amendments to the Company’s Certificate of Incorporation, mergers, a sale of all or substantially all of the Company’s assets, increases in the number of authorized shares and the adoption of equity-based compensation plans all require a stockholder vote.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS RECOMMENDS VOTING “AGAINST” PROPOSAL 9.

PROPOSAL 10 — Independent Chairman of the Board

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of Company securities held by the proponent of this stockholder proposal promptly upon receipt of a written or oral request.

Resolution Proposed by Stockholder

RESOLVED: The shareholder request the Board of Directors of Caterpillar Inc. to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. This policy should be phased in for the next CEO transition. Compliance with this policy is waived if no independent director is available and willing to serve as Chair.

Supporting Statement of Proponent

I believe:

•	The role of the CEO and management is to run the company.
•	The role of the Board of Directors is to provide independent oversight of management and the CEO.
•	There is a potential conflict of interest for a CEO to be her/his own overseer while managing the business.

Numerous institutional investors recommend separation. For example, California's Retirement System CaIPERS' Principles & Guidelines encourage separation, even with a lead director in place.

Board members have also demonstrated a preference for separation. According to a 2010 corporate governance survey of 400 board members by Sullivan & Cromwell LLP, approximately 70% of respondents believe the head of management should not concurrently be the head of the board.

In 2009, Yale University's Millstein Center for Corporate Governance and Performance published a Policy Briefing paper "Chairing the Board," arguing the case for a separate, independent Board Chair.

The report was prepared in conjunction with the "Chairmen's Forum" composed of a group of Directors. "A separate CEO and Chairman should improve corporate performance and lead to more competitive compensation practices," said Gary Wilson, former Chair at Northwest Airlines, a Yahoo Director and a member of the Forum.

The report stated that chairing and overseeing the Board is a time intensive responsibility and that a separate Chair leaves the CEO free to manage the company and build effective business strategies.

An independent Chair also avoids conflicts of interest and improves oversight of risk. Any conflict in this role is reduced by clearly spelling out the different responsibilities of the Chair and CEO.

Many companies have separate and/or independent Chairs. By 2008, close to 39% of the S&P 500 companies had boards that were not chaired by their chief executive. An independent Chair is the prevailing practice in the United Kingdom and many international markets.

Shareholder resolutions urging separation of CEO and Chair averaged approximately 37% support in 2009 at 30 companies and 29% with 36 companies in 2010, an indication of strong investor support.

An independent Chair and vigorous Board can improve focus on important ethical and governance matters, strengthen accountability to shareowners and help forge long-term business strategies that best serve the interests of shareholders, consumers, employees and the company.  Conversely a combined CEO Chair role potentially establishes an “imperial CEO", lessening accountability.

To foster a simple transition, I am requesting that this policy be phased in and implemented when the next CEO is chosen.

I urge you to vote FOR this resolution. A separate independent Chair can enhance investor confidence and strengthen the integrity of the Board.

Caterpillar Response to PROPOSAL 10 — Independent Chairman of the Board

After careful consideration, the Board recommends voting AGAINST this proposal for the reasons provided below.

The combined role of Chairman and CEO promotes unified leadership and a clear focus for management as it executes our strategy and business plans.

The Board believes the combined role of Chairman and CEO promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute our strategy and business plans. The Board has adopted Guidelines on Corporate Governance Issues (available at www.caterpillar.com/governance), consistent with our Bylaws, which state that the role of the Chairman of the Board is to be filled by the Company’s CEO. This leadership structure provided stability and continuity as we executed on our strategy and business plans during a transition in leadership in 2010 when Mr. Oberhelman succeeded Mr. Owens as Chairman and CEO and has fostered the continued success of the Company, which has paid a cash dividend every year since its formation in 1925. The combined structure also avoids the added costs and inefficiencies that would result by mandating an independent Chairman.

You have repeatedly rejected similar proposals in the past.

Our stockholders rejected similar stockholder proposals in 2006, 2007, 2009 and 2010. The proposal suggests that the Board cannot provide effective independent oversight of the Company and its management team because an independent director does not hold the office of Chairman. The Board disagrees with this assertion. Indeed, the majority of S&P 500 companies currently combine the positions of Chairman of the Board and CEO.

The Board has already adopted measures, including establishing the role of an independent Presiding Director, to assure its ability to provide independent oversight of management.

The Board agrees with the proponent that its role, among others, is to provide independent oversight of the CEO and management and has adopted various policies to ensure its independence. Each of the directors, with the exception of the Chairman, has been determined to be independent as defined under NYSE regulations, and all committees of the Board are made up entirely of independent directors. The Board and Governance Committee have consistently nominated strong, accomplished individuals as directors, many of whom are currently or recently have been leaders of major companies or institutions, and all of whom are independent thinkers and have a wide range of relevant expertise and skills.

In addition, the independent directors have unanimously elected, from the ranks of the independent directors, the Chairman of the Governance Committee as the Board’s Presiding Director. The Presiding Director’s duties and responsibilities include: (i) presiding at all meetings of the Board at which the Chairman is not present; (ii) serving as a liaison between the Chairman and the independent directors; (iii) approving information sent to the Board; (iv) approving meeting agendas for the Board; (v) approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) authority to call meetings of the independent directors; and (vii) if requested by major stockholders, ensuring that he is available for consultation and direct communication. Based on these duties and responsibilities, the Board believes that the Presiding Director provides an effective “counter-balance” to the combined role of CEO and Chairman.

Given the strong leadership of the Company’s Chairman and CEO, the counter-balancing role of the Presiding Director and a Board comprised of strong and independent directors, the Board continues to believe it is in the best long-term interests of the Company and its stockholders to maintain the combined role of Chairman and CEO.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS RECOMMENDS VOTING “AGAINST” PROPOSAL 10.

PROPOSAL 11 — Review of Global Corporate Standards

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of Company securities held by the proponent of this stockholder proposal promptly upon receipt of a written or oral request.

Resolution Proposed by Stockholder

Whereas, Caterpillar, a global corporation, faces increasingly complex problems as the international social and cultural context changes.

Companies are faced with ethical and legal challenges arising from diverse cultures and political and economic contexts. Today, management must address issues that include human rights, workers’ right to organize, non-discrimination in the workplace, protection of environment and sustainable community development. Caterpillar itself does business in countries with human rights challenges including China, Colombia, Myanmar/Burma, Syria and Israel and the occupied Palestinian territories.

We believe global companies must implement comprehensive codes of conduct, such as those found in “Principles for Global Corporate Responsibility: Bench Marks for Measuring Business Performance,” developed by an international group of religious investors. (www.bench-marks.org) Companies must formulate policies to reduce risk to reputation in the global marketplace. To address this situation, some companies, such as Hewlett-Packard and Coca-Cola, are even extending policies to include franchisees, licensees and agents that market, distribute or sell their products.

In August 2003, the United Nations Sub-Commission on the Promotion and Protection of Human Rights took historic action by adopting “Norms on the Responsibilities of Transnational Corporations and Other Business Enterprises with Regard to Human Rights.”(www1.umn.edu/humanrts/links/NormsApril2003.html)

RESOLVED: shareholders request the Board of Directors to review and amend, where applicable, Caterpillar’s policies related to human rights that guide international and U.S. operations, extending policies to include franchisees, licensees and agents that market, distribute or sell its products, to conform more fully with international human rights and humanitarian standards, and that a summary of this review be posted on Caterpillar’s website by October 2011.

Supporting Statement of Proponent

Caterpillar’s current policy, the Worldwide Code of Conduct, contains no references to existing international human rights codes except for a corporate policy of non-discrimination, and aspirational goals to maintain employee health and safety. It does not apply to company dealers whose activities can carry extensive reputational risks for Caterpillar. We believe company policies should reflect more robust, comprehensive understanding of human rights.

We recommend the review include policies designed to protect human rights-civil, political, social, environmental, cultural and economic-based on internationally recognized human rights standards, i.e., Universal Declaration of Human Rights, Fourth Geneva Convention, International Covenant on Civil and Political Rights, core labor standards of the International Labor Organization, International Covenant on Economic, Cultural and Social Rights, and United Nations resolutions and reports of UN special rapporteurs on countries where Caterpillar does business.

This review and report will assure shareholders that Caterpillar policies and practices reflect or conform to human rights conventions and guidelines and international law. We are not recommending specific provisions of the above-named international conventions. We believe significant commercial advantages may accrue to Caterpillar by adopting a comprehensive policy based on UN Human Rights Norms serving to enhance corporate reputation, improve employee recruitment and retention, improve community and stakeholder relations and reduce risk of adverse publicity, consumer boycotts, divestment campaigns and lawsuits.

Caterpillar Response to PROPOSAL 11 — Review of Global Corporate Standards

 After careful consideration, the Board recommends voting AGAINST this proposal for the reasons provided below.

Our Worldwide Code of Conduct (Code of Conduct) defines what we stand for and believe in, documenting the uncompromisingly high ethical standards our Company has upheld since its founding in 1925.

Our Code of Conduct, first published in 1974 and most recently updated in 2010, is readily available on the Company’s website at www.caterpillar.com/code and, as illustrated in the following excerpts, already embodies many of the principles contained in the proponents’ proposal.

We Treat People Fairly and Prohibit Discrimination
•	We build and maintain a productive, motivated work force by treating all employees fairly and equitably. We respect and recognize the contributions of employees as well as other stakeholders.
•
We will select and place employees on the basis of their qualifications for the work to be performed, considering accommodations as appropriate and needed -- without regard to their race, religion, national origin, color, gender identity, sexual orientation, age, and/or physical or mental disability.

•	We support and obey laws that prohibit discrimination everywhere we do business.

We Treat Others with Respect and Do Not Tolerate Intimidation or Harassment
•	Caterpillar insists on a work environment free of intimidation and harassment.

We Select, Place and Evaluate Employees Based on their Qualifications and Performance
•	Caterpillar selects, places, evaluates and rewards employees based on their personal qualifications and skills for the job, demonstrated performance and the contributions they make to Caterpillar.

We Foster an Inclusive Environment
•
We understand and accept the uniqueness of individuals, and are non-judgmental regarding differences. We value the diversity of unique talents, skills, abilities, and experiences that enable Caterpillar people to achieve superior business and personal results.

We Conduct Business Worldwide With Consistent Global Standards
•
As a global company, we understand that there are many differing economic and political philosophies and forms of government throughout the world. We acknowledge the wide diversity that exists among the social customs and cultural traditions in the countries in which we operate. We respect such differences, and to the extent that we can do so in keeping with the principles of our Code of Conduct, we will maintain the flexibility to adapt our business practices to them.

We Protect the Health and Safety of Others and Ourselves
•
As a company, we strive to contribute toward a global environment in which all people can work safely and live healthy, productive lives, now and in the future. We actively promote the health and safety of everyone on our property with policies and practical programs that help individuals safeguard themselves and their co-workers.

We Support Environmental Responsibility Through Sustainable Development
•
We strive to create stockholder value by providing customers with solutions that improve the sustainability of their operations. We leverage technology and innovation to increase our efficiency and productivity while reducing environmental impact.  We develop new business opportunities that help our customers, dealers, distributors and suppliers do the same.  Our products and services will meet or exceed applicable regulations and standards wherever they are initially sold.  We lead industry and community initiatives that share our commitment to making sustainable progress possible.

We Refuse to Make Improper Payments
•
In dealing with public officials, other corporations and private citizens, we firmly adhere to ethical business practices. We will not seek to influence others, either directly or indirectly, by paying bribes or kickbacks, or by any other measure that is unethical or that will tarnish our reputation for honesty and integrity. Even the appearance of such conduct must be avoided.

Living By the Code
•
While we conduct our business within the framework of applicable laws and regulations, for us, mere compliance with the law is not enough. We strive for more than that. Through our Code of Conduct, we envision a work environment all can take pride in, a company others respect and admire, and a world made better by our actions.

We View Our Suppliers As Our Business Allies
•
We look for suppliers and business allies who demonstrate strong values and ethical principles and who support our commitment to quality. We avoid those who violate the law or fail to comply with the sound business practices we embrace.

At Caterpillar, we are dedicated to promoting a healthy, productive and rewarding work environment for our employees worldwide.

Our Code of Conduct reflects our dedication to these issues.  Your Board believes that the Code of Conduct effectively articulates our long-standing support for, and continued commitment to, human rights and does not believe that implementation of this proposal is necessary or desirable as the concerns raised by the proponent are already being addressed in a meaningful way.  As these issues are already provided for in our Code of Conduct, the Board further believes that this proposal would add unnecessary cost to the Company and divert management’s attention from the current processes in place to address these issues.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS RECOMMENDS VOTING “AGAINST” PROPOSAL 11.

PROPOSAL 12 — Death Benefits Policy

Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of Company securities held by the proponent of this stockholder proposal promptly upon receipt of a written or oral request.

Resolution Proposed by Stockholder

RESOLVED: The shareholders of Caterpillar Inc. (the "Company") hereby request the board of directors to adopt a policy that, unless the shareholders expressly authorize such outlays, the Company will not make any payments, grants or awards following the death of a senior executive in the form of unearned salary or bonuses; accelerated vesting or the continuation in force of unvested and unearned equity grants; awards of ungranted equity; perquisites; or other forms of a payment, grant or award. This policy would not apply to the extent that comparable payments, grants or awards are offered to other Company employees. This resolution would not affect actions taken under existing plans that provide for such benefits, but would apply to any proposed new plans and modifications, amendments or extensions of existing plans.

Supporting Statement of Proponent

As shareholders, we support a compensation philosophy that provides sufficient remuneration to motivate and retain senior talented executives and that ties their pay to the long-term performance of the Company. We believe that such a "pay for performance" approach is needed to align the interests of executives with those of shareholders.

In our view, "golden coffin" awards, which can require a company to make significant payments or awards after an executive's death, are inconsistent with that approach. Senior executives have opportunities while alive to contribute to a pension fund, purchase life insurance, or engage in other estate planning strategies suitable to their needs. We see no reason to saddle shareholders with payments or awards when shareholders are receiving no services in return.

Caterpillar currently offers death benefits to senior executives, including accelerated vesting of options and stock appreciation rights, which may be exercised for up to 60 months from the date of death or the remainder of the term for the option or SAR, whichever occurs first. Plans also provide for accelerated vesting of restricted stock, performance shares or performance units.

These provisions can provide millions of dollars to the estates of individual senior executives when those executives would no longer be providing services to the Company.

We agree with Peter Gleason, CFO of the National Association of Corporate Directors, who was quoted in Financial Week as calling "golden coffin" packages a "bad idea." We disagree that such packages enhance executive retention, as an executive who is deceased cannot be "retained."

We thus ask the Company to adopt a policy against future death benefits for senior executives unless there has been an independent shareholder authorization. At present, death benefits are but one element of larger incentive award plans, which the Company submits to shareholders for an "up-or-down" vote on the entire package. Because of what we view as a disconnect between "golden coffin'" packages and pay for performance, we believe that such benefits should be allowed only if broken out for separate shareholder consideration and authorization.

We urge shareholders to vote FOR this proposal.

Caterpillar Response to PROPOSAL 12 — Death Benefits Policy

Statement in Opposition to Proposal

After careful consideration, the Board recommends voting AGAINST this proposal for the reasons provided below.

Our Board and the Compensation Committee recognize the need to attract and retain talented executives in the context of the competitive environment in which the Company operates. We believe the Company’s current compensation plans, implemented with the assistance of the Compensation Committee’s independent consultant, are customary and competitive, including with respect to benefits payable upon an executive’s death.

The Board disagrees with the proponents’ assertion that Caterpillar’s compensation programs “saddle shareholders with payments or awards when shareholders are receiving no services in return.”  The compensation structure is specifically designed to pay executives for services actually performed for the Company.  The only payments made following an executive’s death would be payments previously earned but unpaid and amounts payable upon the vesting of long-term incentive awards granted to the executive prior to his or her death. The award payments are not a windfall – they are not increased when an employee dies.  Specifically, the current compensation structure provides that in the event of an executive’s death the following occurs with respect to their compensation:

•	Salary – ceases immediately
•	Short-Term Incentive Plan Compensation – the payout, if ultimately earned, is prorated for the portion of the performance period during which the deceased executive was an active employee
•	Long Term Cash Performance Plan Awards – the payout, if ultimately earned, is prorated for the portion of the performance period during which the deceased executive was an active employee
•
Equity Based Compensation – awards vest and, if there is an exercise feature, the award is exercisable by the deceased executive’s heirs for the shorter of (i) the exercise period set forth in the award or (ii) sixty months.

The vesting provisions described above are all included within employee benefit plans that have already been approved by the Company’s stockholders.  The vesting provisions for executives apply equally to other employees participating in the plans.  Accordingly, we believe we have already fulfilled the principal objective of this stockholder proposal.

FOR THESE REASONS, YOUR BOARD OF DIRECTORS RECOMMENDS VOTING “AGAINST” PROPOSAL 12.

PART FOUR — Other Important Information

Persons Owning More than Five Percent of Caterpillar Common Stock

Based on a review of any Schedule 13G and any amendments to Schedule 13G filed with the SEC through April 14, 2011, the following persons beneficially own more than five percent of Caterpillar common stock.

Persons Owning More than Five Percent of Caterpillar Common Stock(1) (as of December 31, 2010)
	Voting Authority		Dispositive Authority		Total Amount of Beneficial	Percent of
Name and Address	Sole	Shared	Sole	Shared	Ownership	Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	33,081,726	0	33,081,726	0	33,081,726	5.21
State Street Corporation and various direct and indirect subsidiaries (2) State Street Financial Center One Lincoln Street Boston, MA 02111	0	28,721,618	0	75,802,084	75,802,084	11.9
(1)	This information is based upon Schedule 13Gs filed with the SEC for year-end December 31, 2010.
(2)	State Street Bank and Trust Company serves as investment manager for certain Caterpillar defined benefit plans (8,105,156 shares) and defined contribution plans (38,975,310 shares).

Security Ownership of Certain Beneficial Owners and Management

Security ownership of management, the Board of Directors and Nominees to the Board of Directors is included in the following table.

Caterpillar Common Stock Owned by Executive Officers and Directors (as of December 31, 2010)
Blount	71,156	1, 22	Magowan	333,817	12
Brazil	37,636	2	Muilenburg	0
Burritt	402,906	3, 22	Oberhelman	907,089	13
Calhoun	1,800		Osborn	63,558	14
Dickinson	9,653	4	Owens	2,830,220	15, 22
Dillon	84,620	5, 22	Powell	59,980	16
Fife	56,833	6	Rapp	311,139	17
Fosler	37,348	7, 22	Rust	41,766	*18
Gallardo	273,589	8	Schwab	4,098
Goode	103,086	9	Smith	43,818	19
Greene	2,000	23	Vittecoq	680,558	20
Lavin	286,466	10	White	0	23
Levenick	580,800	11	Wunning	604,124	21
			All directors and executive officers as a group	8,298,993	24

1
Blount - Includes 52,833 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors’ Deferred Compensation Plan (DDCP) representing an equivalent value as if such compensation had been invested on December 31, 2010 in 1,831 shares of common stock.

2
Brazil - Includes 28,833 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2010 in 683 shares of common stock.

3
Burritt - Includes 381,199 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Supplemental Deferred Compensation Plan (SDCP), Supplemental Employees’ Investment Plan (SEIP) and/or the Deferred Employees’ Investment Plan (DEIP) representing an equivalent value as if such compensation had been invested on December 31, 2010 in 12,143 shares of common stock.

4
Dickinson - Includes 5,833 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2010 in 10,989 shares of common stock.

5
Dillon - Includes 52,833 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2010 in 9,436 shares of common stock.

6	Fife - Includes 36,833 shares subject to stock options exercisable within 60 days.
7	Fosler - Includes 28,833 shares subject to stock options exercisable within 60 days.
8
Gallardo - Includes 52,833 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2010 in 12,769 shares of common stock.

9
Goode - Includes 44,833 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2010 in 50,470 shares of common stock.

10
Lavin - Includes 235,580 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to SDCP, SEIP and/or DEIP representing an equivalent value as if such compensation had been invested on December 31, 2010 in 18,472 shares of common stock.

11
Levenick - Includes 485,396 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to SDCP, SEIP and/or DEIP representing an equivalent value as if such compensation had been invested on December 31, 2010 in 15,221 shares of common stock.

12
Magowan - Includes 28,833 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2010 in 25,212 shares of common stock.

13
Oberhelman - Includes 825,884 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to SDCP, SEIP and/or DEIP representing an equivalent value as if such compensation had been invested on December 31, 2010 in 42,512 shares of common stock.

14
Osborn - Includes 28,833 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2010 in 199 shares of common stock.

15
Owens - Includes 2,402,666 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to SDCP, SEIP and/or DEIP representing an equivalent value as if such compensation had been invested on December 31, 2010 in 9,127 shares of common stock.

16
Powell - Includes 52,833 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2010 in 199 shares of common stock.

17
Rapp - Includes 269,044 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to SDCP, SEIP and/or DEIP representing an equivalent value as if such compensation had been invested on December 31, 2010 in 20,574 shares of common stock.

18
Rust - Includes 28,833 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2010 in 16,794 shares of common stock.

19
Smith - Includes 32,833 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to DDCP representing an equivalent value as if such compensation had been invested on December 31, 2010 in 1,997 shares of common stock.

20	Vittecoq - Includes 568,516 shares subject to stock options exercisable within 60 days.
21
Wunning - Includes 529,694 shares subject to stock options exercisable within 60 days.  In addition to the shares listed above, a portion of compensation has been deferred pursuant to SDCP, SEIP and/or DEIP representing an equivalent value as if such compensation had been invested on December 31, 2010 in 22,402 shares of common stock.

22	Retired from the Company and/or the Board in 2010.
23	Became a director of the Company effective January 1, 2011.
24
This group includes directors, named executive officers and five additional executive officers subject to Section 16 filing requirements (group).  Amount includes 6,581,660 shares subject to stock options exercisable within 60 days and 466,749 shares for which voting and investment power is shared.  The group beneficially owns 1.3 percent of the Company’s outstanding common stock, however, no individual within the group beneficially owns more than 1 percent of our stock.  None of the shares held by the group have been pledged.

Compensation

Compensation Discussion and Analysis (CD&A)

Executive Summary

As the global economy continued to improve throughout 2010, Caterpillar prepared for an increased product demand by investing in product development, additional capacity and strategic acquisitions.  Caterpillar substantially increased production, improved factory efficiency and set a new record for Machinery and Engines operating cash flow of $5.638 billion up from $3.147 billion in 2009.  In addition, our Machinery and Engines debt-to-capital ratio improved to 34.8 percent from 47.2 percent at year-end 2009.  Caterpillar’s accomplishments also came in a year that included the retirement of James W. Owens and the transition to Douglas R. Oberhelman as Caterpillar’s Chairman and Chief Executive Officer.

Caterpillar delivered strong financial results for 2010, as illustrated in the following comparison to 2009:

As illustrated above, our Sales and Revenues recovered in 2010 and were $42.588 billion, an increase of 31 percent from $32.396 billion in 2009.  Caterpillar was able to achieve this increased growth while also controlling costs, which contributed to our profit of $2.7 billion, an increase of 202 percent from $895 million in 2009.  These results translated into a profit per share (PPS) of $4.15 in 2010, which was nearly triple the $1.43 PPS in 2009.

Pay for Performance and Pay at Risk

Our compensation programs are intended to align the interests of our named executive officers (NEOs) with those of our stockholders.  To accomplish this, our compensation programs are based on two fundamental concepts:  Pay for Performance and Pay at Risk.  As an employee’s responsibility increases, so does the proportional amount of “at risk” pay. This is especially true for our executives who have direct responsibility for overall Company performance. A significant portion of executive pay depends on meeting certain performance goals, which is fundamental to aligning executive pay with long-term stockholder interests.  Our Pay for Performance and Pay at Risk environment is best illustrated in the following charts, which show over 85 percent of our NEOs’ 2010 compensation was provided in the form of variable compensation, the value of which is tied to Caterpillar’s performance.

Corporate Governance Framework

The Compensation Committee of the Board of Directors (the “Compensation Committee” or “Committee”), with the assistance of its independent compensation consultant, engages in an ongoing review of the Company’s executive compensation programs to ensure they support the Company’s compensation philosophy, to link the interests of management with stockholders and to attract and retain high caliber, talented employees.  Following are highlights of the Company’s corporate governance framework, which reinforces our Pay for Performance environment:

▪
Stock ownership requirements – When compared to the Caterpillar Compensation Comparator Group (CCCG), Caterpillar stock ownership requirements, discussed on page 39, are in the upper quartile. As of April 14, 2011, each of our named executive officers has exceeded these requirements.

▪
Benchmark process – The Compensation Committee and Caterpillar review the external marketplace in order to set market-based pay levels and consider current best practices when making compensation decisions.

▪	Independent compensation consultation – The Compensation Committee has retained and consults an independent compensation consultant.

▪
No existing change in control severance benefits – Other than certain benefits provided pursuant to the terms of the Company’s short-term and long-term incentive plans, the Company does not have any pre-existing change in control severance arrangements with its named executive officers.  The short-term and long-term incentive plans require a termination of employment in addition to a change in control before change in control benefits are triggered.

▪
Compensation recoupment policy – The Board adopted a “clawback” policy in 2007 that allows the Company to seek the reimbursement of bonus and incentive compensation or to effect the cancellation of unvested or deferred awards upon the misconduct of an executive officer that causes the Company to restate all or a portion of its financial statements.

Named Executive Officers

In October 2010, James W. Owens, our Chairman and CEO since 2004, retired from the Company.  Pursuant to a transition plan adopted by the Board, Douglas R. Oberhelman assumed the position of CEO on July 1, 2010, and Chairman on November 1, 2010.  In addition, David B. Burritt, our Vice President and Chief Financial Officer since 2004, retired from that position, effective June 1, 2010, and provided transitional support to the Company as an employee until October 1, 2010.  Edward J. Rapp, Group President of the Company, assumed the additional position of Chief Financial Officer, effective June 1, 2010.

During fiscal year 2010, Caterpillar was organized into five groups, each led by a Group President.  Because the five group presidents all have significant responsibilities, we are including all five as NEOs.  This CD&A describes the overall compensation practices at Caterpillar and specifically describes the 2010 total compensation for the following NEOs:

▪	James W. Owens, retired Chairman and CEO
▪	Douglas R. Oberhelman, Vice Chairman, CEO-Elect, Chairman and CEO
▪	Richard P. Lavin, Group President
▪	Stuart L. Levenick, Group President
▪	Edward J. Rapp, Group President and Chief Financial Officer
▪	Gerard R. Vittecoq, Group President
▪	Steven H. Wunning, Group President
▪	David B. Burritt, retired Vice President and Chief Financial Officer

We are fortunate to have executives who are “career employees” with a strong commitment to the long-term success of Caterpillar. In fact, the average tenure of our NEOs is 33 years.

Compensation Philosophy and Objectives

As described above, two primary components define Caterpillar’s compensation philosophy: Pay for Performance and Pay at Risk.  The Compensation Committee established three principles to drive this philosophy through the Company’s compensation design:

1.
Base salary, as a percentage of total direct compensation, should decrease as salary grade levels increase. As employees move to higher levels of responsibility with more direct influence over the Company’s performance, they have a higher percentage of pay at risk.

2.
The ratio of long-term incentive compensation to short-term incentive compensation should increase as salary grade levels increase. Caterpillar expects executives to focus on the Company’s long-term success. The compensation program is designed to motivate executives to take actions that are best for the Company’s long-term viability.

3.
Equity compensation should increase as salary grade levels increase. Employees in positions that most directly affect the Company’s performance should have profitable growth for the Company as their main priority. Receiving part of their compensation in the form of equity reinforces the link between their actions and stockholders’ investment. Equity ownership encourages executives to behave like owners and provides a clear link with stockholders’ interests.

In following these principles, and by tying employee compensation to both individual performance and the Company’s long-term performance, we seek to link the interests of management and long-term stockholders. In addition, the compensation program is designed to attract and retain high-caliber, talented employees who will guide our Company to continued success.

Overview of Compensation Practices

The Compensation Committee is responsible for the compensation program design and decision-making process for NEOs.  The Compensation Committee regularly reviews our compensation practices, including the methodologies for setting NEO total compensation, the goals of the compensation program and the underlying compensation philosophy.  The Compensation Committee believes that by utilizing long-term cash and equity awards as the predominant components of NEO total compensation, along with significant stock ownership requirements, the NEO objectives are aligned with those of our long-term stockholders.

How Caterpillar Determines Total Compensation for NEOs

The Compensation Committee considers benchmark data provided by its independent compensation consultant to compare Caterpillar’s practices and compensation levels with comparable companies within its industry and across multiple industries.  While the Compensation Committee considers benchmark data as one factor in establishing the elements of executive compensation, the Compensation Committee may vary from the benchmark data in exercising its independent judgment, particularly with respect to individual performance. The responsibilities of the Compensation Committee are described more fully in its charter, which is available at www.caterpillar.com/governance.

Performance Evaluation:  CEO

The Board, excluding the CEO, conducts the CEO’s performance evaluation.  The Board’s evaluation includes both objective and subjective criteria regarding the CEO’s performance, including:

▪	Caterpillar’s financial performance.
▪	The accomplishment of Caterpillar’s long-term strategic objectives.
▪	The achievement of individual goals set at the beginning of each year.
▪	The development of Caterpillar’s top management team.

Prior to the Board’s approval of CEO compensation, the Compensation Committee evaluates CEO compensation using benchmark information (discussed on page 39) to set total compensation.  The Compensation Committee also conducts an initial performance review and provides recommendations on CEO compensation to the Board based upon the outcome of this performance evaluation.

Performance Evaluations:  NEOs other than CEO

The Compensation Committee, in conjunction with the CEO, conducts performance evaluations for the other NEOs, excluding Mr. Burritt, whose performance evaluation was performed prior to his retirement by Mr. Rapp.  Each February, the CEO submits a performance assessment and compensation recommendation to the Compensation Committee for each of the other NEOs.  The performance evaluation is based on factors including:

▪	Achievement of individual and Caterpillar’s objectives.
▪	Contribution to Caterpillar’s performance.
▪	Leadership accomplishments.

The Compensation Committee, using the outcome of each performance evaluation, along with total compensation benchmark information, makes the final decision regarding total compensation for the other NEOs.  Due to the economic conditions, no performance based compensation increases were made in 2010.

Compensation Consultant

In 2010, the Compensation Committee retained John L. Anderson of Meridian Compensation Partners, LLC (Meridian) to provide ongoing advice and information regarding design and implementation of Caterpillar’s executive compensation programs.  Mr. Anderson also provided information and updates to the Compensation Committee about regulatory and other technical developments that may affect the Company’s executive compensation programs.  Mr. Anderson and a team at Meridian provided the Compensation Committee with competitive market information, analyses and trends on executive base salary, short-term incentives, long-term incentives, benefits and perquisites.

In previous years, the Committee engaged Mr. Anderson when he was employed at Hewitt Associates.  In January 2010, Hewitt Associates (now AonHewitt) spun off a portion of its executive compensation consulting practice into a separate entity that became Meridian. Meridian operates as an entirely independent executive compensation consulting firm reporting directly and solely to the Committee since February 1, 2010.  Mr. Anderson joined Meridian when it was formed and is no longer employed by and has no affiliation with Hewitt.  Effective February 1, 2010, the Compensation Committee hired Mr. Anderson of Meridian solely as its compensation consultant. Meridian exclusively provides executive and director compensation consulting services to the Company. To ensure independence:

▪	The Compensation Committee directly retained and has the authority to terminate Mr. Anderson.

▪	Mr. Anderson is engaged by and reports directly to the Compensation Committee and its chairman.

▪	Mr. Anderson meets regularly and as needed with the Compensation Committee in executive sessions that are not attended by any personnel of the Company.

▪	Mr. Anderson has direct access to all members of the Compensation Committee during and between meetings.

▪	Interactions between Mr. Anderson and management generally are limited to discussions on behalf of the Compensation Committee and information presented to the Compensation Committee for approval.

Annual Review of Consultant Independence

The Compensation Committee is responsible, without the influence or input of management, for retaining and terminating compensation consultants and determining their terms and conditions, including fees.  Meridian provides the Compensation Committee an annual update on its services and related fees. Meridian’s aggregate fees rendered for these services in 2010 were approximately $496,000.  Prior to the separation of Meridian from Hewitt on February 1, 2010, Hewitt provided approximately $8,500 in executive compensation consulting services in 2010.  The fees paid by Caterpillar to Hewitt for all other services excluding Compensation Committee services totaled approximately $2.248 million in 2010.  These fees were paid to a separate unit of Hewitt providing third-party administration for Caterpillar’s U.S. retirement plans, as well as Caterpillar’s U.S. health and welfare plans.

The Compensation Committee regularly reviews the independent compensation consultant’s services to evaluate whether such services were performed objectively and free from the influence of management.  The Compensation Committee concluded Mr. Anderson and his team provided candid, direct and objective advice to the Compensation Committee.

2010 Comprehensive Review of Executive Compensation Program

At the direction of the Compensation Committee, Meridian conducted an independent and comprehensive review of the Company’s executive compensation programs.  The broad purpose of this review was to assess whether the Company’s compensation structure and plans are delivering intended results.  More specifically, the review was meant to enable Company management and the Compensation Committee to evaluate whether the current programs meet the Company’s executive talent needs, are aligned with business priorities and appropriately reflect best practices of the external market.

This comprehensive review included interviews with selected members of management and the Board to gather a profile of current perspectives and perceptions about the effectiveness of Caterpillar’s compensation program.  The review also encompassed extensive external benchmark analysis, primarily based on 2010 CCCG data, as well as comparative financial research and other quantitative analysis.  While the Compensation Committee did not recommend any changes with respect to Caterpillar’s 2010 compensation program, the Compensation Committee did recommend, based on this review, changes to the LTCPP program (discussed on page 46) effective for the 2011-2013 performance cycle.

Peer Group Benchmarking
In 2010, Caterpillar continued to use the CCCG as the peer group benchmark for NEO compensation.  The CCCG consisted of the 28 large public companies listed below.  Because we compete for executive talent from a variety of industries, the 28 companies represent a cross section of industries, not just heavy manufacturing companies.  The peer group study methodology is consistent each year, which makes it easier to isolate how Caterpillar’s executive compensation program is changing in relation to the market.  The Compensation Committee monitors the CCCG to ensure it continues to provide a reasonable comparison basis for executive compensation.  There were no changes from 2009 to 2010 with respect to the companies included in the CCCG.

The CCCG’s median annual revenue is greater than Caterpillar’s with Caterpillar’s revenue ranked at the 43rd percentile of the peer group.  To account for differences in the size of the companies in that group, the compensation consultant conducts a regression analysis with each comparator company and presents the analysis to the Compensation Committee.  Regression analysis adjusts the compensation data for differences in the companies’ revenue, allowing Caterpillar to compare its compensation levels to similarly sized companies.  The CCCG is composed of the following companies:

Caterpillar uses a comparator group to benchmark (compare) all components of compensation to other companies within the group.  Caterpillar targets the executive total cash compensation package, as well as the long-term incentive compensation components, at the size-adjusted median level of the comparator group.  The Compensation Committee believes that targeting the size-adjusted median level of the comparator group is necessary to attract and retain high-caliber employees.  This ensures that Caterpillar remains competitive while maximizing its resources for stockholders.

Components of Caterpillar’s Compensation Program
Total compensation for all NEOs is a mix of annual total cash and long-term incentives.

Total compensation is a mix of total cash and long-term incentives.

Executive Short-Term Incentive Plan (ESTIP) and Short-Term Incentive Plan (STIP) are annual incentive plans that deliver a targeted percentage of base salary based on performance against predetermined enterprise goals.  The plans are designed to focus the NEOs on the shorter-term critical issues that are indicative of improved year-over-year performance.

The 2006 Long-Term Incentive Plan (LTIP) includes both equity and cash under the Long-Term Cash Performance Plan (LTCPP).  LTIP is designed to reward the Company’s key employees for achieving and/or exceeding the Company’s long-term goals, to drive stockholder return and to foster stock ownership.

Total Annual Cash Compensation
The Compensation Committee’s review of 2010 CCCG market data showed total annual cash compensation structures for all NEOs were in line with the size-adjusted median level of the CCCG. The Compensation Committee made no adjustments from 2009 to the base salary compensation structures or to the 2010 short-term incentive target opportunities shown below.
Total cash includes base salary and the Executive Short-Term Incentive Plan or Short-Term Incentive Plan.

Base Salary

Due to economic conditions, NEO base salary structures were frozen, and base salary increases were eliminated for both 2009 and 2010, other than in the case of promotions.  Base salary increases will be reinstated in 2011.

As a result of Mr. Oberhelman’s increased levels of responsibility and promotion to more senior officer positions over the course of 2010, he received increases to his base salary.   Upon his promotion to Vice Chairman effective January 1, 2010, Mr. Oberhelman’s annual base salary increased from $729,996 to $942,672.  July 1, 2010, Mr. Oberhelman became CEO and his annual base salary increased to $1,155,336.  November 1, 2010, Mr. Oberhelman was named Chairman and CEO of the Company and his annual base salary increased to $1,368,000.

Mr. Rapp assumed the duties of Chief Financial Officer for the Company effective June 1, 2010; however, Mr. Rapp’s annual base salary was not adjusted in 2010 as a result of these increased responsibilities.

Incentive Plans
In 2010, our NEOs, excluding Mr. Burritt, participated in the Executive Short-Term Incentive Plan (ESTIP) while Mr. Burritt, as vice president and CFO, participated in the Short-Term Incentive Plan (STIP).  The NEOs were eligible for the following target opportunity expressed as a percentage of base salary under their respective plans:

In February 2010, the Compensation Committee reviewed and approved corporate return on assets (ROA) as the performance measure for both the 2010 ESTIP and 2010 STIP.  As further described below, this measure links the compensation of the NEOs directly to the overall performance of Caterpillar.

Prior to any ESTIP or STIP payout based on ROA, a “trigger” must be achieved, which is based on the Company’s PPS.  If the trigger is not achieved, there is no payout.  The Compensation Committee approved a PPS trigger of $2.50 for both ESTIP and STIP because Caterpillar has a strategic goal of achieving a PPS of at least $2.50 annually.

Corporate Return on Assets (ROA) is Machinery and Engines profit after tax plus short-term incentive compensation expense (after tax) divided by average monthly Machinery and Engines assets.

Profit Per Share (PPS) is the portion of a company's profit allocated to each outstanding share of common stock, diluted by the assumed exercise of stock-based compensation awards.  PPS serves as an indicator of a company's profitability.  This is also known as Earnings Per Share.

As with all components of Caterpillar’s compensation program, ESTIP and STIP reward performance.  For ROA, the Compensation Committee established the threshold, target and maximum performance levels.  If the threshold level is not achieved, there is no payout.  Increasingly larger payouts are awarded for achievement of target and maximum performance levels.  The following table outlines the payout factor range that applied to the performance level, from a threshold payout factor of 30 percent of a NEO’s target opportunity to a maximum payout factor of 200 percent of a NEO’s target opportunity.

The Compensation Committee approved ROA as the only 2010 ESTIP and 2010 STIP measure because it believed that ROA serves as a good indicator of how efficiently the Company is using its assets to generate earnings and drive value for our stockholders.  The Compensation Committee reviewed forecasted versus actual ROA results to determine the appropriate target for the 2010 measure.  The following table illustrates 2010 ROA performance levels:

The final 2010 ESTIP and 2010 STIP ROA was 7.8 percent, resulting in a payout factor of 122.49 percent of each NEO’s target opportunity and a total payout of $8.6 million to our NEOs.  The Compensation Committee has discretion to reduce ESTIP and STIP awards based on performance, but individual increases are not permitted.  There were no adjustments made to the 2010 ESTIP or 2010 STIP payouts to the applicable NEOs.  As retirees, Mr. Owens and Mr. Burritt received prorated ESTIP or STIP awards, as applicable, based on their respective retirement dates.  Individual amounts paid under the 2010 ESTIP and 2010 STIP are disclosed in the “Non-Equity Incentive Plan Compensation” column in the “2010 Summary Compensation Table” on page 51 of this proxy.

Long-Term Incentive Plan
Annually, the Compensation Committee analyzes market data regarding portfolio approaches for long-term incentive plans.  According to the Compensation Committee’s independent compensation consultant, portfolio approaches, where two or more long-term incentive compensation awards are used in some combination, are common practice. For example, our NEOs have historically been granted stock appreciation rights (SARs), which reward share appreciation; time-vested restricted stock units, which strengthen and enhance our pay for performance philosophy; and cash performance awards, which reinforce a long-term pay for results culture.

The Company used all three awards in its executive compensation package for 2010 for the reasons stated above.  Each year, the Compensation Committee sets each NEO’s target opportunity, expressed as a percentage of base salary, under the Long-Term Cash Performance Plan (LTCPP).  The cash award is tied to long-term stockholder performance based on the measures within the plan.  This amount is then subtracted from the total CCCG long-term market award value.  Providing a portion of long-term incentive in the form of cash also allows Caterpillar the ability to manage its share run rate and preserve the available pool of shares authorized for issuance under the Long-Term Incentive Plan (LTIP).  The 2010 LTIP award mix, which represents the same award mix as established for the 2009 LTIP, is illustrated in the following table:

Run rate measures the rate at which companies grant equity.  It is the number of shares granted under LTIP in any one year divided by the number of common shares outstanding.

An equity award is a stock award representing ownership in the Company.  Equity awards for NEOs currently include stock-settled stock appreciation rights (SARs) and restricted stock units (RSUs).

The market-based equity award is the equity value determined each year by the Compensation Committee.  Each year, we benchmark against the CCCG to determine our market-based award level, which is set at the size-adjusted median level of the CCCG.

Equity
Each year, the Compensation Committee benchmarks against the CCCG to determine a competitive equity award for each salary grade, including NEOs.  Our process benchmarks total equity value for all salary grades.  Consistent with the Company’s compensation philosophy, individuals at higher salary grade levels receive a greater proportion of total compensation in the form of equity.

In February 2010, the Compensation Committee approved the 2010 equity design for our NEOs, which consisted of a mix of SARs and RSUs.  This equity design supports our Pay for Performance and Pay at Risk philosophy.  RSUs represent actual shares of stock and, therefore, carry less risk for award recipients as compared to SARs.  However, the value of RSUs fluctuates based on Caterpillar’s stock price.

The Compensation Committee also noted 2010 total compensation would be significantly less than the CCCG median due to a lack of merit increases for two consecutive years and a significantly lower than average long-term cash payout.  Prior to determining each NEO’s equity award value, the Committee increased the equity award pool approximately 30 percent above market.  The Committee felt this increase would appropriately align 2010 equity awards with their goal of pay for performance, while maintaining market competitive compensation levels.  This increase in equity above the market benchmark was instituted across all salary grade levels receiving equity awards.

The Compensation Committee has the discretion to make positive or negative adjustments to equity awards based on a subjective assessment of an individual’s performance, provided these adjustments do not increase the total number of awards issued to employees.  All 2010 equity grants for the NEOs are disclosed in the “Grants of Plan-Based Awards in 2010” table on page 53 of this proxy.

A stock appreciation right (SAR) is a right to receive Caterpillar common shares based on the appreciation in value of a set number of shares of Company stock between the grant date and the exercise date.  SARs were introduced in 2006 because they extend the life of the Caterpillar stock option pool and minimize stockholder dilution.

A restricted stock unit (RSU) is a right to receive Caterpillar common shares at the time of vesting.  RSUs were introduced in 2007 because they reduce the share run rate and may be more tax efficient for equity-eligible employees outside the United States.

At the February 2010 Compensation Committee meeting, Mr. Owens discussed his recommendations with respect to market-based equity award adjustments for all other NEOs.  Equity award adjustments were approved by the Committee based upon individual performance (discussed in the “Other NEOs Compensation Decisions” section of this CD&A).  At the February 2010 Board meeting, the Chairman of the Compensation Committee, Mr. Goode, in consultation with the Board and in accordance with the following description in the “Annual Equity Grant Timing” section, established the equity award for Mr. Owens based upon individual performance (discussed in “Compensation Decisions – Chairman and CEO Compensation Decisions – Equity Grant for 2010” section of this CD&A).

2010 Equity Grant for Mr. Owens

On March 1, 2010, the Board granted Mr. Owens an equity award of 300,000 RSUs under the Company’s LTIP.  This award represents Mr. Owens’ total equity compensation for 2010.  The RSUs vested on November 1, 2010; however, the Board placed transfer restrictions on the shares of common stock that were issued upon the vesting of the award.  Pursuant to the restrictions, the shares may not be assigned, transferred or pledged until March 1, 2013.

The Board considered, among other things, the following in making this award:

▪	Mr. Owens’ exceptional leadership of the Company during a period of unprecedented growth in sales and earnings, and during the most severe global economic downturn since the 1930s.
▪	Mr. Owens’ development and communication of “Vision 2020,” which laid the foundation for a corporate strategy for the next decade and beyond, positioning Caterpillar for future success.
▪	Mr. Owens’ significant contributions during a distinguished career, including outstanding contributions to the transition in leadership.
▪	CEO benchmark data provided by the independent compensation consultant demonstrating Mr. Owens’ total compensation for 2009 was significantly below market levels of the CCCG.

Prior to Board approval, the Compensation Committee reviewed CCCG market values for total long-term incentives for CEO positions.  Consideration was then given to the factors listed above.  Accordingly, the Compensation Committee, using both objective and subjective criteria, determined the award of 300,000 RSUs provided Mr. Owens with the appropriate 2010 total equity compensation.

The Board determined that instead of the usual mixture of SARs and RSUs, which would vest upon his retirement, a grant of RSUs with a three-year transfer restriction period would tie Mr. Owens’ compensation more directly to the longer-term success or failure of the actions taken in his final year as Chairman and CEO.  All 2010 equity grants for the NEOs are disclosed in the “Grants of Plan-Based Awards in 2010” table on page 53 of this proxy.

Annual Equity Grant Timing

Under the terms of the Company’s equity grant policy, the grant date for the annual equity grant is the first Monday in March.  Caterpillar does not backdate, re-price or grant equity awards retroactively.

In February 2010, the Compensation Committee approved the valuation of the 2010 equity awards for NEOs. The grant price ($57.85) was the closing price for Caterpillar stock as reported on the NYSE on the March 1, 2010, grant date.

Chairman’s Restricted Stock Award Program

The primary purpose of the Chairman’s Restricted Stock Award Program is to attract, retain and reward high-performing employees.  The Compensation Committee delegated the authority to execute the Chairman’s Restricted Stock Award Program to the Chairman subject to specific limitations on individual award amounts and the amount of restricted stock or RSUs available for such awards.  Each year, the Chairman reports a summary of the program to the Compensation Committee.  The Chairman may submit grant recommendations to the Compensation Committee at any Compensation Committee meeting.  The Compensation Committee reviews the amount of the proposed grants, as well as the Chairman’s reasoning, and approves, adjusts or rejects the requested grants.

Periodically, NEOs receive discretionary grants to recognize increased responsibilities or significant efforts that may not be reflected in the performance objectives established under the short-term or long-term incentive plans. The Committee approved 2010 Chairman’s Restricted Stock Awards to Mr. Lavin of 775 RSUs and Mr. Rapp of 1,175 RSUs.  The Compensation Committee believes that these discretionary grants are necessary when important Company events require significant time and effort by NEOs.  All 2010 equity grants for the NEOs are disclosed in the “Grants of Plan-Based Awards in 2010” table on page 53 of this proxy.

Stock Ownership Requirements

Equity compensation encourages our executives to have an owner’s perspective in managing the Company.  Accordingly, the Compensation Committee has approved stock ownership requirements for all participants receiving equity compensation.

Specifically, our NEOs are required to own shares equal to a minimum of 50 percent of the average (based on number of shares) of the last five grants received by the NEO.  NEO’s vested unexercised securities are not considered in determining whether a NEO has achieved these guidelines.  Failure to meet these guidelines results in automatic grant reductions, unless compelling personal circumstances prevent a NEO from meeting his or her target ownership requirement.

Caterpillar targets all officers’ total compensation at the size-adjusted median level of the CCCG.  Despite this, our stock ownership requirements are above the median level of practices of the companies examined.  At present, all NEOs exceed stock ownership requirements.

Prohibition on Hedging Transactions

In addition to our stock ownership requirements, the Company also prohibits NEOs, directors and employees from engaging in certain transactions involving Company securities that might hedge or offset any decreases in the market value of such securities.  The Company prohibits:

▪	Put or call options or any other form of hedging transactions.
▪	Margin purchases of Company stock or short sales.

Long-Term Cash Performance Plan
The LTCPP is a Pay at Risk and Pay for Performance plan that delivers a targeted percentage of base salary to each participant based on performance against the goals of the entire Company.  NEOs and other key employees are eligible for LTCPP.  A three-year performance cycle is established each year for determining compensation under the LTCPP.  The Compensation Committee generally sets threshold, target and maximum levels that make the relative difficulty of achieving the target level consistent from year to year.  However, the LTCPP payout amount can vary greatly from one year to the next.

Each year the Compensation Committee specifies two measures and the corresponding payout factors. For the 2008-2010 LTCPP cycle, the performance measures were relative PPS growth and ROA, both weighted 50 percent. The threshold performance level must be met to result in a payout for that particular measure. The LTCPP is different from the ESTIP and STIP because each measure within LTCPP triggers independently of the other. The payout under one LTCPP performance measure is not contingent upon any specified level of achievement under the other performance measure or the achievement of a payment trigger as is required under ESTIP/STIP.  Under LTCPP, increasingly larger payments are awarded when the target and maximum performance levels are achieved.  The following table outlines the payout factor range, expressed as a percentage of a NEO’s target opportunity, which applies to each performance level in the 2008-2010 LTCPP cycle:

Relative PPS growth is one of two measures in the LTCPP.  It measures Caterpillar’s PPS growth against those companies in the S&P Group.

Return On Assets (ROA)
is a profitability measure that reveals how much profit a company generates with the assets of the company.

The Compensation Committee selected the following 18 Standard & Poor’s 500 companies (S&P Group) against which to compare Caterpillar’s performance.  These companies were selected because they are part of our specific industry and because market cycle fluctuations are minimized when we are compared to similar companies.  The S&P Group is used only for the relative PPS growth measure, not for setting levels of compensation under the LTCPP.  There were no changes in the S&P Group from 2009 to 2010.

The companies in the S&P Group are:

The 2010 LTCPP payout was based on a three-year performance cycle, which began in 2008 and ended in 2010.  As noted above, the 2008-2010 cycle was based on two components, each weighted 50 percent – relative PPS growth measured against the S&P Group and ROA.

At the February 2008 meeting, the Compensation Committee determined the targets (shown in the following table) were very challenging and achieving the targets during the 2008-2010 performance cycle would put the Company ahead of historical benchmark levels at other companies, including the CCCG, the S&P Group and the S&P 500 overall.

The final 2010 LTCPP ROA was 6.99 percent; resulting in a payout factor of 56.22 percent of each NEO’s target payout opportunity.  The relative PPS growth percentile rank exceeded the 75th percentile; resulting in a payout factor of 150 percent of each NEOs target payout opportunity.  The resulting weighted payout factors were added together to calculate the total cash payout factor of 103.11 percent of each NEO’s target opportunity, which resulted in a collective payout of $8.2 million for all of the NEOs.

The Compensation Committee has the discretion to reduce individual LTCPP awards based on performance, but individual increases are not permitted.  No adjustments were made to the 2010 LTCPP payouts to the NEOs.  Individual payouts were capped at $5.0 million and are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “2010 Summary Compensation Table” on page 51 of this proxy.

Similar to the 2008-2010 LTCPP cycle, the 2009-2011 and 2010-2012 LTCPP cycles include a relative PPS Growth and ROA measure, each weighted 50 percent and have the same payout factor percentage at threshold, target and maximum performance levels.  In addition, the Committee established the payout formula to encourage strong, focused performance.  The threshold payout level was designed to be reasonably achievable, given the economic and market conditions at the time the targets were set.  The target payout level was designed to be reasonably achievable with strong management performance, while payout at the maximum level was designed to be difficult to achieve.

Following the Comprehensive Review of Executive Compensation completed by Meridian, management recommended the 2011-2013 LTCPP cycle measures be ROA and total shareholder return (TSR) growth measured against the companies within the S&P 500, each weighted 50 percent.  TSR is the combined impact of stock price appreciation and dividends paid.  It is a financial metric used to compare the performance of different companies over time.  At the February 2011 Compensation Committee meeting, the Committee approved these measures to focus NEOs and other plan participants on outperforming competitors and exceeding the Company’s financial goals.  Additionally, the Compensation Committee set threshold, target and maximum performance levels for the 2011-2013 LTCPP cycle.  The following table outlines the payout factor range, expressed as a percentage of a NEO’s target opportunity, which applies to each performance level in the 2011-2013 LTCPP cycle:

Chairman and CEO Compensation Decisions

The CEO is evaluated by the Board based on Company and individual performance metrics.  Prior to the full board evaluation, the Compensation Committee makes a preliminary recommendation.  In February 2011, the Board reviewed the Compensation Committee’s assessment of Mr. Oberhelman’s individual goals (which were created at the beginning of 2010) and his performance against those goals.  The most critical results for Mr. Oberhelman for 2010 were as follows:

▪	Effective and smooth leadership transition in a challenging economy; oversaw an increase in production while significant corporate changes were implemented.
▪	Effectively reorganized and established strategic businesses; gave group presidents direct profit and loss responsibilities; created end-to-end accountability for products and services.
▪	Promptly rolled out a new enterprise strategy; established laser focus on our customers and renewed Caterpillar’s strengths – the business model, the dealer network and the Cat brand.
▪	Announced three major strategic acquisitions: Electro-Motive Diesel, Inc. (EMD), MWM Holding GmbH (MWM) and Bucyrus International, Inc., along with capacity expansions around the world.
▪	Company achieved excellent financial results.

Other NEOs Compensation Decisions

The CEO presents each NEO’s performance evaluation to the Compensation Committee (excluding Mr. Burritt’s performance evaluation which was conducted by Mr. Rapp).  The focus of the evaluation for other NEOs is based upon product and business unit metrics in their respective areas of responsibility.  The CEO presented to the Compensation Committee the following key factors considered in making 2010 compensation decisions for our NEOs other than Mr. Burritt.

Richard P. Lavin, Group President

▪	Relocated to lead the Asia-Pacific expansion efforts, allowing for more thorough oversight of dealer development and market growth.
▪	Achieved operating profit goal for his operations, representing a substantial turnaround from an operating loss in 2009.
▪	Achieved inventory turnover goals under his leadership.

Stuart L. Levenick, Group President

▪	Exceeded profit, price realization and inventory turnover targets, and exceeded plan for sales and revenues in his area of responsibility.
▪	Formed the first global distribution organization responsible for all dealer administration.
▪	Successfully implemented a common Dealer Excellence scorecard to align and improve global distribution.

Edward J. Rapp, Group President and Chief Financial Officer

▪	Provided leadership and direction to Building Construction Products Division, resulting in significantly improved financial results.
▪	Effectively redefined the role of CFO within the executive office both internally and externally.
▪	Facilitated unprecedented mergers and acquisition activity in 2010 with faster completion of transactions and reduced acquisition costs.

Gerard R. Vittecoq, Group President

▪	Exceeded operating profit, return on sales and return on asset targets for his operations by a significant margin while net sales increased substantially.
▪	Successfully positioned Caterpillar as a leader in both the locomotive and alternative energy industries with the acquisitions of EMD, MWM and several other rail companies.
▪	Continued to champion the Caterpillar Production System and drive manufacturing efficiencies across the enterprise.

Steven H. Wunning, Group President

▪	Exceeded the financial targets in his area of responsibility including net sales, operating profit, return on sales and return on assets.
▪	Effectively communicated the updated enterprise strategy to the global supply base and deployed a more comprehensive supplier collaboration plan.
▪
Successfully led the detailed review of the global mining business culminating in Board approval to invest in internal capacity, product line expansion and pursue the largest acquisition in Caterpillar history.  Directed the negotiations leading to definitive agreements to acquire 100 percent of the shares of Bucyrus International.

Post-Termination and Change in Control Benefits

Except for customary provisions set forth in employee benefit plans and as required by applicable law, Caterpillar has no pre-existing executive severance packages or contracts.  As a result, any severance that may be payable to a NEO in the event of his or her termination would be determined by the Compensation Committee at the time of termination.  Mr. Vittecoq has an employment contract, as required under Swiss law.

As previously noted, David B. Burritt, our Vice President and Chief Financial Officer since 2004, retired from his position effective June 1, 2010, and retired as an employee of the Company effective October 1, 2010.  In connection with his early retirement and as approved by the Compensation Committee, Mr. Burritt and the Company entered into a Separation and Release Agreement dated May 25, 2010 (the “Separation Agreement”).  The Separation Agreement provides for customary terms and conditions relating to separation from employment, including releases from liability and cooperation, assistance, non-disparagement and confidentiality provisions.  The Separation Agreement also includes 12-month non-compete and non-solicitation provisions. In the Separation Agreement, the Company agrees to continue Mr. Burritt’s salary and benefits through September 30, 2010, his last day of employment, and pay Mr. Burritt an aggregate amount of $1,347,027.  Lastly, Mr. Burritt was provided outplacement services for six months or until his commencement of employment with another employer.  The Committee approved offering a Separation Agreement to Mr. Burritt in recognition of his cooperation and assistance in facilitating an orderly transition and in recognition of his many years of service to the Company.

Change in control benefits are provided under our long-term and short-term plans and are customary provisions for these types of plans, which apply to all participants in those plans.  The change in control benefits have no direct correlation with other compensation decisions.

The change in control provisions in those plans generally provide accelerated vesting and maximum payout under the incentive plans.  The change in control provisions impose a “double trigger,” whereby a change in control and termination of employment without cause within 12 months following a change in control are needed to trigger the change in control provisions.  These provisions are intended to allow executives to evaluate business opportunities with the best interests of stockholders in mind, as opposed to maximizing their own personal interests.  Additionally, no payments are made pursuant to these provisions for voluntary separation, resignation or termination for cause.

In the event of a change in control, maximum payout factors are provided for amounts payable under the Caterpillar Inc. 1996 Stock Option and Long-Term Incentive Plan (1996 LTIP), LTIP and the Executive Short-Term Incentive Plan.

▪
Both the 1996 LTIP and LTIP allow for the maximum performance level to be paid under each open plan cycle of the LTCPP.  This is prorated based on the time of active employment during the performance cycle for the 1996 LTIP.

▪	All unvested stock options, stock appreciation rights, restricted stock and restricted stock units vest immediately.

▪	Stock options and SARs remain exercisable over the normal life of the grant.

▪	The ESTIP provides for a maximum payout factor, 200 percent.

Change in control information is disclosed in the “Potential Payments Upon Termination or Change in Control” section on page 57 of this proxy statement.

Retirement and Other Benefits
The defined contribution and defined benefit plans available to the NEOs (excluding Mr. Vittecoq for the reasons described below) are also available to many U.S. Caterpillar salaried and management employees.  All of the NEOs (excluding Mr. Vittecoq) participate in all of the following U.S. retirement plans shown in the chart below.

Mr. Vittecoq is not eligible for the U.S. benefit plans because he is on the Swiss payroll and eligible for Swiss benefit programs.  He participates in Caprevi, Prevoyance Caterpillar (Swiss retirement plan) and the Swiss Employees’ Investment Plan (retention plan), which are available to all other Swiss management-level employees.  Mr. Vittecoq is eligible under Caprevi, Prevoyance Caterpillar for an early retirement benefit with no reduction in benefits.

A defined contribution savings plan is a retirement plan that provides for an individual account for each participant and for benefits based solely upon the amount contributed to the participant’s account, and any income, expenses, gains and losses.

A defined benefit pension plan is a retirement plan in which benefits must be definitely determinable.  Plan formulas are geared to retirement benefits, not contributions.  The plan is funded by contributions to a trust account that are separate from the general assets of the Company.

A qualified retirement plan is afforded special tax treatment for meeting requirements under the Internal Revenue Code.

A nonqualified plan provides a vehicle for additional deferrals of compensation, above the limits on benefits or contributions under the Internal Revenue Code.

Pension Plans

Caterpillar Inc. Retirement Income Plan (RIP)

Many U.S. salaried and management employees are eligible to participate in RIP.  Benefit amounts are not offset for any Social Security benefits.  Plan participants may choose among several payment options, such as a single life annuity, term-certain or various joint and survivor annuity benefits.

RIP was closed to new entrants, effective January 1, 2011. Participants age 40 or older on or before December 31, 2010, and who were hired or rehired prior to January 1, 2003, continue to earn benefits under the terms of RIP until either their separation from the Company or December 31, 2019.  All NEOs meet these requirements and, therefore, continue to earn benefits under RIP.

Supplemental Retirement Plan (SERP)

If an employee’s annual compensation or retirement income benefit under RIP exceeds the Internal Revenue Code  limitations, the excess benefits are paid from SERP.  The formula used to calculate the benefit payable in SERP is similar to the one used under RIP.  The formula is described in detail in the “2010 Pension Benefits” table on page 56.

As with RIP, SERP was closed to new entrants, and the same criteria was used to determine if a participant continued to earn benefits under the terms of RIP.  As noted above, all NEOs met the criteria and, therefore, continue to earn SERP benefits until the earlier of their separation from the company or December 31, 2019.

Savings Plans

Caterpillar 401(k) Savings Plan

U.S.-based NEOs are eligible to participate in the Caterpillar 401(k) Savings Plan under which the Company matches 50 percent of the first 6 percent of pay contributed to the savings plan.

Supplemental Deferred Compensation Plan (SDCP)

In addition to the Caterpillar 401(k) Savings Plan, all U.S.-based NEOs are eligible to participate in SDCP, which provides the opportunity to increase deferrals of base salary and to elect deferrals of STIP and LTCPP awards.  Under the terms of SDCP in which our NEOs participate, supplemental base pay deferrals earn matching contributions at a rate of 3 percent of the deferred amount, supplemental STIP deferrals earn matching contributions at a rate of 50 percent of the first 6 percent of STIP deferrals and excess base pay deferrals are matched 50 percent by the Company.  Further information regarding SDCP can be found in the “2010 Nonqualified Deferred Compensation” table on page 57 of this proxy statement.

Supplemental Employees’ Investment Plan (SEIP) and Deferred Employees’ Investment Plan (DEIP)

In addition to the Caterpillar 401(k) Savings Plan, all U.S.-based NEOs were previously eligible to participate in SEIP and DEIP.  These plans were frozen to new participants and new salary deferrals in March 2007.  Pay deferred into SEIP and DEIP prior to January 1, 2005, remains in SEIP and DEIP.  Pay deferred on or after January 1, 2005, was transferred to SDCP.  Further information regarding SDCP can be found in the “2010 Nonqualified Deferred Compensation” table on page 57 of this proxy statement.

Perquisites

The Company provides NEOs a very limited number of perquisites that it and the Compensation Committee believe are reasonable and consistent with its overall compensation program, and necessary to remain competitive.  The Compensation Committee annually reviews the levels of perquisites provided to the NEOs.  Costs associated with perquisites provided by the Company are included in the "2010 All Other Compensation Table" on page 52.  These perquisites include the following:

▪	Home security systems provided to ensure the safety of our NEOs.

▪	Designated parking within the confines of the building provided to ensure the safety of our NEOs.

▪
Mr. Owens participated in the Directors’ Charitable Award Program, which is provided to all directors of the Company, and is funded by life insurance arrangements for which the Company pays the premiums.  Mr. Owens derives no direct financial benefit from the program.  The Directors’ Charitable Award Program was discontinued for new directors after April 1, 2008.  Directors as of that date were grandfathered under this program.

▪	Limited personal use of the Company aircraft and related ground transportation for security purposes and to allow the NEOs to devote additional time to Caterpillar business.

In addition, Mr. Owens received limited, post-retirement perquisites as more fully described on page 59.  The Compensation Committee determined that these perquisites were customary and appropriate as they provide Mr. Owens the ability to continue his individual efforts to promote free trade and other issues beneficial to Caterpillar.  Incremental costs associated with these benefits are included in the "2010 All Other Compensation Table" on page 52.

Tax and Accounting Implications

Deductibility of Compensation

The goal of the Compensation Committee is to comply with the requirements of Internal Revenue Code Section 162(m), to the extent possible, with respect to long-term and short-term incentive programs to avoid losing the deduction for compensation in excess of $1 million paid to the NEOs.  Caterpillar has generally structured performance-based compensation plans with the objective that amounts paid under those plans will be tax deductible, and the plans must be approved by the Company’s stockholders.  However, the Compensation Committee may elect to provide compensation outside those requirements when necessary to achieve its compensation objectives.

Compensation Recoupment Policy

If the Board learns of any misconduct by an officer that contributed to the Company restating all or a portion of its financial statements, it will take the actions required to correct the misconduct and prevent it from occurring again.  If appropriate, the Board will take necessary remedial action.

To determine the corrective action, the Board will review the situation to identify whether the restatement was the result of negligence or intentional misconduct.  The Board will require reimbursement of any bonus or incentive compensation awarded to an officer or cancel unvested restricted or deferred stock awards previously granted to the officer if all of the following apply:

▪	The amount of the bonus, incentive compensation or stock award was calculated based on the achievement of certain financial results that were subsequently the subject of a restatement.

▪	The officer engaged in intentional misconduct that caused or partially caused the need for the restatement.

▪
The amount of the bonus, incentive compensation or stock award that would have been awarded to the officer had the financial results been properly reported would have been lower than the amount actually awarded.

Additionally, at the Board’s discretion, it may dismiss the officer, authorize legal action or take other action to enforce the officer’s obligations to the Company.  In determining appropriate remedial action, the Board may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities.  The Board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, third party actions.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A included in this proxy statement with management.  The Compensation Committee is satisfied that the CD&A fairly and completely represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation.  Based on such review and discussion, we recommend to the Board that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K for filing with the SEC.

By the members of the Compensation Committee consisting of:
David R. Goode (Chairman)
John R. Brazil
Edward B. Rust, Jr.
Joshua I. Smith

Executive Compensation Tables

2010 Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus 2	Stock Awards 3	Option Awards 4	Non-Equity Incentive Plan Compensation 5	Change in Pension Value and Nonqualified Deferred Compensation Earnings 6	All Other Compensation 7	Total
J.W. Owens 1	2010	$1,291,670	$—	$16,005,000	$0	$4,700,493	$—	$548,821	$22,545,984
Retired Chairman &	2009	$1,550,004	$—	$407,413	$3,578,115	$868,001	$1,985,254	$360,998	$8,749,785
CEO	2008	$1,550,004	$—	$981,794	$7,461,609	$4,353,227	$2,932,489	$377,413	$17,656,536
D.R. Oberhelman 1	2010	$1,084,448	$—	$494,608	$6,074,611	$2,727,563	$105,345	$63,725	$10,550,300
Chairman & CEO	2009	$729,996	$—	$148,292	$1,179,874	$266,635	$505,259	$164,719	$2,994,775
	2008	$729,996	$60,000	$284,238	$2,577,707	$1,495,186	$619,845	$124,812	$5,891,784
R.P. Lavin	2010	$584,004	$38,500	$223,202	$2,886,780	$1,377,730	$152,994	$88,590	$5,351,800
Group President	2009	$584,004	$—	$132,644	$1,055,465	$196,257	$366,197	$148,887	$2,483,454
	2008	$584,004	$10,000	$363,633	$2,484,182	$1,071,222	$381,424	$619,217	$5,513,682
S.L. Levenick	2010	$729,996	$—	$173,761	$3,008,526	$1,722,141	$186,811	$93,515	$5,914,750
Group President	2009	$729,996	$—	$132,644	$1,055,465	$264,505	$621,419	$144,239	$2,948,268
	2008	$729,996	$10,000	$284,238	$2,577,707	$1,457,336	$699,119	$212,908	$5,971,304
E.J. Rapp 1	2010	$584,004	$—	$248,720	$3,252,017	$1,377,730	$108,223	$101,432	$5,672,126
Group President &	2009	$584,004	$—	$132,644	$1,055,465	$196,190	$362,994	$100,886	$2,432,183
CFO	2008	$584,004	$10,000	$323,936	$2,453,022	$1,071,010	$312,921	$49,348	$4,804,241
G.R. Vittecoq8	2010	$988,777	$49,424	$173,761	$2,886,780	$2,496,932	$954,012	$41,377	$7,591,063
Group President	2009	$895,957	$—	$140,003	$1,113,944	$327,253	$882,754	$35,838	$3,395,749
	2008	$880,993	$20,000	$284,238	$2,484,182	$1,735,385	$843,600	$45,240	$6,293,638
S.H. Wunning	2010	$729,996	$—	$173,761	$3,008,526	$1,722,141	$0	$97,837	$5,732,261
Group President	2009	$729,996	$—	$132,644	$1,055,465	$264,925	$481,115	$168,011	$2,832,156
	2008	$729,996	$10,000	$284,238	$2,484,182	$1,465,075	$777,695	$190,418	$5,941,604
D.B. Burritt 1	2010	$378,000	$—	$173,974	$1,529,841	$841,166	$—	$1,364,139	$4,287,120
Retired Vice	2009	$504,000	$—	$89,945	$505,129	$144,791	$438,896	$59,212	$1,741,973
President & CFO	2008	$494,751	$25,000	$169,478	$1,024,730	$858,879	$436,890	$88,269	$3,097,997

1
Mr. Owens retired as CEO effective July 1, 2010, and as Chairman effective October 31, 2010; Mr. Oberhelman became Vice Chairman and CEO-Elect effective January 1, 2010, CEO effective July 1, 2010 and Chairman effective November 1, 2010; Mr. Rapp was elected Chief Financial Officer effective June 1, 2010; Mr. Burritt retired effective October 1, 2010.

2
Periodically NEOs earn discretionary bonuses to recognize increased responsibilities or significant efforts that may not be reflected in the performance objectives established under the short-term or long-term incentive plans. The Compensation Committee believes that these discretionary bonuses are necessary when important Company events require significant time and effort by the NEO. In February 2011, the Compensation Committee approved lump sum discretionary bonuses of $38,500 and $49,424 for Mr. Lavin and Mr. Vittecoq, respectively.

3
The following Restricted Stock Units (RSUs) were granted to NEOs on March 1, 2010: Mr. Owens — 300,000; Mr. Oberhelman — 9,271; Mr. Lavin — 3,257; Mr. Levenick — 3,257; Mr. Rapp — 3,257; Mr. Vittecoq — 3,257; Mr. Wunning — 3,257; and Mr. Burritt — 3,261. The amounts included in this column represent the aggregate grant date fair market value for RSUs granted in the years shown calculated in accordance with Financial Accounting Standards Board Standards Codification Topic 718, Compensation – Stock Compensation (FASB ASC Topic 718). In general, the aggregate grant date fair market value is the amount of the total expense the Company expects to report in its financial reporting over the equity award’s vesting schedule. The amounts reported reflect the total accounting expense and do not reflect the actual value that will be realized by the NEO. Assumptions made in the calculation of these amounts are included in Note 2 “Stock based compensation” to the Company’s consolidated financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K (Form 10-K) filed with the SEC on February 22, 2011. In addition to the 3,257 RSUs granted to Mr. Lavin, he was also awarded 775 RSUs under the Chairman’s award program on April 1, 2010. The fair market value (average of the high and low price) of Caterpillar stock on the award date of April 1, 2010 was $63.795 per share. The RSU award of $49,441 is also included in this column. In addition to the 3,257 RSUs granted to Mr. Rapp, he was also awarded 1,175 RSUs under the Chairman’s award program. The fair market value (average of the high and low price) of Caterpillar stock on the award date of April 1, 2010 was $63.795 per share. The RSU award of $74,959 is also included in this column.

4
The following SARs were granted to NEOs on March 1, 2010: Mr. Oberhelman — 272,282; Mr. Lavin — 129,394; Mr. Levenick — 134,851; Mr. Rapp — 145,765; Mr. Vittecoq — 129,394; Mr. Wunning — 134,851; and Mr. Burritt — 68,572. The amounts included in this column represent the aggregate grant date fair market value for SARs granted in the years shown in accordance with FASB ASC Topic 718. In general, the aggregate grant date fair market value is the amount of the total expense the Company expects to report in its financial reporting over the equity award’s vesting schedule. The amounts reported reflect the total accounting expense and do not reflect the actual value that will be realized by the NEO. Assumptions made in the calculation of these amounts are included in Note 2 “Stock based compensation” to the Company’s consolidated financial statements for the fiscal year ended December 31, 2010, included in the Company’s Form 10-K filed with the SEC on February 22, 2011.

5
The amounts in this column reflect the cash payments made to NEOs under the LTCPP with respect to performance over a three-year plan cycle from 2008 through 2010, and the 2010 performance plan of the ESTIP or STIP.

6
Because NEOs do not receive “preferred” or “above market” earnings on compensation deferred into SDCP, SEIP and/or DEIP, the amount shown represents only the change between the actuarial present value of each officer’s total accumulated pension benefit between December 31, 2009, and December 31, 2010. The amount assumes the pension benefit is payable at each NEO’s earliest unreduced retirement age based upon the officer’s current compensation, or the NEOs actual retirement date in the case of Mr. Owens and Mr. Burritt. For Mr. Owens the change in pension value for 2010 is ($102,347), and for Mr. Burritt the change in pension value for 2010 is ($48,941)

7
All Other Compensation for 2010 consists of the following items detailed in a separate table appearing on page 52: Matching contributions to the Company’s 401(k) plan; matching contributions to SDCP/EIP, corporate aircraft usage, home security, life insurance premiums for Mr. Owens under the Directors’ Charitable Award Program, and ISE allowances.

8
All amounts reported for Mr. Vittecoq were paid in Swiss Francs and have been converted to U.S. dollars using the exchange rate in effect on December 31, 2010 (1 Swiss Franc = .94055 US Dollar). Mr. Vittecoq’s 2010 Swiss Franc base salary has remained constant from 2009’s level at CHF 929,994.

2010 All Other Compensation Table
Name	Year	Matching Contributions 401(k)			Matching Contributions SDCP/EIP	Financial Counseling 2		Corporate Aircraft 3	Tax Gross-Up on Corporate Aircraft 3		Home Security 4	Director’s Charitable Award Insurance Premiums 5		Other 6	Total All Other Compensation
J. W. Owens	2010		$14,700		$62,800	$	N/A	$108,167		N/A	10,719		32,557	$319,878	$548,821
	2009		$14,700		$189,494	$	N/A	$116,523		$—	$5,201		$32,560	$2,520	$360,998
	2008		$13,800		$213,780		$13,530	$89,044		$9,936	$1,952		$32,851	$2,520	$377,413
D. R. Oberhelman	2010		$14,700		$—	$	N/A	$45,000	$	N/A	$2,405	$	N/A	$1,620	$63,725
	2009		$14,700		$71,491	$	N/A	$21,190		$—	$55,718	$	N/A	$1,620	$164,719
	2008		$13,800		$83,544		$5,325	$13,585		$3,273	$4,385	$	N/A	$900	$124,812
R. P. Lavin	2010		$14,700		$20,340	$	N/A	$3,125	$	N/A	$1,063	$	N/A	$49,362	$88,590
	2009		$14,700		$51,974	$	N/A	$520		$—	$950	$	N/A	$80,743	$148,887
	2008		$13,800		$50,972		$8,000	$—		$98	$1,520	$	N/A	$544,827	$619,217
S. L. Levenick	2010		$14,700		$—	$	N/A	$76,167	$	N/A	$1,028	$	N/A	$1,620	$93,515
	2009		$14,700		$68,491	$	N/A	$58,500		$—	$928	$	N/A	$1,620	$144,239
	2008		$13,800		$35,280		$8,000	$51,376		$2,572	$1,094	$	N/A	$100,786	$212,908
E. J. Rapp	2010		$14,700		$20,340	$	N/A	$64,667	$	N/A	$825	$	N/A	$900	$101,432
	2009		$14,700		$51,974	$	N/A	$32,587		$—	$725	$	N/A	$900	$100,886
	2008		$13,800		$21,240		$8,000	$3,458		$1,047	$903	$	N/A	$900	$49,348
G. R. Vittecoq	2010	$	N/A	1	$41,377	$	N/A	$—	$	N/A	$—	$	N/A	$—	$41,377
	2009	$	N/A	1	$35,838	$	N/A	$—		$—	$—	$	N/A	$—	$35,838
	2008	$	N/A	1	$35,240		$10,000	$—		$—	$—	$	N/A	$—	$45,240
S. H. Wunning	2010		$14,700		$29,100	$	N/A	$52,417	$	N/A	$—	$	N/A	$1,620	$97,837
	2009		$14,700		$68,491	$	N/A	$83,200		$—	$—	$	N/A	$1,620	$168,011
	2008		$13,800		$75,242		$18,575	$81,181		$—	$—	$	N/A	$1,620	$190,418
D. B. Burritt	2010		$14,700		$1,512	$	N/A	$—	$	N/A	$—	$	N/A	$1,347,927	$1,364,139
	2009		$14,700		$42,684	$	N/A	$—		$—	$928	$	N/A	$900	$59,212
	2008		$13,800		$44,390		$6,600	$20,254		$1,423	$902	$	N/A	$900	$88,269

1					Mr. Vittecoq participates in a non-U.S. Employee Investment Plan.
2					The Officers Financial Counseling Program was eliminated effective January 1, 2009.
3
Several of our NEOs serve as board members for other corporations at the request of the Company, and the personal usage noted above primarily consists of NEO flights to attend these outside board meetings. Under the rules of the SEC, use of aircraft for this purpose is deemed to be personal, even though Caterpillar considers these flights beneficial to the Company and for a business purpose. Other personal usage is limited to the NEOs, their spouses or other guests, and CEO approval is required for all personal use. The value of personal aircraft usage reported above is based on Caterpillar’s incremental cost per flight hour, including the weighted average variable operating cost of fuel, oil, aircraft maintenance, landing and parking fees, related ground transportation, catering and other smaller variable costs. Occasionally, a spouse or other guest may accompany the NEO, and if the Company aircraft is already scheduled for business purposes and can accommodate additional passengers, no additional variable operating cost is incurred. Effective January 1, 2009, the tax gross-up on spousal accompanied travel was eliminated. Company aircraft is provided for security purposes and allows the NEOs to devote additional time to Caterpillar business.

4
Amounts reported for Home Security represent the cost provided by an outside security provider for hardware and monitoring service. The incremental cost associated with the home security services is determined based upon the amounts paid to the outside service provider.

5
Mr. Owens received no direct compensation for serving on the Board, but is entitled to participate in the Directors’ Charitable Award Program. The amount reported includes Company paid life insurance premiums and administrative fees for Mr. Owens’ participation in the program.

6
Mr. Lavin is currently an International Service Employee (ISE) based in Hong Kong. The amount shown includes foreign service allowances typically paid by the Company on behalf of ISEs, including allowances for Mr. Lavin’s foreign and U.S. taxes attributable to his international service assignment. These allowances are intended to ensure that our ISEs are in the same approximate financial position as they would have been if they lived in the U.S. during the time of their international service. Mr. Owens' post retirement benefits of $317,358 include the cost of an administrative assistant and IT support for a period of up to 5 years after retirement and home security through December 31, 2012. Mr. Burritt‘s other compensation includes his separation payment of $1,347,027.

The amount shown also includes the premium cost of Company provided basic life insurance under a Group Variable Universal Life policy. The coverage amount is two times base salary, capped at $500,000. The premium cost is as follows: Mr. Owens — $2,520; Mr. Oberhelman — $1,620; Mr. Lavin — $1,620; Mr. Levenick — $1,620; Mr. Rapp — $900; Mr. Wunning — $1,620; and Mr. Burritt — $900. Mr. Vittecoq is not covered under a Company sponsored life insurance product.

Grants of Plan-Based Awards in 2010
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards 1			All Other Stock Awards: Number of Shares of Stock or Units 2	All Other Option Awards: Number of Securities Underlying Options 3	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) 4
		Threshold	Target	Maximum
J.W. Owens	LTCPP	$1,317,503	$2,635,007	$3,952,510	—	—	$—	$—
	ESTIP	$627,752	$2,092,505	$4,000,000	—	—	$—	$—
	03/01/2010	$—	$—	$—	300,000	—	$—	$16,005,000
D.R. Oberhelman	LTCPP	$1,038,201	$2,076,402	$3,114,602	—	—	$—	$—
	ESTIP	$399,368	$1,331,226	$2,662,453	—	—	$—	$—
	03/01/2010	$—	$—	$—	9,271	—	$—	$494,608
	03/01/2010	$—	$—	$—	—	272,282	$57.85	$6,074,611
R. P. Lavin	LTCPP	$321,202	$642,404	$963,607	—	—	$—	$—
	ESTIP	$175,201	$584,004	$1,168,008	—	—	$—	$—
	03/01/2010	$—	$—	$—	3,257	—	$—	$173,761
	03/01/2010	$—	$—	$—	—	129,394	$57.85	$2,886,780
	04/01/2010	$—	$—	$—	775	—	$—	$49,441
S.L. Levenick	LTCPP	$401,498	$802,996	$1,204,493	—	—	$—	$—
	ESTIP	$218,999	$729,996	$1,459,992	—	—	$—	$—
	03/01/2010	$—	$—	$—	3,257	—	$—	$173,761
	03/01/2010	$—	$—	$—	—	134,581	$57.85	$3,008,526
E.J. Rapp	LTCPP	$321,202	$642,404	$963,607	—	—	$—	$—
	ESTIP	$175,201	$584,004	$1,168,008	—	—	$—	$—
	03/01/2010	$—	$—	$—	3,257	—	$—	$173,761
	03/01/2010	$—	$—	$—	—	145,765	$57.85	$3,252,017
	04/01/2010	$—	$—	$—	1,175	—	$—	$74,959
G.R. Vittecoq	LTCPP	$481,088	$962,176	$1,443,265	—	—	$—	$—
	ESTIP	$262,412	$874,706	$1,749,412	—	—	$—	$—
	03/01/2010	$—	$—	$—	3,257	—	$—	$173,761
	03/01/2010	$—	$—	$—	—	129,394	$57.85	$2,886,780
S.H. Wunning	LTCPP	$401,498	$802,996	$1,204,493	—	—	$—	$—
	ESTIP	$218,999	$729,996	$1,459,992	—	—	$—	$—
	03/01/2010	$—	$—	$—	3,257	—	$—	$173,761
	03/01/2010	$—	$—	$—	—	134,851	$57.85	$3,008,526
D.B. Burritt	LTCPP	$226,800	$453,600	$680,400	—	—	$—	$—
	STIP	$136,080	$453,600	$907,200	—	—	$—	$—
	03/01/2010	$—	$—	$—	3,261	—	$—	$173,974
	03/01/2010	$—	$—	$—	—	68,572	$57.85	$1,529,841

1
The amounts reported in this column represent estimated potential awards under the LTCPP, ESTIP and STIP. The LTCPP estimates are based upon a predetermined percentage of an executive’s base salary throughout the three-year cycle, and actual payouts will be determined based on Caterpillar’s achievement of specified performance levels (relative PPS growth and return on assets) over the three-year period. The threshold amount is earned if at least 50 percent of the targeted performance level is achieved. The target amount is earned if at least 100 percent of the targeted performance level is achieved. The maximum award is earned at 150 percent or greater of the targeted performance level. Base salary levels for 2010 were used to calculate the estimated dollar value of future payments for the 2010 to 2012 performance cycle. The ESTIP and STIP estimates are based upon the executive’s base salary for 2010, and, actual payout was based on the achievement of a corporate return on assets performance metric. Prior to any ESTIP or STIP payout, a profit per share of $2.50 must be achieved. For the 2010 ESTIP and STIP, the threshold amount was earned if at least 30 percent of the targeted performance level was achieved. The target amount was earned if at least 100 percent of the targeted performance level was achieved. The maximum award was earned at 200 percent or greater of the targeted performance level, with a plan cap set at $4 million. The 2010 ESTIP and STIP performance metrics were achieved, and the actual cash payouts for the 2010 plan year is reported in the column “Non-Equity Incentive Plan Compensation” of the “2010 Summary Compensation Table.” As noted in footnote (1) in the “2010 Summary Compensation Table,” since Mr. Owens and Mr. Burritt retired prior to December 31st, the above amounts represent the maximum opportunity if they were actively employed throughout the three-year LTCPP cycle. Mr. Owens' and Mr. Burritt’s actual payout will be based upon a prorated period of time they were actively employed during the three-year cycle.

2
RSUs granted to the NEOs under the LTIP vest three years from the grant date.  Plan provisions exist for accelerated vesting in the event of termination due to long-service separation (age 55 with 10 or more years of Company service), death, total disability or change in control.  The actual realizable value of the RSU will depend on the fair market value of Caterpillar stock at the time of vesting.  In addition to the 3,257 RSUs granted to Mr. Lavin, he was also awarded 775 RSUs under the Chairman’s award program on April 1, 2010.  In addition to the 3,257 RSUs granted to Mr. Rapp, he was also awarded 1,175 RSUs under the Chairman’s award program on April 1, 2010.  The Chairman’s award RSUs vest over a five-year period, with one third vesting after three years from the grant date, one third vesting on the fourth year from the grant date, and the final third vesting on the fifth year from the grant date.

3
Amounts reported represent SARs granted under the LTIP. The base price for all SARs granted to the NEOs is the closing price of Caterpillar stock on the grant date ($57.85). All SARs granted to the NEOs will vest three years from the grant date. Plan provisions exist for accelerated vesting in the event of termination due to long-service separation (age 55 with 10 or more years of Company service), death, total disability or change in control. The actual realizable value of the SAR will depend on the fair market value of Caterpillar stock at the time of exercise.

4
The amounts shown do not reflect realized compensation by the NEO.  The amounts shown represent the value of the SAR and RSU awards granted to the NEOs based upon the grant date value of the award as determined in accordance with FASB ASC Topic 718.  The fair market value for the RSUs granted under the Chairman’s award program is based upon the average of the high and low price of Caterpillar stock on the award date of April 1, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End
Name	Grant Date	Vesting Date	Option Awards				Stock Awards
			Number of Securities Underlying Unexercised SARs/Options		SAR / Option Exercise Price	SAR / Option Expiration Date 1	Number of Shares or Units of Stock That Have Not Vested 2		Market Value of Shares or Units of Stock That Have Not Vested 3
			Exercisable	Unexercisable
J.W. Owens	06/08/2004	12/31/2004	460,000	—	$38.6275	06/08/2014	—		$—
	02/18/2005	02/18/2005	460,000	—	$45.6425	02/18/2015	—		$—
	02/17/2006	02/17/2009	300,000	—	$72.0500	10/31/2015	—		$—
	03/02/2007	03/02/2010	344,198	—	$63.0400	10/31/2015	—		$—
	03/03/2008	11/01/2010	334,288	—	$73.2000	10/31/2015	—		$—
	03/02/2009	11/01/2010	504,180	—	$22.1700	10/31/2015	—		$—
	03/01/2010	11/01/2010	—	—	$—	—	—		$—
D.R. Oberhelman	06/12/2001	06/12/2004	48,000	—	$26.7650	06/12/2011	—		$—
	06/11/2002	06/11/2005	122,000	—	$25.3575	06/11/2012	—		$—
	06/10/2003	06/10/2006	140,000	—	$27.1425	06/10/2013	—		$—
	06/08/2004	12/31/2004	140,000	—	$38.6275	06/08/2014	—		$—
	02/18/2005	02/18/2005	140,000	—	$45.6425	02/18/2015	—		$—
	02/17/2006	02/17/2009	110,000	—	$72.0500	02/17/2016	—		$—
	03/02/2007	03/02/2010	125,884	—	$63.0400	03/02/2017	—		$—
	03/03/2008	03/03/2011	—	115,484	$73.2000	03/03/2018	—		$—
	03/02/2009	03/02/2012	—	166,252	$22.1700	03/02/2019	—		$—
	03/01/2010	03/01/2013	—	272,282	$57.8500	03/01/2020	—		$—
	—	—	—	—	$—	—	20,715	4	$1,940,167
	—	—	—	—	$—	—	332	5	$31,095
R.P. Lavin	06/08/2004	12/31/2004	70,000	—	$38.6275	06/08/2014	—		$—
	02/18/2005	02/18/2005	70,000	—	$45.6425	02/18/2015	—		$—
	02/17/2006	02/17/2009	48,000	—	$72.0500	02/17/2016	—		$—
	03/02/2007	03/02/2010	47,580	—	$63.0400	03/02/2017	—		$—
	03/03/2008	03/03/2011	—	111,294	$73.2000	03/03/2018	—		$—
	03/02/2009	03/02/2012	—	148,722	$22.1700	03/02/2019	—		$—
	03/01/2010	03/01/2013	—	129,394	$57.8500	03/01/2020	—		$—
	—	—	—	—	$—	—	13,927	6	$1,304,403
	—	—	—	—	$—	—	2441	7	$228,624
S.L. Levenick	06/08/2004	12/31/2004	126,000	—	$38.6275	06/08/2014	—		$—
	02/18/2005	02/18/2005	130,000	—	$45.6425	02/18/2015	—		$—
	02/17/2006	02/17/2009	105,000	—	$72.0500	02/17/2016	—		$—
	03/02/2007	03/02/2010	124,396	—	$63.0400	03/02/2017	—		$—
	03/03/2008	03/03/2011	—	115,484	$73.2000	03/03/2018	—		$—
	03/02/2009	03/02/2012	—	148,722	$22.1700	03/02/2019	—		$—
	03/01/2010	03/01/2013	—	134,851	$57.8500	03/01/2020	—		$—
	—	—	—	—	$—	—	13,927	8	$1,304,403
	—	—	—	—	$—	—	332	9	$31,095
E.J. Rapp	06/10/2003	06/10/2006	54,000	—	$27.1425	06/10/2013	—		$—
	06/08/2004	12/31/2004	60,000	—	$38.6275	06/08/2014	—		$—
	02/18/2005	02/18/2005	60,000	—	$45.6425	02/18/2015	—		$—
	02/17/2006	02/17/2009	48,000	—	$72.0500	02/17/2016	—		$—
	03/02/2007	03/02/2010	47,044	—	$63.0400	03/02/2017	—		$—
	03/03/2008	03/03/2011	—	109,898	$73.2000	03/03/2018	—		$—
	03/02/2009	03/02/2012	—	148,722	$22.1700	03/02/2019	—		$—
	03/01/2010	03/01/2013	—	145,765	$57.8500	03/01/2020	—		$—
	—	—	—	—	$—	—	13,927	10	$1,304.403
	—	—	—	—	$—	—	2341	11	$219,258

(table continued on next page)

Outstanding Equity Awards at 2010 Fiscal Year-End (continued)
Name	Grant Date	Vesting Date	Option Awards				Stock Awards
			Number of Securities Underlying Unexercised SARs/Options		SAR / Option Exercise Price	SAR / Option Expiration Date 1	Number of Shares or Units of Stock That Have Not Vested 2		Market Value of Shares or Units of Stock That Have Not Vested 3
			Exercisable	Unexercisable
G.R. Vittecoq	06/11/2002	06/11/2005	54,000	—	$25.3575	06/11/2012	—		$—
	06/10/2003	06/10/2006	54,000	—	$27.1425	06/10/2013	—		$—
	06/08/2004	12/31/2004	126,000	—	$38.6275	06/08/2014	—		$—
	02/18/2005	02/18/2005	130,000	—	$45.6425	02/18/2015	—		$—
	02/17/2006	02/17/2009	95,000	—	$72.0500	02/17/2016	—		$—
	03/02/2007	03/02/2010	109,516	—	$63.0400	03/02/2017	—		$—
	03/03/2008	03/03/2011	—	111,294	$73.2000	03/03/2018	—		$—
	03/02/2009	03/02/2012	—	156,962	$22.1700	03/02/2019	—		$—
	03/01/2010	03/01/2013	—	129,394	$57.8500	03/01/2020	—		$—
	—	—	—	—	$—	—	14,291	12	$1,338,495
	—	—	—	—	$—	—	1,489	13	$139,460
S.H. Wunning	06/10/2003	06/10/2006	54,000	—	$27.1425	06/10/2013	—		$—
	06/08/2004	12/31/2004	126,000	—	$38.6275	06/08/2014	—		$—
	02/18/2005	02/18/2005	130,000	—	$45.6425	02/18/2015	—		$—
	02/17/2006	02/17/2009	95,000	—	$72.0500	02/17/2016	—		$—
	03/02/2007	03/02/2010	124,694	—	$63.0400	03/02/2017	—		$—
	03/03/2008	03/03/2011	—	111,294	$73.2000	03/03/2018	—		$—
	03/02/2009	03/02/2012	—	148,722	$22.1700	03/02/2019	—		$—
	03/01/2010	03/01/2013	—	134,851	$57.8500	03/01/2020	—		$—
	—	—	—	—	$—	—	13,927	14	$1,304,403
D.B. Burritt	06/10/2003	06/10/2006	23,100	—	$27.1425	06/10/2013	—		$—
	06/08/2004	12/31/2004	23,100	—	$38.6275	06/08/2014	—		$—
	02/18/2005	02/18/2005	54,000	—	$45.6425	02/18/2015	—		$—
	02/17/2006	02/17/2009	48,000	—	$72.0500	09/30/2015	—		$—
	03/02/2007	10/01/2010	47,342	—	$63.0400	09/30/2015	—		$—
	03/03/2008	10/01/2010	45,909	—	$73.2000	09/30/2015	—		$—
	03/02/2009	10/01/2010	71,176	—	$22.1700	09/30/2015	—		$—
	03/01/2010	10/01/2010	68,572	—	$57.8500	09/30/2015	—		$—

1					SARs granted in 2010 are exercisable three years after the grant date. The SARs were granted with a 10-year term, subject to earlier termination in the event of separation from service.
2
In addition to the RSUs granted in 2010 to the NEOs (reported in the 2010 Summary Compensation Table), the amounts shown also include the portion of any prior grants that were not vested as of December 31, 2010.  Plan provisions exist for accelerated vesting in the event of termination due to long-service separation (age 55 with 10 or more years of company service), death, total disability or change in control.

3
The market value of the non-vested RSUs and restricted shares (or equivalent shares in the case of Mr. Vittecoq) is calculated using the closing price of Caterpillar common stock on December 31, 2010 ($93.66 per share).

4					This amount includes 4,109 RSUs scheduled to vest on March 3, 2011; 7,335 RSUs scheduled to vest on March 2, 2012; and 9,271 RSUs scheduled to vest on March 1, 2013.
5					This amount includes 332 restricted shares scheduled to vest on March 1, 2011.
6					This amount includes 4,109 RSUs scheduled to vest on March 3, 2011; 6,561 RSUs scheduled to vest on March 2, 2012; and 3,257 RSUs scheduled to vest on March 1, 2013.
7
This amount includes 334 restricted shares scheduled to vest on April 1, 2011; 333 restricted shares scheduled to vest on April 2, 2011; 333 restricted shares scheduled to vest on April 1, 2012; 333 restricted shares scheduled to vest on April 2, 2012; 333 restricted shares and 259 RSUs scheduled to vest on April 1, 2013; 258 RSUs scheduled to vest on April 1, 2014; and 258 RSUs scheduled to vest on April 1, 2015.

8					This amount includes 4,109 RSUs scheduled to vest on March 3, 2011; 6,561 RSUs scheduled to vest on March 2, 2012; and 3,257 RSUs that are scheduled to vest on March 1, 2013.
9					This amount includes 332 shares scheduled to vest on March 1, 2011.
10					This amount includes 4,109 RSUs scheduled to vest on March 3, 2011; 6,561 RSUs scheduled to vest on March 2, 2012; and 3,257 RSUs scheduled to vest on March 1, 2013.
11
This amount includes 167 restricted shares scheduled to vest on April 1, 2011; 333 restricted shares scheduled to vest on April 2, 2011; 167 restricted shares scheduled to vest on April 1, 2012; 333 restricted shares scheduled to vest on April 2, 2012; 166 restricted shares and 392 RSUs scheduled to vest on April 1, 2013; 392 RSUs scheduled to vest on April 1, 2014; and 391 RSUs scheduled to vest on April 1, 2015.

12					This amount includes 4,109 RSUs scheduled to vest on March 3, 2011; 6,925 RSUs scheduled to vest on March 2, 2012; and 3,257 RSUs scheduled to vest on March 1, 2013.
13					This amount includes 745 restricted shares (in phantom form) scheduled to vest on April 2, 2011 and 744 restricted shares (in phantom form) scheduled to vest on April 2, 2012.
14					This amount includes 4,109 RSUs scheduled to vest on March 3, 2011, 6,561 RSUs scheduled to vest on March 2, 2012, and 3,257 RSUs scheduled to vest on March 1, 2013

2010 Option Exercises and Stock Vested
	Option Awards1		Stock Awards2
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
J.W. Owens	370,000	$17,096,595	360,247	$28,119,501
D.R. Oberhelman	45,399	$1,780,404	5,830	$339,985
R.P. Lavin	20,000	$878,420	3,260	$192,312
S.L. Levenick	54,000	$2,397,195	5,166	$301,596
E.J. Rapp	24,000	$917,640	2,928	$173,118
G.R. Vittecoq	—	$—	5,563	$329,519
S.H. Wunning	60,000	$2,628,612	4,832	$282,285
D.B. Burritt	—	$—	12,754	$1,029,365

1
Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy income tax-withholding requirements.  The amounts shown are gross amounts absent netting for shares surrendered.

2
Upon release of the restricted stock, shares are surrendered to satisfy income tax withholding requirements.  The amounts shown are gross amounts absent netting for shares surrendered. The amounts reported for Mr. Owens include 300,000 RSUs that vested in 2010, but are subject to a three-year trading restriction and 34,345 RSUs from his 2008 and 2009 RSU award that vested in 2010 but will be distributed following the six-month anniversary of his separation from the Company.  Mr. Vittecoq received a cash payment for the value of his equivalent restricted shares.  Equivalent restricted shares are issued to Mr. Vittecoq as they provide a tax efficient award under Swiss tax law.

2010 Pension Benefits
Name	Plan Name 1	Number of Years of Credited Service 2	Present Value of Accumulated Benefit 3	Payments During Last Fiscal Year 4
J.W. Owens	RIP	35.00	$2,134,958	$31,640
	SERP	35.00	$16,588,544	$—
D.R. Oberhelman	RIP	35.00	$1,876,912	$—
	SERP	35.00	$5,497,257	$—
R.P. Lavin	RIP	26.25	$1,487,934	$—
	SERP	26.25	$2,528,165	$—
S.L. Levenick	RIP	33.50	$1,796,473	$—
	SERP	33.50	$4,461,706	$—
E.J. Rapp	RIP	31.50	$1,353,960	$—
	SERP	31.50	$2,055,031	$—
G.R. Vittecoq	Caprevi, Prevoyance	35.17	$14,092,379	$—
S.H. Wunning	RIP	35.00	$2,078,982	$—
	SERP	35.00	$5,274,562	$—
D.B. Burritt	RIP	32.67	$1,800,106	$28,574
	SERP	32.33	$2,113,524	$77,551

1
Caterpillar Inc. Retirement Income Plan (RIP) is a noncontributory U.S. qualified defined benefit pension plan, and the Supplemental Retirement Plan (SERP) is a U.S. non-qualified pension plan.  The benefit formula is 1.5 percent for each year of service (capped at 35 years) multiplied by the final average earnings during the highest five of the final ten years of employment.  Final average earnings include base salary, short-term incentive compensation and deferred compensation.  If an employee’s annual retirement income benefit under the qualified plan exceeds the Internal Revenue Code limitations, the excess benefits are paid from SERP.  SERP is not funded.  The same formula is used to calculate the benefits payable in both the SERP and RIP.  Mr. Vittecoq participates in Caprevi, Prevoyance Caterpillar, a Swiss pension benefit plan.  The Swiss plan requires participants to contribute approximately 7 percent of pensionable income to the plan.  The benefit formula is 1.75 percent for each year of service multiplied by the final average earnings for the highest three years of a participant’s career.  Final average earnings consist of base salary and short-term incentive pay, reduced by a prescribed percentage to arrive at “salary considered for contribution.”  The benefit can be received in a 100 percent lump sum payment or annuity.

2
Mr. Owens, Mr. Oberhelman, and Mr. Wunning have more than 35 years of service with the Company.  Amounts payable under both RIP and SERP are based upon a maximum of 35 years of service.  All RIP  participants may receive their benefit immediately following termination of employment, or may defer benefit payments until any time between early retirement age and normal retirement age.  SERP participants receive their benefit six months after their retirement date.  Normal retirement age is defined as age 65 with five years of service.  Early retirement is defined as: any age with 30 years of service, age 55 with 15 years of service, age plus service = 85 points, or age 60 with 10 years of service.  If a participant elects early retirement, benefits are reduced by 4 percent per year, before age 62.  Currently, all NEOs are eligible to retire.  Mr. Lavin, Mr. Levenick, Mr. Oberhelman, Mr. Rapp, Mr. Wunning are eligible for early retirement, with a four percent reduction per year under age 62.  Mr. Vittecoq is eligible under the Swiss pension plan for a retirement benefit with no reduction.

3
Mr. Owens and Mr. Burritt retired from the Company in 2010 and elected to commence their pension benefits.  The amount in this column represents the actuarial present value for each NEO’s accumulated pension benefit on December 31, 2010.  For each NEO except Mr. Owens and Mr. Burritt, it assumes benefits are payable at each NEO’s earliest unreduced retirement age based upon current level of pensionable income.  For Mr. Owens and Mr. Burritt, the amount in this column represents the actuarial present value on December 31, 2010, of their future life annuities based on their actual retirement benefits.  The interest rate of 5.22 percent and the RP2000 mortality table used in the calculations are based upon the FASB ASC 715 disclosure on December 31, 2010.  Mr. Vittecoq’s pension measurement date changed from a fiscal (September to September) date to a calendar date in 2010.  Mr. Vittecoq’s lump sum present value accumulated benefit is based upon the 12 month pension measurement date ending on December 31, 2010.  The BVG 2005 mortality table and the Swiss disclosure interest rate of 2.75 percent were used to calculate Mr. Vittecoq’s benefit.

4
The amount in this column represents the total RIP and SERP payments made during 2010 to Mr. Owens and Mr. Burritt, respectively, due to their retirement from the Company.   Their SERP payments were delayed until six months after their separation of service in accordance with the SERP plan provisions.

2010 Nonqualified Deferred Compensation
Name	Plan Name	Executive Contributions in 2010 1	Registrant Contributions in 2010 2	Aggregate Earnings in 2010 3	Aggregate Balance at 12/31/10 4
J.W. Owens	SDCP	$62,800	$62,800	$364,151	$2,322,908
	SEIP	$—	$—	$252,669	$962,601
	DEIP	$—	$—	$213,021	$1,318,337
D.R. Oberhelman	SDCP	$—	$—	$821,462	$2,041,732
	SEIP	$—	$—	$337,008	$837,332
	DEIP	$—	$—	$444,106	$1,103,429
R.P. Lavin	SDCP	$72,904	$20,340	$548,686	$1,402,111
	SEIP	$—	$—	$123,758	$307,491
	DEIP	$—	$—	$8,275	$20,560
S.L. Levenick	SDCP	$—	$—	$650,338	$2,776,247
	SEIP	$—	$—	$3,116	$33,560
	DEIP	$—	$—	$341,096	$3,658,711
E.J. Rapp	SDCP	$20,340	$20,340	$784,924	$2,047,732
	SEIP	$—	$—	$7,368	$54,964
	DEIP	$—	$—	$48,574	$660,560
G.R. Vittecoq	EIP	$59,327	$41,377	$1,515,164	$3,813,728
S.H. Wunning	SDCP	$29,100	$29,100	$255,083	$2,675,591
	SEIP	$—	$—	$218,118	$546,684
	DEIP	$—	$—	$597,480	$1,506,690
D.B. Burritt	SDCP	$39,679	$1,512	$489,828	$1,137,383
	SEIP	$—	$—	$8,719	$—
	DEIP	$—	$—	$47,464	$—
1
The Supplemental Deferred Compensation Plan (SDCP) is a non-qualified deferred compensation plan created in March of 2007 with a retroactive effective date of January 1, 2005, which effectively replaced the existing plans, Supplemental Employees’ Investment Plan (SEIP) and Deferred Employees’ Investment Plan (DEIP).  All future contributions will be made under SDCP.

2
SDCP allows eligible U.S. employees, including all NEOs (except Mr. Vittecoq), to voluntarily defer a portion of their base salary and short-term incentive pay into the plan and receive a Company matching contribution.  LTCPP pay may also be deferred, but does not qualify for any Company matching contributions.  Mr. Vittecoq is a participant in a non-U.S. Employee Investment Plan that allows him to contribute a portion of his base salary to the plan and receive a Company matching contribution.  Amounts deferred by executives in 2010 for base salary, short-term incentive pay and/or long-term cash performance payouts are included in the 2010 Summary Compensation Table.  Matching contributions in non-qualified deferred compensation plans made by Caterpillar in 2010 are also included in the 2010 All Other Compensation Table under the Matching Contributions SDCP column.  SDCP participants may elect a lump sum payment, or an installment distribution payable for up to 15 years after separation.

3				Aggregate earnings comprise interest, dividends, capital gains and appreciation/depreciation of investment results.
4
This column includes any amounts deferred under SEIP and/or DEIP prior to the creation of SDCP.  The investment choices available to the participant mirror those of our 401(k) plan.  Amounts in this column were previously reported in the Summary Compensation table for the years 2008 – 2010 as follows:  Mr. Owens $932,148; Mr. Oberhelman $310,070; Mr. Lavin $408,562; Mr. Levenick $571,320; Mr. Rapp $187,108; Mr. Vittecoq $278,399; Mr. Wunning $1,011,498; and Mr. Burritt $323,959.

Potential Payments Upon Termination or Change in Control

General

Caterpillar does not have any special severance agreements or packages (such as golden parachutes) under which payments are to be made to any NEO.  Potential payments to NEOs may, however, be available under the terms of existing compensation and benefit programs in the case of termination (including voluntary separation, termination for cause or long-service separation) or a change in control of the Company.  The terms applicable to these potential payments in various termination scenarios are discussed below.

The following payments are not quantified in the following tabular information: Payments that would be provided to an NEO under plans generally available to management employees who are similarly situated to the NEOs in age, years of service, date of hire, etc. and that do not discriminate in favor of the NEOs (such as death and disability benefits, retiree medical and life insurance benefits).  The discussion below assumes that each NEO is eligible for benefits unless otherwise noted.

The following narrative and tabular information describes and quantifies certain payments and benefits that would become payable under existing plans and arrangements if the named executive’s employment had terminated on December 31, 2010.  The information is provided relative to the NEO’s compensation and service levels as of the date specified.  If applicable, they are based on the Company’s closing stock price on December 31, 2010.

Terms of Potential Payments – Termination

The terms of potential payments to NEOs in each of the following termination scenarios under existing compensation and benefit programs follows:

▪	Voluntary Separation (resignation or termination without cause)
▪	Termination for Cause (termination)
▪	Long-Service Separation (retirement after age 55 with 10 or more years of Company service).

Equity awards

Unvested equity awards granted to NEOs in accordance with the long-term plan become fully vested and exercisable upon retirement.  If terminated, equity awards that are outstanding (whether vested or unvested) will expire.  Potential amounts and assumptions regarding equity awards are included in the "Potential Payments upon Termination or Change in Control" table (Potential Payments table) on page 60.  These terms are applicable to all employees covered by the LTIP.

Short-term incentive pay

In the event of retirement at December 31, 2010, NEOs would be eligible to receive the amount otherwise payable to them for the 2010 plan year under their applicable STIP.  NEOs must be employed on the last day of the year to receive the full amount payable to them under ESTIP or STIP.  NEOs who retire during the year receive a pro-rated payment.  Potential amounts and assumptions regarding the short-term incentive pay are included in the Potential Payments table on page 60.

Long-term performance awards

In the event of retirement at December 31, 2010, NEOs would be eligible to receive amounts otherwise payable to them under the LTCPP feature of the Caterpillar Inc. 2006 Long-Term Incentive Plan and the 1996 Stock Option and Long-Term Incentive Plan.  The NEOs’ eligibility and award amount would be determined at the conclusion of the performance period, depending on the achievement of the established performance criteria.  Potential amounts and assumptions regarding the long-term incentive pay are included in the Potential Payments table on page 60.  These terms are applicable to all employees covered by these long-term plans.

Deferred compensation

The "2010 Nonqualified Deferred Compensation" table on page 57 describes unfunded, non-qualified deferred compensation plans that permit the deferral of salary, bonus and short-term cash performance awards by NEOs.  These plans also provide for matching contributions by the Company.  LTCPP pay may also be deferred, but is not eligible for a Company matching contribution.

NEOs are eligible to receive the amount in their deferred compensation accounts following termination under any termination scenario unless the named executive elects to further defer payment as permitted by the plans.  The “Non-Qualified Deferred Compensation” column of the Potential Payments table assumes the NEO terminated employment at December 31, 2010, with no further deferral of payments.

Severance pay

Other than in accordance with the terms of existing compensation and benefit programs, the Company is not obligated to provide any special severance payments to any NEOs.  As noted in the CD&A, in connection with Mr. Burritt’s retirement, the company and Mr. Burritt entered into a separation agreement pursuant to which the Company agreed to continue Mr. Burritt’s salary and benefits through September 30, 2010, his last day of employment, pay Mr. Burritt an aggregate amount of $1,347,027 and provide Mr. Burritt with outplacement services for six months or until his commencement of employment with another employer.  The amounts paid to Mr. Burritt in connection with his separation are reflected in the Potential Payments table on page 60 of this proxy.

Perquisites

In the event of retirement, perquisites such as security may be provided to the NEO at the discretion of the Compensation Committee.  June 8, 2010, the Compensation Committee approved the following retirement benefits for Mr. Owens.

▪	Provision of an office in the Peoria area for up to 5 years following retirement.
▪
Administrative assistant support for 2 years following retirement, up to 30 hours per week.  Following this 2-year period, the Company will reimburse Mr. Owens up to $4,500 per month for administrative needs for an additional 3 years.

▪
The Company will continue to provide home security to Mr. Owens at the current level through December 31, 2012.  Beginning January 1, 2013, the Company will provide security upon Mr. Owens’ request at his Peoria residence on an out-of-pocket cost recovery basis.

▪
The Company will provide Mr. Owens and his administrative assistant with a laptop computer, standard home/office equipment and software.  IT support will be provided to both individuals at the Company’s expense for 5 years following retirement.

▪	Mr. Owens will have continued use of the Company’s travel agency for up to 5 years following retirement, but he will be responsible for all costs and expenses associated with that service.
▪	Mr. Owens will not have use of the Company aircraft following retirement.
▪	The Company will not provide for any tax gross-ups and the tax consequences of the benefits listed here are the responsibility of Mr. Owens.

Pension benefits

The footnotes to the "2010 Pension Benefits" table on page 56 include a description of the defined benefit pension plans (qualified and non-qualified) in which the NEOs participate, including the years of credited service and the present value of each NEO’s accumulated pension benefit.  These pension benefits are available to management employees generally and are not quantified in the tabular information in the Potential Payments table.

Terms & Potential Payments – Change in Control

Change in control provisions within our long and short-term plans generally provide for accelerated vesting.  Potential payment amounts and assumptions are included in the following Potential Payments table.  These change in control provisions are designed so that employees are not harmed in the event of termination of employment without cause or for good reason within 12 months following a change in control.  The provisions are intended to ensure that executives evaluate business opportunities in the best interests of stockholders.  The terms are applicable to all employees covered by these plans, and there are no payments made for voluntary separation, resignation or termination for cause.

Potential Payments Upon Termination or Change in Control
		Equity Awards		Incentive
Name	Termination Scenario	Stock Options/ SARs 1	Restricted Stock/ RSUs 2	Short-term Incentive 3	Long-term Incentive 4	Post Termination Benefits 5	Non-Qualified Deferred Compensation 6	Total
J.W. Owens	Voluntary Separation/Resignation	$—	$—	$—	$—	—	$—	$—
	Long-Service Separation/Retirement	$30,884,884	$26,794,749	$2,134,755	$2,342,228	317,358	$4,603,846	$67,077,820
	Termination for Cause	$—	$—	$—	$—	—	$—	$—
	Change in Control	$—	$—	$—	$—	—	$—	$—
D.R. Oberhelman	Voluntary Separation/Resignation	$—	$—	$—	$—	—	$3,981,771	$3,981,771
	Long-Service Separation/Retirement	$23,998,577	$1,971,262	$1,632,657	$1,738,045	—	$3,981,771	$33,322,312
	Termination for Cause	$—	$—	$—	$—	—	$3,981,771	$3,981,771
	Change in Control	$23,998,577	$1,971,262	$2,662,453	$2,607,068	—	$3,981,771	$35,221,131
R.P. Lavin	Voluntary Separation/Resignation	$—	$—	$—	$—	—	$1,730,162	$1,730,162
	Long-Service Separation/Retirement	$17,542,810	$1,533,027	$715,347	$642,404	—	$1,730,162	$22,163,750
	Termination for Cause	$—	$—	$—	$—	—	$1,730,162	$1,730,162
	Change in Control	$17,542,810	$1,533,027	$1,168,008	$963,607	—	$1,730,162	$22,937,614
S.L. Levenick	Voluntary Separation/Resignation	$—	$—	$—	$—	—	$6,468,518	$6,468,518
	Long-Service Separation/Retirement	$17,823,953	$1,335,498	$894,172	$802,996	—	$6,468,518	$27,325,137
	Termination for Cause	$—	$—	$—	$—	—	$6,468,518	$6,468,518
	Change in Control	$17,823,953	$1,335,498	$1,459,992	$1,204,493	—	$6,468,518	$28,292,454
E.J. Rapp	Voluntary Separation/Resignation	$—	$—	$—	$—	—	$2,763,256	$2,763,256
	Long-Service Separation/Retirement	$18,100,494	$1,523,661	$715,347	$642,404	—	$2,763,256	$23,745,162
	Termination for Cause	$—	$—	$—	$—	—	$2,763,256	$2,763,256
	Change in Control	$18,100,494	$1,523,661	$1,168,008	$963,607	—	$2,763,256	$24,519,026
G.R. Vittecoq	Voluntary Separation/Resignation	$—	$—	$—	$—	—	$3,813,728	$3,813,728
	Long-Service Separation/Retirement	$18,131,888	$1,477,955	$1,296,460	$955,687	—	$3,813,728	$25,675,718
	Termination for Cause	$—	$—	$—	$—	—	$3,813,728	$3,813,728
	Change in Control	$18,131,888	$1,477,955	$1,791,912	$1,433,530	—	$3,813,728	$26,649,013
S.H. Wunning	Voluntary Separation/Resignation	$—	$—	$—	$—	—	$4,728,965	$4,728,965
	Long-Service Separation/Retirement	$17,738,225	$1,304,403	$894,172	$802,996	—	$4,728,965	$25,468,761
	Termination for Cause	$—	$—	$—	$—	—	$4,728,965	$4,728,965
	Change in Control	$17,738,225	$1,304,403	$1,459,992	$1,204,493	—	$4,728,965	$26,436,078
D.B. Burritt	Voluntary Separation/Resignation	$—	$—	$—	$—	—	$—	$—
	Long-Service Separation/Retirement	$5,613,905	$794,563	$415,569	$378,000	$1,347,027	$1,137,383	$9,686,447
	Termination for Cause	$—	$—	$—	$—	—	$—	$—
	Change in Control	$—	$—	$—	$—	—	$—	$—

1
In the event of termination of employment due to a change in control, maximum payout factors are assumed for amounts payable under the Caterpillar Inc. 2006 Long-Term Incentive Plan (LTIP) and the prior plan, the Caterpillar Inc. 1996 Stock Option and Long-Term Incentive Plan and ESTIP. Additionally, all unvested stock options, SARs, restricted stock and RSUs vest immediately. Stock options and SARs remain exercisable over the normal life of the grant. For valuation purposes, as of December 31, 2010, when the closing price of Caterpillar common stock was $93.66, all outstanding grants were in the money. The 2008, 2009 and 2010 grants were not fully vested as of December 31, 2010. For separations due to long-service separation/retirement, death and disability, the life of the equity grant is reduced to a maximum of 60 months from the date of separation or 10 years from the original granting date, whichever occurs first. For voluntary separations, the equity grant life is reduced to 60 days from the date of separation. As noted in footnote (1) in the 2010 Summary Compensation Table, since Mr. Owens and Mr. Burritt retired prior to December 31st, all outstanding grants vested per the Long Service Separation provision of the 2006 LTIP.

2
The LTIP allows immediate vesting to occur on outstanding restricted stock and RSUs in the event of a change in control. The valuation shown is based upon the number of shares vesting multiplied by the closing price of Caterpillar common stock on December 31, 2010, which was $93.66 per share. As noted in footnote (1) in the 2010 Summary Compensation Table, since Mr. Owens and Mr. Burritt retired prior to December 31st, all outstanding grants vested per the Long Service Separation provision of the 2006 LTIP.

3
ESTIP provisions provide for the maximum payout allowed under the plan in the event of a change in control. The plan provisions limit the payout to a maximum of $4 million in any single year. Amounts shown for change in control represent the maximum payout available under ESTIP for all NEOs, with the exception of Mr. Burritt. Mr. Burritt is a participant in STIP, which has no plan provisions for a change in control. Thus, Mr. Burritt’s amount shown for change in control is his actual payout available under the plan. In the event of a voluntary separation or termination for cause before the completion of the performance period, both the ESTIP and STIP plan participant forfeit any benefit. Participants in both the ESTIP and STIP who separate due to long-service separation/retirement receive a prorated benefit based on the time of active employment during the performance period.

4
The LTCPP provisions provide for maximum payout allowed for each open plan cycle in the event of a change in control. Participants who separate via a change in control receive a prorated benefit based on the time of active employment during the performance period. Change in control amounts shown for all NEOs represent a prorated benefit at maximum payout for plan cycles 2009-2011 and 2010-2012, both of which are open cycles as of December 31, 2010. Plan provisions in effect for the 2009-2011 and 2010-2012 performance cycle restrict Mr. Owens and Mr. Oberhelman’s payout to $5 million per plan cycle. The 2008-2010 plan cycle amounts are not shown as this cycle was fully vested as of December 31, 2010. Participants who separate via a long-service separation/retirement receive a prorated benefit based on the time of active employment during the performance period. The amount shown for long-service separation/retirement is the NEO’s prorated benefit based on a target payout for plan cycles 2009-2011 and 2010-2012, both of which were open cycles as of December 31, 2010. Participants forfeit any benefit upon a voluntary separation or a termination for cause that occurs prior to the completion of the performance period.

5		For a description of these benefits refer to Note 6 in the "2010 All Other Compensation Table."
6		Amounts assume Termination or Change in Control separation occurring on December 31, 2010, with no further deferral of available funds.

Director Compensation

Of our current Board members, only Mr. Oberhelman is a salaried employee of Caterpillar. Non-employee directors are compensated for Board service.  For 2010, compensation for non-employee directors was comprised of the following components:

Retainer:	$208,000 annually (effective April, 2009)
Committee Chairman Stipend:	Audit	$15,000 annually
	Compensation	$10,000 annually
	Governance	$10,000 annually
	Public Policy	$10,000 annually
Audit Committee Members Stipend:	$10,000 annually

In February of 2011, the Board modified the director compensation to include a mixture of cash and equity and increased the total compensation to $250,000. The new cash retainer fee is $150,000, and $100,000 of restricted stock will be granted with a one-year vesting period.  The Audit and Compensation committee chair will receive a $20,000 stipend, and the Governance and Public Policy chair will receive a $15,000 stipend, with no additional fee for serving on the audit committee.  This new compensation structure more aligns the Board compensation with our benchmarking peer group. In conjunction with this overall increase in the director compensation, target ownership guidelines require directors to own Caterpillar common stock in the amount of two and one half times their annual compensation.  Directors have a five-year period from date of election or appointment to meet the target ownership guidelines.

In addition to the above, the Company reimburses non-employee directors’ expenses related to meeting attendance.

Under Caterpillar’s Directors’ Deferred Compensation Plan (DDCP), directors may defer 50 percent or more of their annual retainer and stipend in an interest-bearing account or an account representing equivalent shares of Caterpillar stock.

Directors appointed or elected to the Board of Directors prior to April 1, 2008, may also participate in a Charitable Award Program.  Under the program, a donation of up to $1 million will be made by the Company, in the director’s name, in 10 equal annual installments, with the first installment to be made as soon as practicable after the director’s death.  Of the total donation, half will be donated to the eligible tax-exempt organization(s) selected by the director, and the remainder will be directed to the Caterpillar Foundation.  The maximum amount payable is $1 million on behalf of each eligible director.  The sum is based on the director’s length of service.  The program is financed through the purchase of life insurance policies.  Directors derive no financial benefit from the program.  Premiums paid by the Company for this program are included in the following "2010 All Other Director Compensation Table" for non-employee directors and in the "2010 All Other Compensation Table" on page 52 for Mr. Owens.

Director Compensation for 2010
Director	Fees Earned or Paid in Cash	Stock Awards 1		Option Awards 1		All Other Compensation 2	Total
W. Frank Blount	$218,004	$	N/A	$	N/A	$5,500	$223,504
John R. Brazil	$208,008	$	N/A	$	N/A	$1,500	$209,508
Daniel M. Dickinson	$218,004	$	N/A	$	N/A	$4,000	$222,004
John T. Dillon	$223,008	$	N/A	$	N/A	$3,500	$226,508
Eugene V. Fife	$208,008	$	N/A	$	N/A	$34,879	$242,887
Gail D. Fosler	$218,004	$	N/A	$	N/A	$—	$218,004
Juan Gallardo	$208,008	$	N/A	$	N/A	$1,500	$209,508
David R. Goode	$218,004	$	N/A	$	N/A	$40,611	$258,615
Peter A. Magowan	$208,008	$	N/A	$	N/A	$1,500	$209,508
William A. Osborn	$218,004	$	N/A	$	N/A	$1,500	$219,504
Charles D. Powell	$218,004	$	N/A	$	N/A	$34,879	$252,883
Edward B. Rust, Jr.	$208,008	$	N/A	$	N/A	$36,557	$244,565
Susan C. Schwab	$208,008	$	N/A	$	N/A	$9,000	$217,008
Joshua I. Smith	$208,008	$	N/A	$	N/A	$1,500	$209,508

1
As of December 31, 2010, the number of shares of stock/ vested and non-vested options held by each non-employee director was:  Mr. Blount: 18,323/ 54,439 (which consists of 40,000 non-qualified stock options (NQs), 12,833 SARs and 1,606 RSUs); Mr. Brazil: 8,803/ 30,439 (which consists of 16,000 NQs, 12,833 SARs and 1,606 RSUs); Mr. Dickinson: 3,820/ 7,439 (which consists of 5,833 SARs and 1,606 RSUs); Mr. Dillon: 31,787/ 54,439 (which consists of 40,000 NQs, 12,833 SARs and 1,606 RSUs); Mr. Fife: 20,000/ 38,439 (which consists of 24,000 NQs, 12,833 SARs and 1,606 RSUs);  Ms. Fosler: 8,515/ 30,439 (which consists of 16,000 NQs, 12,833 SARs and 1,606 RSUs);  Mr. Gallardo: 220,756/ 54,439 (which consists of 40,000 NQs, 12,833 SARs and 1,606 RSUs);  Mr. Goode: 58,253/ 46,439 (which consists of 32,000 NQs, 12,833 SARs and 1,606 RSUs);  Mr. Magowan: 304,984/ 30,439 (which consists of 16,000 NQs, 12,833 SARs and 1,606 RSUs);  Mr. Osborn: 34,725/ 30,439 (which consists of 16,000 NQs, 12,833 SARs and 1,606 RSUs);  Mr. Powell: 7,147/ 54,439 (which consists of 40,000 NQs, 12,833 SARs and 1,606 RSUs);  Mr. Rust: 12,933/ 30,439 (which consists of 16,000 NQs, 12,833 SARs and 1,606 RSUs); Ms. Schwab: 4,098/0 and Mr. Smith: 10,985/ 34,439 (which consists of 20,000 NQs, 12,833 SARs and 1,606 RSUs.  Mr. Dickinson, Mr. Dillon, Mr. Gallardo, Mr. Goode, Mr. Magowan, and Mr. Rust deferred 100 percent of their 2010 retainer fee into the Directors’ Deferred Compensation Plan.

2	All Other Compensation represents Company matching gift contributions and premium cost, plus administrative fees associated with the Directors’ Charitable Award Program.

2010 All Other Director Compensation Table
Director	Company Matching Gift Contributions 1	Directors’ Charitable Award Program – Insurance Premiums and Administrative Costs 2	Total
W. Frank Blount	$4,000	$1,500	$5,500
John R. Brazil	$—	$1,500	$1,500
Daniel M. Dickinson	$3,000	$1,000	$4,000
John T. Dillon	$2,000	$1,500	$3,500
Eugene V. Fife	$—	$34,879	$34,879
Gail D. Fosler	$—	$—	$—
Juan Gallardo	$—	$1,500	$1,500
David R. Goode	$39,111	$1,500	$40,611
Peter A. Magowan	$—	$1,500	$1,500
William A. Osborn	$—	$1,500	$1,500
Charles D. Powell	$—	$34,879	$34,879
Edward B. Rust, Jr.	$4,000	$32,557	$36,557
Susan C. Schwab	$9,000	$—	$9,000
Joshua I. Smith	$—	$1,500	$1,500

1
Outside directors are eligible to participate in the Caterpillar Foundation Matching Gift Program.  The Foundation will match contributions to eligible two-year or four-year colleges or universities, arts and cultural institutions, public policy and environmental organizations, up to a maximum of $2,000 per eligible organization per calendar year.

2
The amounts listed represent the named directors’ year 2010 insurance premium and administrative fee.  For directors whose policy premiums are fully paid, the amount shown represents only the administrative fee of $1,500.  Ms. Schwab is not eligible to participate in this program, as she joined the Board after the program’s elimination period for new participants.

Compensation Risk

The Compensation Committee regularly reviews the Company’s compensation policies and practices, including the risks created by the Company’s compensation plans.  In addition, the Company also conducted a review of its compensation plans and related risks to the Company.  The Company reviewed its analysis with the Compensation Committee, and the Compensation Committee concluded that the compensation plans reflected the appropriate compensation goals and philosophy.  Based on this review and analysis, the Company has concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis.

Director Legal Proceedings

On May 11, 2000, the First Circuit Court in Mexico City granted Grupo Azucarero México, S.A. de C.V., a public company of which Juan Gallardo is the controlling stockholder, suspension of payments protection, which was at that time a legal protection under Mexican law similar to Chapter 11 of the U.S.  Bankruptcy Code.  This protection enabled the company to continue its operations pending a debt restructuring.  In August 2006, the company and its subsidiaries reached an agreement with its creditors and such agreement was approved by the Mexican Court.  As a result of the foregoing Grupo Azucarero México, S.A. de C.V. is no longer under the suspension of payments protection.

Matters Raised at the Annual Meeting not Included in this Statement

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this statement.  If any other matter is properly presented, proxy holders will vote on the matter in their discretion.

Under Caterpillar’s Bylaws, a stockholder may bring a matter to vote at the Annual Meeting by giving adequate notice to Caterpillar Inc. by mail c/o Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.  To qualify as adequate, the notice must contain the information specified in our Bylaws.  In the case of stockholder nominations of directors, notice must be received by us not less than 90 days prior to the Annual Meeting.  In the case of all other matters, notice must be received by us not less than 45 days nor more than 90 days prior to the Annual Meeting.  However, in the case of matters other than stockholder nominations of directors, if less than 60 days’ notice of the Annual Meeting date is given to stockholders, notice of a matter to be brought before the Annual Meeting may be provided to us up to the 15th day following the date the notice of the Annual Meeting was provided.  For more information regarding stockholder nominations of directors, see “Governance Committee—Stockholder Nominations” in Part Two of this proxy statement.

Access to Form 10-K

On written request, we will provide, without charge to each record or beneficial holder of Caterpillar common stock as of April 11, 2011, a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, including the financial statements and schedules thereto.  Written requests should be directed to Caterpillar Inc. c/o Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.

Admission and Ticket Request Procedure

Admission
Admission is limited to stockholders of record on April 11, 2011 and one immediate family member, or one individual designated as a stockholder’s authorized proxy holder or one representative designated in writing to present a stockholder proposal.  In each case, the individual must have an admission ticket and valid government issued photo identification to be admitted to the Annual Meeting.  In addition, share ownership will be verified.

Ticket Request Deadline
Ticket requests must include all information specified in the applicable table below and be submitted in writing and received by Caterpillar on or before May 27, 2011.  No requests will be processed after that date.

To Submit a Request
Submit ticket requests by mail to Corporate Secretary, 100 NE Adams Street, Peoria, Illinois 61629-6490 or by facsimile to 309-494-1467.  Ticket requests by telephone will not be accepted.

Authorized Proxy Representative
A stockholder may appoint a representative to attend the Annual Meeting and/or vote on his/her behalf.  The admission ticket must be requested by the stockholder but will be issued in the name of the authorized representative.  Individuals holding admission tickets that are not issued in their name will not be admitted to the Annual Meeting.  The stockholder information specified below and a written proxy authorization must accompany the ticket request.

Proponent of a Stockholder Proposal
For each stockholder proposal included in this proxy statement, the stockholder sponsor should notify the Company in writing of the individual authorized to present the proposal on behalf of the stockholder at the Annual Meeting.  One admission ticket will be issued for the designated representative.

Media
Accredited members of the media must register with the Company prior to the Annual Meeting.  To register, please contact Jim Dugan by phone 309-494-4100 or e-mail (Dugan_Jim@CAT.com).

Analysts
Analysts must register with the Company prior to the Annual Meeting.  To register, please contact Mike DeWalt by phone 309-675-4549 or e-mail (CATir@CAT.com).

Registered Stockholders
For ownership verification provide:
Option A
▪	Name(s) of stockholder,
▪	Address,
▪	Phone number, and
▪	Social security number or stockholder account key or

Option B
▪	A copy of your proxy card or notice showing stockholder name and address

Also include:
▪	Name of immediate family member guest, if not a stockholder
▪	Name of authorized proxy representative, if applicable
▪	Address where tickets should be mailed and phone number
Beneficial Holders
For ownership verification provide one of the following:
▪	A copy of your April brokerage account statement showing Caterpillar stock ownership as of the record date (4/11/11); or
▪	A letter from your broker, bank or other nominee verifying your record date (4/11/11) ownership; or
▪	A copy of your brokerage account voting instruction card showing stockholder name and address

Also include:
▪	Name of immediate family member guest, if not a stockholder
▪	Name of authorized proxy representative, if applicable
▪	Address where tickets should be mailed and phone number

Appendix A – Amended and Restated Caterpillar Inc. Executive Short-Term Incentive Plan

CATERPILLAR INC.
EXECUTIVE SHORT-TERM INCENTIVE PLAN
(Amended and Restated, January 1, 2011)

Section 1.  PURPOSE

Effective as of January 1, 2002, Caterpillar Inc. (the “Company”) established the Caterpillar Inc. Executive Incentive Compensation Plan to advance the interests of the Company and its subsidiaries by providing an annual incentive bonus to be paid to certain executive officers of the Company based on the achievement of pre-established quantitative performance goals.  In 2006, the Company amended and restated such plan and renamed it the “Caterpillar Inc. Executive Short-Term Incentive Plan” (the “Plan”).  By this document, the Company hereby continues the Plan by amending and restating the Plan in its entirety effective January 1, 2011.

The Plan is a performance-based compensation plan as defined in Section 162(m) of the Internal Revenue Service of 1986, as amended (“Code”) and payments under the Plan are intended to qualify for tax deductibility under Section 162(m).  Payments under the Plan are intended to constitute performance-based compensation, and distributions are intended to be short-term deferrals (and, therefore, not deferred compensation), for purposes of Section 409A of the Code.

Section 2.  ADMINISTRATION

The Plan shall be administered by the Compensation Committee (“Committee”) of the Board of Directors of the Company (“Board”), which is composed solely of members of the Board that are outside directors, as that term is defined in Section 162(m) of the Code.  The Committee shall have the authority to grant awards under the Plan to executive officers of the Company.  Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee also shall have the authority and discretion to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for administration of the Plan.

Section 3.  PERFORMANCE AWARDS

3.1.  Eligible Participants

Individuals who occupy the positions of Chief Executive Officer and Group President as well as any other Company officers specifically designated by the Committee are eligible to participate in the Plan (“Eligible Participants”).  Absent a specific designation by the Committee, participation in the Plan will be limited to the Chief Executive Officer and Group Presidents.

3.2.  Award Criteria

On or prior to the ninetieth day of each fiscal year of the Company (“Performance Period”) for which an award (“Performance Award”) is payable hereunder, the Committee shall establish the performance factors (“Performance Measures”) applicable to the award for that Performance Period, the objective criteria based on those Performance Measures pursuant to which the bonus for that Performance Period is to be payable (“Performance Targets”) and the amounts potentially payable based on the achievement or partial achievement of those Performance Targets.  The Committee shall have sole discretion to determine the Company Performance Measures and Performance Targets applicable to the Performance Award, and the method of Performance Award calculation.  Performance Measures may be based on any of the following factors, alone or in combination, as the Committee deems appropriate: (i) revenue; (ii) primary or fully-diluted earnings per share; (iii) earnings before interest, taxes, depreciation, and/or amortization; (iv) pretax income; (v) cash flow from operations; (vi) total cash flow; (vii) return on equity; (viii) return on invested capital; (ix) return on assets; (x) net operating profits after taxes; (xi) economic value added; (xii) total stockholder return; (xiii) return on sales; (xiv) realized 6 Sigma benefits; or (xv) operating profit after capital charge; or (xvi) any individual performance objective which is measured solely in terms of quantifiable targets related to the Company or the Company’s business.  Performance Targets may include a minimum, maximum and target level of performance with the size of Performance Awards based on the level attained. Once established, Performance Targets and Performance Measures shall not be changed during the Performance Period; provided, however, that the Committee may, in its discretion, eliminate or decrease the amount of a Performance Award otherwise payable to an Eligible Participant.

The maximum dollar amount that any Eligible Participant may be paid in any single year under the Plan may not exceed $4 million.

3.3.  Payment of Awards

As soon as practicable after the Company’s audited financial statements are available for the Performance Period for which the incentive compensation will be paid, the Committee shall determine the Company’s performance in relation to the Performance Targets for that Performance Period.  The Committee shall certify in writing the extent to which Performance Targets were satisfied.

The Committee may provide, when it establishes Performance Measures under Section 3.2, that in determining the Company’s performance in relation to the Performance Targets for the Performance Period, adjustments shall be made in the method of calculating attainment of performance objectives for one or more of the following reasons: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (iii) to exclude restructuring and/or other nonrecurring charges; (iv) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (v) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board (FASB); (vi) to exclude the effects to any statutory adjustments to corporate tax; (vii) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles (GAAP); or (viii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; and (ix) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.  Any adjustment provided for pursuant to the foregoing shall be set forth in objective terms meeting the requirements for performance-based compensation under Section 162(m) of the Code.

Performance Awards shall be paid in cash within two and one-half months after the end of the Performance Period and shall be made in a manner that will cause Performance Awards paid hereunder to be short-term deferrals as described in Treas. Reg. Section 409A-1(b)(4).  Federal, state and local taxes will be withheld as appropriate.

Notwithstanding anything in the Plan to the contrary, an Eligible Participant shall not be vested in any Performance Awards and an Eligible Participant shall not be entitled to payment hereunder in advance of actual receipt by such Eligible Participant of the payment.

3.4.  Termination of Employment

To receive a Performance Award, the Eligible Participant must be employed by the Company or one of its subsidiaries on the last day of the Performance Period. If an Eligible Participant terminates employment before such date by reason of death, disability or retirement, a payout based on the time of employment during the Performance Period shall be distributed.  Eligible Participants employed on the last day of the Performance Period, but not for the entire Performance Period, shall receive a payout prorated for that part of the Performance Period for which they were Eligible Participants. If the Eligible Participant is deceased at the time of a Performance Award payment for which the Eligible Participant is eligible, the payment shall be made to the Eligible Participant’s estate.

3.5.  Clawback Provision

Any Eligible Participant whose negligent, intentional or gross misconduct contributes to the Company’s having to restate all or a portion of its financial statements shall be required to reimburse the Company for any payments received under this Plan, as determined by the Board of Directors, an authorized committee, or its designee, pursuant to the Caterpillar Inc. Guidelines on Corporate Governance Issues, as adopted on February 14, 2007 and any subsequent amendments thereto.

Section 4.  CHANGE OF CONTROL

4.1.  Effect on Awards

Unless the Committee shall otherwise expressly provide in the agreement relating to an award under the Plan, upon the occurrence of a Change of Control as defined below, all Performance Awards for a Performance Period not completed at the time of the Change of Control shall be payable to Eligible Participants in an amount equal to the product of the maximum award opportunity for the Performance Award and a fraction, the numerator of which is the number of months that have elapsed since the beginning of the Performance Period through the later of (i) the date of the Change of Control or (ii) for each Eligible Participant, the date the Eligible Participant terminates employment, and the denominator of which is twelve; provided, however, that if this Plan shall remain in effect after a Change of Control, a Performance Period is completed during that time, and the Eligible Participant’s employment has not terminated, this provision shall not apply.

4.2.  Change of Control Defined

For purposes of the Plan, a “Change of Control” shall be deemed to have occurred if:

(a)  Any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (“Exchange Act”)), directly or indirectly, of securities of the Company representing 15 percent or more of the combined voting power of the Company’s then outstanding common stock, unless the Board by resolution negates the effect of this provision in a particular circumstance, deeming that resolution to be in the best interests of Company stockholders;

(b)  During any period of two consecutive Performance Periods, there shall cease to be a majority of the Board comprised of individuals who at the beginning of such period constituted the Board;

(c)  The stockholders of the Company approve a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d)  Company stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

Section 5.  AMENDMENT AND TERMINATION

The Committee may amend, suspend or terminate the Plan at any time (including but not limited to any time following the close of the Performance Period and prior to the date payment is made) in its sole and absolute discretion.  The Committee may amend the Plan without stockholder approval, unless such approval is necessary to comply with applicable laws, including provisions of the Exchange Act or the Code.  Termination of the Plan shall not affect any Performance Awards previously paid under the Plan.

Section 6.  SECTION 162(M) COMPLIANCE

The Company intends that awards made pursuant to the Plan constitute “qualified performance-based compensation” satisfying the requirements of Section 162(m) of the Code.  Accordingly, the Plan shall be interpreted in a manner consistent with 162(m) of the Code.  If any provision of the Plan is intended to but does not comply with, or is inconsistent with, the requirements of section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with, Section 162(m) of the Code.

Nothing in this Plan precludes the Company from making additional payments or special awards to Eligible Participants outside of the Plan that may or may not qualify as “performance-based” compensation under Section 162(m), provided that such payment or award does not affect the qualification of any incentive compensation payable under the Plan as “performance-based” compensation.

Section 7.  EMPLOYMENT RIGHTS

No provision of the Plan nor any action taken by the Committee or the Company pursuant to the Plan shall give or be construed as giving any Eligible Participant any right to be retained in the employ of the Company or affect or limit the right of the Company to terminate such employment.

Section 8.  TERM

8.1.  Effective Date

This amendment and restatement of the Plan shall continue the Plan effective January 1, 2011, provided the Plan as amended and restated herein is approved by Company stockholders at the next regularly scheduled meeting of Company stockholders following January 1, 2011 and provided that no payments are made hereunder for Performance Periods beginning on or after January 1, 2011 until such stockholder approval is obtained.  If Company stockholders do not approve the Plan as amended and restated herein, this amendment and restatement of the Plan shall become null and void.  Notwithstanding the foregoing, nothing shall prevent the payment of awards on or after January 1, 2011 for the Performance Period ending on December 31, 2010.

8.2.  Expiration Date

Unless extended by appropriate Company action, this amendment and restatement of the Plan shall expire December 31, 2015 except that such expiration shall not affect the payment of awards for the Performance Period ending on December 31, 2015.

Proxy Card

PROXY AND VOTING INSTRUCTION

ANNUAL MEETING OF STOCKHOLDERS-- JUNE 8, 2011

This proxy is solicited on behalf of the Board of Directors

At the Annual Meeting of Stockholders of Caterpillar Inc. (the “Company” or “Caterpillar”) on June 8, 2011, or at any adjournments thereof, the undersigned hereby (i) appoints Christopher C. SPEARS, Christopher M. REITZ and Joni J. FUNK, and each of them, proxies with power of substitution to vote the common stock of the undersigned and/or (ii) directs THE NORTHERN TRUST COMPANY, CIBC MELLON TRUST COMPANY or RELIANCE TRUST COMPANY, as Trustee, to appoint Christopher C. SPEARS, Christopher M. REITZ and Joni J. FUNK, and each of them, proxies with power of substitution to vote all shares of the Company’s stock credited to the accounts of the undersigned under any Caterpillar or subsidiary employee benefit plan at the close of business on April 11, 2011, as directed hereon on the following matters, and, in their discretion, on any other matters that may come before the meeting. For employee benefit plan participants, if the trustees have not received directions from the undersigned by 8:00 a.m. Eastern Time, on June 6, 2011, the trustees will act in accordance with the employee benefit plan documents.

You are encouraged to specify your choices by marking the appropriate boxes. However, if you wish to vote in accordance with the Board of Directors’ recommendations, simply sign and return this card.

This Proxy, when properly executed, will be voted in the manner you have directed. If you return a signed proxy with no direction given, it will be voted in accordance with the Board of Directors’ recommendations.

SEE REVERSE SIDE

^TO VOTE BY MAIL, PLEASE DETACH HERE^

PLEASE VOTE TODAY!

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year’s proxy materials via the Internet. To sign up for this optional service, visit https://www.proxyvotenow.com/cat. Please note you must type an “s” after “http”.

X	Please mark your vote as in this example

Directors recommend a vote “FOR” Proposals 1-4, and “1 YEAR” on Proposal 5

	FOR	WITHHOLD
1. Election of the following nominees as directors:
Nominees
01. David L. Calhoun
02. Daniel M. Dickinson
03. Eugene V. Fife
04. Juan Gallardo
05. David R. Goode
06. Jesse J. Greene, Jr.
07. Peter A. Magowan
08. Dennis A. Muilenburg
09. Douglas R. Oberhelman
10. William A. Osborn
11. Charles D. Powell
12. Edward B. Rust, Jr.
13. Susan C. Schwab
14. Joshua I. Smith
15. Miles D. White

For, except vote withheld from the following nominee(s):

	FOR	AGAINST	ABSTAIN
2. Ratify the appointment of independent registered public accounting firm for 2011

3. Company Proposal — Approve Amended and Restated Caterpillar Inc. Executive Short-Term Incentive Plan

4. Company Proposal — Advisory Vote on Executive Compensation

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
5. Company Proposal — Advisory Vote on the Frequency of Executive Compensation Votes

Directors recommend a vote “AGAINST” Proposals 6-12

	FOR	AGAINST	ABSTAIN
6. Stockholder Proposal — Report on Political Contributions and Expenses

7. Stockholder Proposal — Executives to Retain Significant Stock

8. Stockholder Proposal — Director Election Majority Vote Standard

9. Stockholder Proposal — Special Stockholder Meetings

10. Stockholder Proposal — Independent Chairman of the Board

11. Stockholder Proposal — Review Global Corporate Standards

12. Stockholder Proposal — Death Benefits Policy

DATE	2011

SIGNATURE

SIGNATURE

NOTE: Please sign exactly as name appears hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

^TO VOTE BY MAIL, PLEASE DETACH HERE^

YOUR VOTE IS IMPORTANT.

Please take a moment now to vote your shares of Caterpillar Inc.
common stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.
Vote by Telephone—Please call toll-free at 1-888-216-1363 on a touch-tone telephone and follow the simple recorded instructions. Then, if you wish to vote as recommended by the Board of Directors, simply press 1. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts. Your vote will be  confirmed and cast as you directed. (Telephone voting is available for residents of the U.S. and Canada only.)

OR

2.	Vote by Internet—Please access https://www.proxyvotenow.com/cat and follow the simple instructions on the screen. Please note you must type an “s” after “http”.

[Control Number]

You may vote by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the named proxies in the same manner as if you had marked, signed and returned a proxy card.

OR

3.
Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided to: Caterpillar Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5156, New York, NY 10150-5156.

Notice Card
Important Notice Regarding the Availability of
Proxy Materials for the Caterpillar Inc.
Annual Meeting of Stockholders to Be Held on June 8, 2011

As allowed under U.S. Securities and Exchange Commission rules, you are receiving this notice that the proxy materials, including the 2011 proxy statement and 2010 general and financial information, for the Caterpillar Inc. 2011 Annual Meeting of Stockholders are available on the Internet. Follow the instructions below to view the proxy materials and vote online or request paper or e-mail copies. Information about the annual meeting, including the items to be voted on, is provided on the reverse side of this notice.

THIS IS NOT A PROXY CARD. If you wish to cast your vote on a traditional proxy card, you must request that a paper copy of the proxy materials be mailed to you by following the instructions at the bottom of this page.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

[Control Number]

To view the proxy materials, please have this notice available and visit:

www.eproxyaccess.com/cat2011

Please have this notice available when you access the voting website. Follow the instructions on the screen to log into the website to vote. Your Internet vote authorizes the named proxies to vote your  shares in the same manner as if you marked, signed and returned a proxy card.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one by following the instructions below:

•	Internet – Go to www.eproxyaccess.com/cat2011 and follow the registration instructions.

•	Telephone – Call us free of charge at 1-888-216-1280 from within the United States or Canada.

•
E-mail – Send us an e-mail at cat@eproxyaccess.com, using the number in the box above as the subject line, and state whether you wish to receive a paper or e-mail copy of the proxy materials and whether your request is for this meeting only or all future meetings.

There is no charge to you for requesting a copy. Please make your request for a copy as instructed above on or before May 31, 2011 to facilitate timely delivery.

Caterpillar Inc.
Notice of Annual Meeting of Stockholders

The annual meeting of stockholders of Caterpillar Inc. will be held on Wednesday, June 8, 2011 at 1:30 p.m., Central Daylight Time, at the Peabody Grand Ballroom, Three Statehouse Plaza, Little Rock, Arkansas.

The matters intended to be acted upon at the meeting are listed below:

1.
Election of the following nominees as directors: David L. Calhoun, Daniel M. Dickinson, Eugene V. Fife, Juan Gallardo, David R. Goode, Jesse J. Greene, Jr., Peter A. Magowan, Dennis A. Muilenburg, Douglas R. Oberhelman, William A. Osborn, Charles D. Powell, Edward B. Rust, Jr., Susan C. Schwab, Joshua I. Smith and Miles D. White.

2.	Ratify the appointment of the independent registered public accounting firm for the 2011 fiscal year.

3.	Approve the Amended and Restated Caterpillar Inc. Executive Short-Term Incentive Plan.

4.	Advisory Vote on Executive Compensation.

5.	Advisory Vote on the Frequency of Executive Compensation Votes.

6.	Stockholder Proposal - Report on Political Contributions and Expenses.

7.	Stockholder Proposal - Executives to Retain Significant Stock.

8.	Stockholder Proposal - Director Election Majority Vote Standard.

9.	Stockholder Proposal - Special Stockholder Meetings.

10.	Stockholder Proposal - Independent Chairman of the Board.

11.	Stockholder Proposal - Review Global Corporate Standards.

12.	Stockholder Proposal - Death Benefits Policy.

13.	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote FOR the election of each of the nominees for director, FOR the ratification of the appointment of the independent registered public accounting firm for the 2011 fiscal year, FOR the Amended and Restated Caterpillar Inc. Executive Short-Term Incentive Plan, FOR approval of Executive Compensation, in favor of an Advisory Vote on Executive Compensation every year and AGAINST the seven stockholder proposals.

THIS IS NOT A PROXY CARD. If you wish to cast your vote on a traditional proxy card, you must request that a paper copy of the proxy materials be mailed to you by following the instructions on the reverse side of this notice.

These items of business are more fully described in the proxy materials relating to the annual meeting. Follow the instructions on the reverse side of this notice to view the proxy materials and vote via the Internet or to request a paper or e-mail copy of the proxy materials. Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

You are entitled to vote at the annual meeting only if you were a stockholder of Caterpillar Inc. as of the close of business on April 11, 2011, which is the record date for the annual meeting.

If you are a stockholder of record as of the record date, you are invited to attend the annual meeting and you may vote in person.

You must have an admission ticket to attend. Procedures for requesting an admission ticket are included in the proxy materials. Directions to attend the meeting will be provided along with admission tickets.